  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997
                                                     REGISTRATION NO. 333-22359
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                             BIONX IMPLANTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     3841                    22-3458598
     (STATE OR OTHER           (PRIMARY STANDARD            (IRS EMPLOYER
      JURISDICTION                INDUSTRIAL             IDENTIFICATION NO.)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                           279B GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                (610) 296-0919
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ------------
                               DAVID W. ANDERSON
                           279B GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                (610) 296-0919
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                WITH COPIES TO
       PETER H. EHRENBERG, ESQ.               ALEXANDER D. LYNCH, ESQ.
  LOWENSTEIN, SANDLER, KOHL, FISHER &      BROBECK, PHLEGER & HARRISON LLP
             BOYLAN, P.A.                     1633 BROADWAY, 47TH FLOOR
         65 LIVINGSTON AVENUE                 NEW YORK, NEW YORK 10019
      ROSELAND, NEW JERSEY 07068                   (212) 581-1600
            (201) 992-8700
                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement is declared effective.
                                 ------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM          MAXIMUM
    SECURITIES TO BE         TO BE      OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED        REGISTERED(1)   PER UNIT(2)   OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.0019 per share......  2,300,000 shs.     $14.00        $32,200,000       $9,758(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 300,000 shares which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3) Previously paid.
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      Subject To Completion, Dated April 24, 1997
                                2,000,000 SHARES

                          [LOGO]  BIONX IMPLANTS INC.

                                  COMMON STOCK
                                 ------------
  All of the 2,000,000 shares of Common Stock offered hereby are being sold by Bionx Implants, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "BINX."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE""RISK FACTORS" COMMENCING ON PAGE 6.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions[1] Company[2]
--------------------------------------------------------------------------------
Per Share..................................    $           $             $
--------------------------------------------------------------------------------
Total[3]...................................   $           $            $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1. For information regarding indemnification of the Underwriters and additional compensation payable to the Underwriters, see "Underwriting."
2. Before deducting expenses of the offering payable by the Company, estimated at $985,000.
3. The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
   Public will be $    , the Underwriting Discounts and Commissions will be
   $     and the Proceeds to the Company will be $   . See "Underwriting."

                                 ------------
  The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York on or
about      , 1997.

                                 ------------

UBS SECURITIES

            HAMBRECHT & QUIST

                                                    VOLPE BROWN WHELAN & COMPANY

     , 1997

                              BIONX IMPLANTS INC.
                                    (LOGO)
                               TWO PAGE GATEFOLD

PAGE 1
Marketing a Broad Line of Proprietary, Self-Reinforced Resorbable Products that Provide Solutions to Medical Needs in Orthopaedics and Other Specialties.

    Photograph of businessman demonstrating approved indications for Bionx
                                   Implants.

For fracture management, Bionx Implants markets four full lines of resorbable pins and screws with over 100 specific product sizes applicable to a wide variety of orthopaedic procedures involving fracture management.

   Picture display of the Bionx Implant Product lines for Fracture Fixation including PLLA SmartScrews, PLLA SmartPins, PGA Screws and Pins in a variety of lengths and diameters.

In February 1996 the Company introduced its SmartTack product, its first product dedicated to serving the clinical needs of the hand surgeon.

  Photograph of skier demonstrating approved indication for SmartTack in the thumb.

                         Picture display of SmartTack.

           Skeletal diagram of hand showing the SmartTack in place.

PAGE 2
MENISCUS ARROW

In the second quarter of 1996, Bionx Implants introduced its patented Meniscus Arrow to provide the arthroscopist with the first resorbable implant that provided a rapid and effective means of repairing meniscal tears. Prior to the introduction of the Meniscus Arrow, surgeons were required to either remove the damaged section of the meniscus, a procedure that may be detrimental to the long term outcome of the surgery, or perform a complex, technically demanding and time consuming arthroscopic suture repair procedure.

                      Picture display of Meniscus Arrow.

 Blow-up schematic of the knee showing the Meniscus Arrow in place repairing a meniscus tear.

  Bionx Implants: Working Today to Create the Next Generation of Proprietary
       Self-Reinforced, Resorbable Implants for the Orthopaedic Surgeon.

Photographs of businessman, skier and woman demonstrating approved indications for Bionx Implants.

                              ------------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors."

                                  THE COMPANY

  Bionx Implants, Inc. (the "Company") is a leading developer, manufacturer and marketer of Self-Reinforced, resorbable polymer implants, including screws, pins, arrows and stents, for use in a variety of applications which include orthopaedic surgery, urology, dentistry and maxillo-facial surgery. The Company's proprietary manufacturing processes self-reinforce a resorbable polymer, modifying the gel-like or brittle polymer structure into a physiologically strong structure with controlled, variable strength retention (ranging from three weeks to six months depending upon the medical indication). The Company currently markets its products through managed networks of independent sales agents in the U.S. and independent distributors and dealers in markets outside of the U.S. The Company's nine product lines, representing more than 100 distinct products, were designed to address recognized clinical needs. The Company estimates that its products have been used in over 150,000 surgeries. The Company has received 510(k) clearance from the Food and Drug Administration ("FDA") for the six product lines that it currently markets in the U.S. The Company has also received regulatory approvals for its product lines in certain European and Asian markets.

  The Company uses several proprietary manufacturing and processing technologies to modify well characterized resorbable polymers (e.g., poly-l-lactic acid ("PLLA") and polyglycolic acid ("PGA")) into appropriately designed, Self-Reinforced (reinforced with material of the same chemical composition as the bulk of the polymer), resorbable implants which can be used safely and reliably in surgical applications. In addition to providing the strength necessary for these applications, the Company's Self-Reinforcing technology also imparts to the resorbable polymer a number of characteristics which enhance the manufacturability of the implants and broaden their potential clinical applications. For example, the Self-Reinforced polymers can be machined (e.g., lathed, heat-treated and forged) into clinically appropriate sizes and modified using custom metal forming techniques to incorporate features, such as ridges and barbs, for improved fixation. See "Business-- Manufacturing." The Company's implants are resorbed by the body (i.e., broken down into sizes that enable the body to dispose of them naturally) over a controlled period of time, based on the indicated use of the particular product.

  The human skeletal system is comprised of bone, connective tissue (ligaments and tendons) and cartilage, all of which may be damaged as a result of trauma, degenerative disease or surgical intervention. For more than four decades, orthopaedic surgeons have used implantable metal devices, including screws, pins and tacks, to repair skeletal tissue and to facilitate healing. While metal implants have been recognized as the standard of care for fixation of skeletal tissue due to their high strength and low complication rates, these devices have several limitations, including reduction of healed bone strength due to stress shielding (prevention of the transfer of weight-bearing load from the implant to the bone) and the need to remove the implants. First generation resorbable implants were developed in response to the limitations of metal fixation devices. These implants do not require removal following surgery, but are either brittle or overly flexible due to the processes, such as injection molding, which are used in their manufacture. As a result of their low strength, these implants had to be produced in large sizes which limited their clinical utility. The Company developed its Self-Reinforced, resorbable polymer implants -- including pins, screws and other profiled (nonsmooth-surfaced) implants -- in clinically appropriate sizes to address the limitations of metal implants and first generation resorbable implants. See "Business-- Traditional Approaches to Fixation," "--Limitations of Traditional Approaches" and "--Self-Reinforced, Resorbable Implants."

  The Company has leveraged its Self-Reinforcing platform technology to develop and introduce high quality, clinically proven, resorbable implants into major segments of the medical device industry. The Company's Self-Reinforced, resorbable implants include pins and screws for repair of fractures of the ankle, hand, knee, elbow, wrist and foot, resorbable stents for use in urological procedures, and the Meniscus Arrow, the first resorbable, arthroscopically administered fixation device designed for use in the repair of longitudinal, vertical tears of the medial and lateral meniscus of the knee. Prior to the introduction of the Meniscus Arrow, damaged menisci could only be treated through complex suturing techniques or removal of the torn section. The Meniscus Arrow has demonstrated the ability to reduce operating room time by approximately 50% and to decrease the risk of arterial and nervous system complications which may occur with suturing techniques. See "Business-- Products."

  The Company is also developing more than ten additional Self-Reinforced, resorbable polymer implants for approximately 18 different applications. Products under development include PLLA plates and anchors, intramedullary nails, resorbable joint prostheses, and ultra-high strength resorbable composites, all of which are planned for commercial introduction within the next several years. See "Business--Product Development."

  The Company's use of well known and well characterized polymers has, to date, allowed for clearance of the Company's orthopaedic products by 510(k) submissions. The FDA is familiar with the toxicological properties of these polymers, and has not required extensive preclinical or clinical tests prior to granting marketing clearance. In certain recent cases, clearances have been obtained within 90 days after submission. The Company believes that many of its products under development for orthopaedic and related applications will be subject to clearance by 510(k) submissions, while certain of its other products, including urology stents, are or may be subject to a more extensive regulatory approval process. No assurances can be given as to whether or when products to be submitted by the Company to the FDA will receive the necessary clearances or approvals. See "Business--Government Regulation."

                                  THE OFFERING

Common Stock Offered................  2,000,000 shares

Common Stock Outstanding after this
Offering............................  8,638,122 shares(1)

Use of Proceeds.....................  To establish a manufacturing capability in the U.S. and expand manufacturing
                                      capacity in Finland, to fund increased
                                      research and development, to expand sales and marketing, to fund working capital and for other general corporate purposes, including repayment of certain long-term debt.

Proposed Nasdaq National Market
Symbol..............................  BINX

--------
(1) Excludes 424,382 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of December 31, 1996. Also excludes an aggregate of 425,618 shares of Common Stock reserved for future issuance under the Company's Stock Option/Stock Issuance Plan as of December 31, 1996. See "Management -- Stock Option/Stock Issuance Plan" and "Description of Capital Stock" and Note 11 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                          YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------
                                 1992(1)   1993(1)    1994     1995     1996
                                 --------- --------- -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPER-
 ATIONS DATA:
Revenues.......................   $1,522    $1,177   $ 1,280  $ 1,622  $ 5,379
Gross profit...................      951       831       804    1,084    3,165
Operating expenses.............    1,668     1,135       883    2,439    7,819
Operating loss.................     (717)     (304)      (79)  (1,355)  (4,654)
Net loss.......................     (651)     (219)     (162)  (1,478)  (4,992)
Pro forma net loss per
 share(2)......................                                          (0.78)
Shares used in computing pro
 forma net loss per share(2)...                                          6,400

                                                  DECEMBER 31, 1996
                                        --------------------------------------
                                                                 PRO FORMA
                                        ACTUAL  PRO FORMA(3) AS ADJUSTED(3)(4)
                                        ------  ------------ -----------------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................ $2,046     $2,546         $25,741
Total assets...........................  9,370      9,870          33,065
Long-term debt less current portion....    590        590             590
Mandatorily redeemable convertible
 preferred stock.......................  5,000        --              --
Accumulated deficit.................... (7,686)    (7,686)         (7,686)
Total stockholders' equity.............  1,023      6,523          29,718

--------
(1) Consolidated Statement of Operations data for the years ended December 31, 1992 and 1993 have been derived from unaudited financial statements of the Company.
(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.
(3) Gives effect to the automatic conversion of all outstanding shares of Preferred Stock of the Company into 1,052,638 shares of Common Stock, the assumed issuance of 267,060 shares of Common Stock upon the exercise of warrants and the assumed receipt of net proceeds of $500,000 in connection with the exercise of warrants.

(4) Adjusted to give effect to the receipt of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                ----------------

  Unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised, (ii) reflects a 1 for
1.9 reverse stock split of the Common Stock effected on February 24, 1997 (the "Reverse Stock Split"), (iii) gives effect to the conversion of all outstanding shares of Preferred Stock into 1,052,638 shares of Common Stock which will occur upon the closing of this Offering (the "Preferred Stock Conversion") and
(iv) assumes that a total of 267,060 shares of Common Stock will be issued upon the exercise of warrants and that the Company will receive net proceeds of $500,000 in connection with the exercise of warrants on or before the Closing of this Offering (the "Warrant Exercise"). See "Description of Capital Stock," "Capitalization" and "Underwriting."

  The Company's logo is a trademark of the Company. This Prospectus also includes trademarks and trade names of companies other than the Company.

                                 RISK FACTORS

  Prospective investors in the shares offered hereby should carefully consider the following risk factors, in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

  History of Operating Losses; Accumulated Deficit; Uncertainty of Future Profitability; Fluctuating Results of Operations. The Company has incurred substantial operating losses since its inception, including an operating loss of approximately $4.7 million in 1996, and, at December 31, 1996, had an accumulated deficit of approximately $7.7 million. Such losses have resulted principally from expenses associated with the development and patenting of the Company's Self-Reinforcing technologies and resorbable implant designs, preclinical and clinical studies, preparation of submissions to the U.S. Food and Drug Administration (the "FDA") and foreign regulatory bodies, the development of sales, marketing and distribution channels, the write-off of acquired in-process research and development and the development of manufacturing capabilities. Although the Company's revenues grew significantly during 1996, no assurance can be given that this trend will continue or that revenues will exceed expenses incurred in anticipation of future revenue growth. Accordingly, the Company may incur significant operating losses in the future as the Company continues its product development efforts, expands its marketing, sales and distribution activities and scales up its manufacturing capabilities. There can be no assurance that the Company will be able to successfully commercialize its products or that profitability will be achieved. The Company's results of operations have fluctuated in the past on an annual and quarterly basis and may fluctuate significantly from period to period in the future, depending upon a number of factors, many of which are outside of the Company's control. Such factors include the timing of government approvals, the medical community's acceptance of the Company's products, the success of competitive products, the ability of the Company to enter into strategic alliances with corporate partners, expenses associated with patent matters, and the timing of expenses related to product launches. Due to one or more of these factors, in one or more future quarters the Company's results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of the Company's Common Stock could be materially and adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

  Uncertainty of Market Acceptance. The Company's success will depend in part upon the acceptance of the Company's Self-Reinforced, resorbable implants by the medical community, including health care providers, such as hospitals and physicians, and third-party payors. Such acceptance may depend upon the extent to which the medical community perceives the Company's products as a safe, reliable and cost-effective alternative to non-resorbable products, which are widely accepted, have a long history of use and are generally sold at prices lower than the prices of the Company's products. Such acceptance may also depend upon the extent to which the medical community believes that the Company's Self-Reinforced, resorbable implants have overcome the strength and composition difficulties experienced with first generation resorbable implants. Ultimately, for the Company's products to gain wide market acceptance, it will also be necessary for the Company to convince surgeons that the benefits associated with the Company's products justify the modification of standard surgical techniques in order to use the Company's implants safely and effectively. There can be no assurance that the Company's products will achieve significant market acceptance on a timely basis, or at all. Failure of some or all of the Company's products to achieve significant market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business --
 Competition."

  Uncertainties Relating to Licenses, Trade Secrets, Patents and Proprietary Rights. The Company's success will depend in part upon its ability to preserve its trade secrets, obtain and maintain patent protection for its technologies, products and processes, and operate without infringing the proprietary rights of other parties. As a result of the substantial length of time and expense associated with developing and commercializing new medical devices, the medical device industry places considerable importance on obtaining and maintaining trade secret and patent protection for new technologies, products and processes.

  The Company owns or has licenses to patents issued in the United States and various foreign countries and has patent applications pending at the U.S. Patent and Trademark Office ("U.S. PTO") and in patent offices of various foreign countries. Provided that all requisite maintenance fees are paid, the Company's four principal U.S. patents (two of which are owned by the Company and two of which are licensed to the Company on an exclusive basis) will expire between 2004 and 2008. The two principal U.S. patents owned by the Company relate to the Company's Self-Reinforced resorbable polymer products, the Company's sintering process, and resorbable polymer products produced from the Company's controlled drawing process. European counterparts to the two principal U.S. patents that are owned by the Company and the Japanese counterpart to one such patent are currently the subject of opposition proceedings. One of these European patents has been revoked by the European Patent Office for lack of novelty based on an earlier publication. The Company has filed an appeal of the European Patent Office's revocation decision. The other European patent and the Japanese patent application are being challenged on lack of novelty and inventiveness grounds on the basis of disclosures made in patent and other publications. The Company is vigorously defending its European and Japanese patent positions in these proceedings. No assurance can be given as to whether such appeal in Europe will be successful or as to the outcome of the pending opposition proceedings. In order to clarify and confirm its U.S. patent position, the Company intends in the second quarter of 1997 to request reexamination by the U.S. PTO of the two principal U.S. patents owned by the Company. No assurance can be given as to whether the issues raised in the reexamination proceedings will be resolved in the Company's favor.
The reexamination process is expected to take up to twelve months or longer. Such reexamination could result in some or all of the patent claims set forth in these two U.S. patents being altered to provide narrower coverage or being determined to be unpatentable. No assurance can be given as to the outcome of the reexamination process. Narrowing of the coverage or a holding of unpatentability in relation to one or both of these two principal U.S. patents may significantly ease entry to the U.S. market for the products of the Company's competitors and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also relies upon trade secret protection for certain unpatented aspects of its proprietary technology, including its Self-Reinforcing technology. Although the Company has taken steps to protect its trade secrets and know-how, through the use of confidentiality agreements with its employees and certain of its business partners and suppliers, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, that others will not independently develop or otherwise acquire substantially equivalent proprietary technology, information or techniques, that others will not otherwise gain access to the Company's proprietary technologies, or that any particular proprietary technology will be regarded as a trade secret under applicable law. There can also be no assurance that the steps taken by the Company will prevent misappropriation of its trade secrets. As a result of the reliance that the Company places on its trade secrets, loss of the Company's trade secret protection would have a material adverse effect on the Company's business, financial condition and results of operations.

  Additionally, the Company is licensed under two principal U.S. patents. Pursuant to this license agreement, the Company has the exclusive right in the U.S. to manufacture, use and sell certain devices for fixation of meniscus lesions. This license agreement, which requires the Company to pay periodic royalties, has a term expiring in 2006, unless terminated earlier by the licensor for breach by the Company. There can be no assurance that these patents licensed to the Company are valid and enforceable, and, if enforceable, that they cannot be circumvented or avoided by competitors.

  There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, that any patents issued or licensed to the Company will not be challenged and held to be invalid or narrow in scope, or that the Company's present or future patents will provide significant coverage for or protection to the Company's present or future technologies, products or processes. Since patent applications are secret until patents are issued in the U.S., or corresponding applications are published in foreign countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to make its inventions, or that it was the first to file patent applications for such inventions. In the event that a third party has also filed a patent application relating to an invention claimed in a Company patent application, the Company may be required to participate in an interference proceeding declared by the U.S. PTO to determine priority of invention, which could result in substantial uncertainties and cost for the Company, even if the eventual outcome is favorable to the Company. In addition, there can be no assurance that others will not obtain access to the Company's know-how or that others will not be, or have not been, issued patents that may prevent the sale of one or more of the Company's products or the practice of one or more of the Company's processes, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that the Company would be able to obtain a license on terms acceptable to the Company or that the Company would be able to successfully redesign its products or processes to avoid such patents. In either such case, such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

  Legal standards relating to the scope of claims and the validity of patents in the medical device field are still evolving, and no assurance can be given as to the degree of protection any patents issued to or licensed to the Company would provide. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain competitive advantage. The Company has initiated an opposition in the European Patent Office challenging the grant of a third party's European patent relating to a drawing process for manufacturing resorbable polymer products. Subsequently, another company has instituted its own opposition against that patent. No assurance can be given that these oppositions will result in either the revocation of that patent or the narrowing of its claims. If neither opposition is successful, then no assurance can be given that the third party will not assert that its European patent is infringed by sales of one or more of the Company's products or by the practice of one or more of the Company's processes in any of the eight countries identified in the European patent. Moreover, there can be no assurance that the Company will not be subject to claims that one or more of its products or processes infringe other patents or violate the proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related product development activities or product sales. In addition, the laws of certain countries may not protect the Company's patent rights, trade secrets, inventions, products or processes to the same extent as in the U.S. See "Business -- Licenses, Trade Secrets, Patents and Proprietary Rights."

  Uncertainties Relating to Product Development. Product development involves a high degree of risk. There can be no assurance that the Company's products under development will prove to be safe and effective, will receive the necessary regulatory approvals or will ultimately be commercially successful. These products will require substantial additional investment, laboratory development, clinical testing and regulatory approvals prior to their commercialization. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. The Company's inability to successfully develop and introduce products under development on a timely basis or at all, or achieve market acceptance of such products, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Development."

  Estimates of Procedures Uncertain; Regulatory Submission Dates Subject to Change. To assist investors in evaluating the Company, this Prospectus contains certain estimates of procedures performed in the U.S. on an annual basis. These estimates have been derived by the Company on the basis of its analysis of market research reports compiled by independent third-party sources which the Company believes to be reliable. However, all such estimates are inherently subject to uncertainties, and the Company is unable to determine with any degree of certainty the number of potential patients for any indication or the number of patients who are suitable for treatment using any of the Company's products.

  This Prospectus also reflects the Company's estimates regarding future regulatory submission dates. Regulatory submissions can be delayed, or plans to submit proposed products can be canceled, for a number of reasons, including the receipt of unanticipated preclinical or clinical study reports, a determination by the FDA that PMA approval (as defined herein) rather than 510(k) clearance is required with respect to a particular submission, changes in regulations, adoption of new, or unanticipated enforcement of existing, regulations, technological developments and competitive developments. Accordingly, no assurances can be given that the Company's anticipated submissions will be made on their target dates, or at all. Delays in such submissions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

  Dependence on Key Personnel and Relationship with the Technical University at Tampere. The Company's ability to operate successfully depends in part upon the continued service of certain key scientific, technical, managerial and finance personnel, and its continuing ability to attract and retain additional highly qualified scientific, technical, managerial and finance personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel and attract or retain additional highly qualified employees in the future. At present, the Company does not maintain key man life insurance on any of its employees and only has individual employment agreements with two of its employees. The loss of key personnel and the inability to hire and retain qualified personnel in key positions could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's product development efforts are dependent upon Pertti Tormala, Ph.D. and the Technical University in Tampere, Finland. Dr. Tormala, a founder, director and executive officer of the Company, is currently an Academy Professor at the Technical University and has been permitted by the University to devote his efforts to developing new products for the Company. Dr. Tormala utilizes a group of senior researchers, graduate students and faculty at the Technical University to perform research and development projects involving resorbable polymers and other topics relating to the Company's technologies and manufacturing processes. This arrangement, permitted in Finland as a means of encouraging the commercialization of technological development, has resulted in substantial cost savings to the Company while greatly expanding its product development efforts. There can be no assurance that the University will allow Dr. Tormala to continue to devote his efforts and University resources to the Company's product development efforts. Any failure by the Company to obtain the continued services of Dr. Tormala, or any requirement that the Company fund research at the Technical University at a substantially increased level, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Management" and "Certain Transactions."

  Government Regulation. The Company's products are subject to extensive regulation by the FDA and certain foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  The Company is prohibited from marketing new devices in the U.S. until it obtains clearance from the FDA under the premarket notification provisions of
Section 510(k) of the FDC Act ("510(k)") or approval of a Premarket Approval Application ("PMA") from the FDA. A 510(k) submission generally requires supporting data, which may include clinical data. The process of obtaining PMA approval is much more costly, lengthy and uncertain. A PMA application requires extensive clinical data and other supporting information. When clinical data is required for either a 510(k) submission or a PMA application, the process of compiling the data can be expensive and time-consuming, and there can be no assurance that any clinical study proposed by the Company will be permitted by the FDA, will be completed, or, if completed, will provide data and information that will support clearance or approval. The Company believes that it usually takes from four to twelve months from submission to obtain 510(k) clearance, although it can take longer, and that the FDA's review of a PMA application after it is accepted for filing can last from one to three years, or even longer. In all cases, there can be no assurance that 510(k) clearance or PMA approval will ever be obtained. Moreover, regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

  To date, all of the Company's products sold in the U.S. have received 510(k) clearance. However, the FDA recently advised the Company that its urology stent will require PMA approval. There can be no assurance that the FDA will not determine that other products currently in development by the Company or future products must also undergo the more costly, lengthy and uncertain PMA approval process.

  Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. The Company's PGA pins have received 510(k) clearance for the general intended use of "maintenance of alignment of small fragments of fractured non-load bearing bones in the presence of appropriate immobilization." The Company has promoted this product for numerous specific indications within the general framework of the language quoted above. Although the Company believes that these specific indications are covered by the 510(k) clearance already received for its PGA pins, there can be no assurance that the FDA would not consider promotion of this product for the specific indications to be a change to the intended use of the device requiring a new 510(k) submission.

  Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Changes in existing requirements or adoption of new requirements could adversely affect the ability of the Company to be in regulatory compliance. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

  The FDC Act requires devices to be manufactured in accordance with good manufacturing practices ("GMPs") which impose certain procedural and documentation requirements upon the Company with respect to manufacturing, quality assurance and other matters. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. The FDA has recently finalized changes to the GMP regulations, including design controls, which will likely increase the cost of compliance with GMP requirements.

  In October 1994, the Company's facility in Finland was inspected by the FDA. The inspector made several observations related to GMPs, which resulted in a Warning Letter being issued to the Company on February 23, 1995. The Company then began an exchange of correspondence with the FDA, which concluded with an October 10, 1995 letter from the FDA stating, among other things, that the Company's responses to the Warning Letter were "adequate" and that during the next inspection, the FDA would "verify that the corrections have been implemented." During April 14 through 17, 1997, the Company was inspected by the FDA and received four observations related to GMPs, including one that was deemed a recurring observation from the 1994 inspection. The Company responded to the FDA in writing on April 17, 1997. In its response, the Company acknowledged the observations and indicated that three had been corrected (including the recurring observation) and the correction for the fourth was underway. No assurance can be given that the FDA will determine that the Company's responses are satisfactory.

  In addition, international regulatory bodies often establish regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. As a result of the Company's sales in Europe, the Company is required to receive a "CE" marking certification, an international symbol of quality and compliance with the applicable European medical device directive. In January 1997, the Company received an EC Design Examination and an EC Quality System Certificate from a European Notified Body, which entitles the Company to affix a CE marking on all of its currently marketed orthopaedic, dental and maxillo-facial products. Submission of the required design dossier for the Company's stent products is scheduled for late 1997. Failure to obtain CE marking for the Company's stent products by June 14, 1998 would prohibit the Company from selling such products in the European Economic Area unless and until compliance is achieved. There can be no assurance that the Company will be able to achieve and/or maintain compliance required for CE marking for any or all of its products or that it will be able to produce its products in a timely and profitable manner while complying with applicable requirements.

  The Company is also subject to numerous environmental and safety laws and regulations, including those governing use of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

  Competition. The medical device industry is subject to intense competition both in the U.S. and abroad. The Company's products compete against metal implants and other resorbable products for orthopaedic surgery, urology, dentistry, and maxillo-facial surgery applications. Potential competitors may be able to develop technologies that are as effective as, or more effective or easier to use than, those offered by the Company, which could render the Company's products noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA approval for their respective products or may possess substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise or distribution channels. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

  Dependence Upon Independent Sales Agents, Distributors and Dealers. The Company markets and sells its products through managed networks of independent sales agents in the U.S. and independent distributors and dealers in foreign countries. As a result, a substantial portion of the Company's revenues are dependent upon the sales efforts of such sales agents, distributors and dealers. The Company may also rely on its distributors to assist it in obtaining reimbursement and regulatory approvals in certain international markets. There can be no assurance that the Company's sales agents, distributors and dealers, certain of which operate relatively small businesses, have the financial stability to assure their continuing presence in their markets. The inability of a sales agent, distributor or dealer to perform its obligations, or the cessation of business by a sales agent, distributor or dealer, could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to engage or retain qualified sales agents, distributors or dealers in each territory targeted by the Company. The failure to engage such entities in such territories would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales, Marketing and Distribution."

  Risks Relating to International Operations. Approximately 32% of the Company's product sales during 1996 were generated in international markets. A number of risks are inherent in international operations. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in managing international operations, import restrictions and fluctuations in foreign currency exchange rates. The international nature of the Company's business subjects it and its representatives, agents and distributors to the laws and regulations of the foreign jurisdictions in which they operate, and in which the Company's products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business -- Government Regulation" and
Note 14 of Notes to Consolidated Financial Statements.

  Product Liability Risks; Limited Insurance Coverage. The Company's business is subject to product liability risks in the testing, manufacturing and marketing of its products. There can be no assurance that product liability claims will not be asserted against the Company, its strategic partners or its licensees. While the Company maintains product liability insurance, there can be no assurance that this coverage will be adequate to protect the Company against future product liability claims. In addition, product liability insurance is expensive and there can be no assurance that, in the future, product liability insurance will be available to the Company on terms satisfactory to the Company, if at all. A successful product liability claim or series of claims brought against the Company in excess of its coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability and Insurance."

  No Assurance of Ability to Manage Growth. The Company experienced substantial growth in product sales during the second half of 1996. Although there can be no assurance that such growth can be sustained, products in development may potentially lead to further growth. There can be no assurance that the Company will be able to (i) develop the necessary manufacturing capabilities, (ii) manage an expanded sales and marketing network, (iii) attract, retain and integrate the required key personnel, or (iv) implement the financial, accounting and management systems to meet growing demand for its products should it occur. Failure of the Company to successfully manage its growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business --
 Manufacturing," "-- Sales, Marketing and Distribution," "-- Facilities" and "Management."

  Uncertainties Regarding Manufacturing. The Company currently manufactures its implant products solely in Finland. The Company intends to develop a manufacturing capability in the U.S. in order to increase its manufacturing capacity for its existing and new implant products. The Company anticipates that it will establish this capability either by (i) equipping and operating a leased facility in the eastern U.S. or (ii) contracting with a third party to provide a manufacturing capability to the Company. The Company presently is exploring both of these alternatives. If the Company pursues contract manufacturing, it will solicit bids from reliable medical device manufacturers, including a subsidiary of Vital Signs, Inc. ("Vital Signs"). Certain of the directors and principal stockholders of the Company are directors, officers and stockholders of Vital Signs. If the Company uses a contract manufacturer, the Company would equip the manufacturer's facility, with the objective of ultimately transitioning to a neighboring Company-owned or Company-leased facility. There can be no assurance that the Company will be able to enter into a contract manufacturing agreement or otherwise secure the use of suitable facilities in the U.S. on commercially reasonable terms, or at all. Furthermore, regardless of the alternative selected, the integration of the Company's existing operations with the U.S. facility may result in inefficiencies and delays, especially as a result of the technical requirements necessary to produce products in accordance with the Company's specifications. There can be no assurance that the Company will not encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel. In addition, the U.S. facility will be subject to GMP regulations, international quality control standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up, or the failure by the Company to establish and maintain the U.S. facility in accordance with such regulations, standards or other regulatory requirements, could have a material adverse effect on the Company's business, financial condition and results of operations. During 1995 and 1996, the Company experienced occasional periods of delay in filling product orders due to increases in demand beyond forecasted levels. The Company is currently upgrading its production machinery and processes to address this increased demand. No assurance can be given that the integration of these machines into the production process will occur within the scheduled time frame or will not result in difficulties in scale-up that could lead to further delays in filling orders in the future. Difficulties experienced in integrating such machinery on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "-- Facilities" and "Certain Transactions."

  Limited Sources of Supply; Lack of Contractual Arrangements. The raw materials for the Company's PLLA products are currently available to the Company from three qualified sources, while the Company's PGA raw materials are available from two qualified sources. The Company's raw materials have been utilized in products cleared by the FDA and the Company's suppliers maintain Device Master Files at the FDA that contain basic toxicology and manufacturing information. The Company does not have long-term supply contracts with any of its suppliers, although it is currently negotiating a supply agreement with its principal PLLA supplier. In the event that the Company is unable to obtain sufficient quantities of raw materials on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which, in turn, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if any of the raw materials for the Company's PGA and PLLA products are no longer available in the marketplace, the Company would be forced to further modify its Self-Reinforcing processes to incorporate alternate raw materials. The incorporation of new raw materials into the Company's existing products would likely require the Company to seek clearance or approval from the FDA. There can be no assurance that such development would be successful or that, if developed by the Company or licensed from third parties, products containing such alternative materials would receive regulatory approvals on a timely basis, or at all. See "Business --
 Manufacturing" and "-- Government Regulation."

  Ability to Maintain Third-Party Reimbursement. In the U.S. and other markets, health care providers such as hospitals and physicians, that purchase medical devices, such as the Company's products, generally rely on third-party payors including Medicare, Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedures in which the medical devices are being used. The Company believes that, to date, U.S. health care providers have been reimbursed in full for the cost of procedures which utilize the Company's products. However, there can be no assurance that third-party reimbursement for such procedures will be consistently available for the Company's products or that such third-party reimbursement will be adequate. There is significant uncertainty concerning third-party reimbursement for procedures which utilize any medical device incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that the use of the Company's products is clinically useful and cost-effective, medically necessary and not experimental or investigational. Since reimbursement approval is required from each payor individually, seeking such approvals can be a time consuming and costly process which, in the future, could require the Company to provide supporting scientific, clinical and cost-effectiveness data for the use of the Company's products to each payor separately. Federal and state government agencies are increasingly considering limiting health care expenditures. For example, the U.S. Congress is currently considering various proposals to significantly reduce Medicaid and Medicare expenditures. Such proposals, if enacted, could have a material adverse effect on the Company's business, financial condition and results of operations. Outside the U.S., the Company relies on distributors to establish reimbursement from third-party payors in their respective territories. Health care reimbursement systems vary from country to country and, accordingly, there can be no assurance that third-party reimbursement available under any one system will be available for procedures utilizing the Company's products under any other reimbursement system. Lack of or inadequate reimbursement by government and other third-party payors for procedures utilizing the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third-Party Reimbursement."

  Possible Future Capital Needs; Uncertainty of Additional Financing. The Company has experienced negative operating cash flows since its inception. The Company has expended, and expects to continue to expend in the future, substantial funds to pursue product development efforts, expand its sales and marketing activities and expand its manufacturing capabilities. The Company expects that its existing capital resources, together with the net proceeds of this Offering, the interest earned thereon and the cash flow from operations, if any, will be adequate to fund the Company's operations through 1998. However, the Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including market acceptance of its existing and future products, the successful commercialization of products in development, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies, clinical trials and product clearances by the FDA and other agencies, the cost and timing of its efforts to expand its manufacturing capabilities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the marketing of certain of its products. To the extent that funds generated from the Company's operations, if any, together with the Company's existing capital resources, the proceeds of this Offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financings, strategic alliances with corporate partners and others, or through other sources. The terms of any equity financings may be dilutive to stockholders and the terms of any debt financings may contain restrictive covenants which limit the Company's ability to pursue certain courses of action. Principal stockholders of the Company who previously provided funding to the Company and provided guarantees to sources of credit have indicated that they do not intend to continue furnishing such assistance. There can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale-back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Uncertainties Relating to Strategic Partners. The Company anticipates that it may be necessary to enter into arrangements with corporate partners, licensees or others, in order to efficiently market, sell and distribute certain of its products. Such strategic partners may also be called upon to assist in the support of such products, including support of certain product development functions. As a result, the success of such products may be dependent in part upon the efforts of such third parties. The Company has negotiated one such agreement with Ethicon GmbH, a subsidiary of Johnson & Johnson, pursuant to which Ethicon GmbH has the right to market and sell in Europe certain products, based upon the Company's membrane patent, in dentistry and two other unrelated fields of use. There can be no assurance that the Company will be able to negotiate additional acceptable arrangements with strategic partners or that the Company will realize any meaningful revenues pursuant to such arrangements.

  Control by Directors, Executive Officers and Affiliated Entities. The Company's directors, executive officers and entities affiliated with them will, in the aggregate, beneficially own approximately 65% of the Company's outstanding shares of Common Stock following the completion of this Offering (or approximately 62% if the Underwriters exercise their over-allotment options in full). These stockholders, if acting together, would be able to significantly influence all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. See "Certain Transactions" and "Principal Stockholders."

  Potential Anti-Takeover Effects of Delaware Law and the Company's Certificate of Incorporation and Bylaws. The Company's Board of Directors has the authority, without further action by the stockholders, to issue from time to time, up to 8,000,000 shares of Preferred Stock in one or more classes or series, and to fix the rights and preferences of such Preferred Stock. The Company's Certificate of Incorporation provides for staggered terms for members of the Board of Directors and does not permit stockholders to act without a meeting. The Company is also subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit the Company from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for a period of three years following the time that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner. Additionally, the bylaws of the Company establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. These provisions of Delaware law and of the Company's Certificate of Incorporation and bylaws may have the effect of delaying, deterring or preventing a change in control of the

Company, may discourage bids for the Common Stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock. See "Description of Capital Stock."

  Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this Offering or the prospect of such sales could materially and adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. Upon completion of this Offering, the Company will have 8,638,122 shares of Common Stock outstanding. The 2,000,000 shares offered hereby will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of the Company within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 6,638,122 outstanding shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with an applicable exemption from registration, such as Rule 144. Rule 144 imposes a holding period with respect to securities purchased directly from an issuer. The Securities and Exchange Commission has amended Rule 144, effective April 29, 1997, to reduce the holding period for sales subject to certain resale restrictions from two years to one year and to reduce the holding period applicable to non-affiliates for non-restricted sales from three years to two years.

  The officers and directors of the Company and other holders of Common Stock who together hold 6,638,122 shares of Common Stock and options to purchase an additional 395,431 shares of Common Stock (of which, options to purchase 181,997 shares are currently exercisable), have agreed not to sell, directly or indirectly, any Common Stock without the prior written consent of UBS Securities LLC for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). UBS Securities LLC has advised the Nasdaq Stock Market that it will not grant any such consent prior to September 4, 1997 with respect to shares issued upon the Preferred Stock Conversion and the Warrant Exercise. Holders of 176,849 shares of Common Stock are subject to similar restrictions for a period of one year. Approximately 90 days after the completion of this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the future issuance of all shares of Common Stock reserved for issuance under the Company's Stock Option/Stock Issuance Plan. As of December 31, 1996, 424,382 shares of Common Stock were reserved for issuance pursuant to outstanding options and 425,618 shares of Common Stock were reserved for future issuance under the Company's Stock Option/Stock Issuance Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares registered thereunder will, subject to Rule 144 limitations applicable to affiliates, be available for sale in the public market, except to the extent that such shares are subject to vesting restrictions with the Company or certain contractual restrictions on sale or transfer (including options covering 395,431 shares which are subject to Lock-up Agreements). After this Offering, the holders of approximately 1,320,000 shares of Common Stock will be entitled to certain demand and piggyback rights with respect to the registration of such shares under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock. If the Company, either on its own behalf or on behalf of certain stockholders, were to initiate a registration and include shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales could have a material adverse effect on the Company's ability to raise needed capital. See "Certain Transactions," "Shares Eligible for Future Sale," "Description of Capital Stock--Registration Rights of Certain Holders" and "Underwriting."

  No Prior Public Market For Common Stock; Possible Volatility of Stock
Price. Prior to this Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price has been determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this Offering. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The stock markets have experienced price and volume fluctuations that have particularly affected medical technology companies, resulting in changes in the market prices of the stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may materially and adversely affect the market price of the Common Stock following this Offering. Factors such as variations in the Company's results of operations, comments by securities analysts, underperformance against analysts' estimates, announcements of technological innovations or new products by the Company or its competitors, changing government regulations and developments with respect to FDA or foreign regulatory submissions, the results of regulatory inspections, patents, proprietary rights or litigation may have a material adverse effect on the market price of the Common Stock.

  Dilution; No Dividends. Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution in the net tangible book value per share from the initial public offering price. The Company has not paid cash dividends since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. See "Dilution" and "Dividend Policy."

                                  THE COMPANY

  Bionx Implants, Inc. (the "Company") was incorporated in Delaware in October 1995 to coordinate the businesses of four related companies controlled by U.S. and Finnish investors. In September 1996, the Company consummated a reorganization pursuant to which it acquired all of the capital stock of the four existing companies and issued in exchange a total of 5,263,160 shares of its Common Stock (the "Reorganization"). The four existing companies were Bioscience, Ltd. (which has been engaged in the development of resorbable polymer products since 1984), Biocon, Ltd. (which holds most of the Company's patents and patent applications) and two companies organized in the U.S. to further sales, marketing and development efforts, Biostent, Inc. ("Biostent") and Orthosorb, Inc. ("Orthosorb"). Of the 5,263,160 shares issued by the Company in the Reorganization, 2,578,949 shares were issued to the former U.S. stockholders of the four existing companies and 2,684,211 shares were issued to a Dutch company (Bionix, B.V.) controlled by such stockholders and owned by such stockholders and the former Finnish stockholders of Bioscience, Ltd. and Biocon, Ltd. Unless otherwise indicated, all references herein to the business of the Company include Bionx Implants, Inc. and the four entities acquired by Bionx Implants, Inc. in connection with the Reorganization. See "Certain Transactions" and Note 1 of the Notes to the Company's Consolidated Financial Statements.

  The Company's principal executive offices are located at 279B Great Valley Parkway, Malvern, Pennsylvania 19355. Its telephone number at that address is
(610) 296-0919. In May 1997, the Company will relocate its principal executive offices to 4th Floor, Gwynedd Hall, Sentry Park West, Blue Bell, Pennsylvania.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $23,195,000 ($26,822,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $13.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company estimates that approximately $4-5 million of the net proceeds will be used to purchase equipment for, and to otherwise establish, a manufacturing capability in the U.S. and to expand manufacturing capacity in Finland, approximately $3-4 million will be used to develop maxillo-facial products and to establish a sales and marketing infrastructure for such products, approximately $6-8 million will be used for the development of new resorbable polymers, the development of additional product applications in the fields of urology and spinal fixation, and related clinical and regulatory support, and the balance of $6-10 million (or approximately $10-14 million if the Underwriters' overallotment option is exercised in full) will be used for working capital and other general corporate purposes, including the repayment of certain long-term debt. The foregoing represents estimates only; the actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors, including the status of the Company's development efforts, actions relating to patent and regulatory matters, the extent to which the Company's products gain market acceptance and competition. The long-term debt to be repaid consists of approximately $440,000 in loans from Finnish financial institutions maturing from 1997 to 2000 at interest rates ranging from 6% to 13% per annum. The Company may use a portion of the net proceeds to acquire complementary businesses, products or technologies, although the Company currently has no agreements and is not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this Offering, the Company plans to invest the net proceeds in interest-bearing, investment grade securities. The Company intends to invest in liquid assets in a manner that will not subject it to regulation under the Investment Company Act of 1940. Although the Company believes that the net proceeds from this Offering, together with cash flows from operations, if any, and existing cash and cash equivalents and other capital resources, will be sufficient to maintain its current and planned operations through 1998, there can be no assurance that the Company will not require additional financing within two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, at December 31, 1996, (i) the actual capitalization of the Company, assuming completion of the Reverse Stock Split,
(ii) the pro forma capitalization of the Company, giving effect to the Preferred Stock Conversion and the Warrant Exercise on or before the closing of this Offering, and (iii) the pro forma capitalization of the Company as adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,000,000 shares of Common Stock in this Offering at an assumed initial public offering price of $13.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                    DECEMBER 31, 1996
                                           ------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(2) AS ADJUSTED(2)
                                           -------  ------------ --------------
                                                     (IN THOUSANDS)
Long-term debt less current portion....... $   590    $   590       $   590
Mandatorily redeemable convertible
 preferred stock..........................   5,000        --            --
Stockholders' equity:
  Preferred Stock: $.001 par value;
   8,000,000 shares authorized, no shares
   issued and outstanding on an actual,
   pro forma or pro forma as adjusted
   basis..................................     --         --            --
  Common Stock: $.0019 par value;
   31,600,000 shares authorized; 5,318,424
   shares issued and outstanding on an
   actual basis;
   6,638,122 shares issued and outstanding
   on a pro forma basis;
   8,638,122 shares issued and outstanding
   on a pro forma as
   adjusted basis(1)......................      10         13            16
Additional paid-in capital................   8,968     14,465        37,657
Accumulated deficit.......................  (7,686)    (7,686)       (7,686)
Foreign currency translation adjustment...    (269)      (269)         (269)
                                           -------    -------       -------
   Total common stockholders' equity......   1,023      6,523        29,718
                                           -------    -------       -------
   Total capitalization................... $ 6,613    $ 7,113       $30,308
                                           =======    =======       =======

--------
(1) Excludes 424,382 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of December 31, 1996 at a weighted average exercise price of $3.23 per share. Also excludes an additional 425,618 shares of Common Stock reserved for future grant under the Company's Stock Option/Stock Issuance Plan as of December 31, 1996. See "Management --
     Stock Option/Stock Issuance Plan," "Description of Capital Stock" and
    Note 11 of Notes to Consolidated Financial Statements.
(2) As of December 31, 1996 (after giving effect to the Reverse Stock Split), the Company had outstanding 2,000,000 shares of Preferred Stock and warrants entitling the holders to purchase a total of 421,065 shares of Common Stock at an exercise price of $5.70 per share (the "Warrants"). Concurrently with the closing of this Offering, all of the outstanding shares of Preferred Stock will be converted into 1,052,638 shares of Common Stock after giving effect to the Reverse Stock Split. The Company has the right, and intends, to call any unexercised Warrants upon the closing of this Offering. See "Description of Capital Stock -- Warrants."

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of December 31, 1996 was $2,583,641, or $0.39 per share (after giving effect to the Preferred Stock Conversion and the Warrant Exercise). The net tangible book value per share of Common Stock represents the amount of the Company's tangible assets less total liabilities, divided by the 6,638,122 shares of Common Stock outstanding (after giving effect to the Preferred Stock Conversion and the Warrant Exercise). Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the Preferred Stock Conversion, the Warrant Exercise and the sale by the Company of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of December 31, 1996 would have been $25,778,641, or $2.98 per share. This represents an immediate increase in net tangible book value of $2.59 per share to existing stockholders and an immediate dilution in net tangible book value of $10.02 per share to new investors of Common Stock in this Offering.

  The following table illustrates this per share dilution:

   Assumed initial public offering price per share................      $13.00
                                                                        ------
   Net tangible book value per share before the Offering..........  .39
   Increase per share attributable to new investors............... 2.59
                                                                   ----
   Pro forma net tangible book value per share after the Offer-
    ing...........................................................        2.98
                                                                        ------
   Dilution per share to new investors............................      $10.02
                                                                        ======

  The following table sets forth, on a pro forma basis as of December 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, after giving effect to the Warrant Exercise and Preferred Stock Conversion and before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, at an assumed initial public offering price of $13.00 per share.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 6,638,122   76.8  $ 7,368,975   22.1   $ 1.11
   New investors................ 2,000,000   23.2   26,000,000   77.9    13.00
                                 ---------  -----  -----------  -----
     Total...................... 8,638,122  100.0% $33,368,975  100.0%
                                 =========  =====  ===========  =====

  The foregoing tables (i) assume the conversion of all Preferred Stock into Common Stock and the exercise of all 421,065 Warrants at or before the closing of this Offering, (ii) assume no exercise of the Underwriters' over-allotment option, (iii) exclude 424,382 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of December 31, 1996, and (iv) exclude an additional 425,618 shares of Common Stock reserved for future grant under the Company's Stock Option/Stock Issuance Plan as of December 31, 1996. See "Management -- Stock Option/Stock Issuance Plan," "Description of Capital Stock" and Note 11 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following consolidated selected financial data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. The Consolidated Statement of Operations data for the years ended December 31, 1994, 1995 and 1996 and the Company's Consolidated Balance Sheet data at December 31, 1995 and 1996 are derived from audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The Consolidated Statement of Operations data with respect to the years ended December 31, 1992 and 1993 and the Consolidated Balance Sheet data at December 31, 1992, 1993 and 1994 are derived from unaudited consolidated financial statements not included in this Prospectus. Such unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and the results of its operations for those years.

                                        YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1992      1993      1994      1995      1996
                              --------  --------  --------  --------  --------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues....................  $  1,522  $  1,177  $  1,280  $  1,622  $  5,379
Gross profit................       951       831       804     1,084     3,165
Operating expenses..........     1,668     1,135       883     2,439     7,819
Operating loss..............      (717)     (304)      (79)   (1,355)   (4,654)
Other income and expense,
 net........................        66        85       (83)     (123)     (130)
Net loss....................      (651)     (219)     (162)   (1,478)   (4,992)
Pro forma net loss per
 share(1)...................                                              (.78)
Shares used in computing pro
 forma net loss per
 share(1)...................                                             6,400

                                            DECEMBER 31,
                         -------------------------------------------------------
                          1992    1993    1994     1995            1996
                         ------  ------  -------  -------  ---------------------
                                                           ACTUAL   PRO FORMA(2)
                                                           -------  ------------
                                           (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital
 (deficit).............. $ (364) $ (224) $  (164) $  (576) $ 2,046    $ 2,546
Total assets............  2,855   2,551    2,029    1,794    9,370      9,870
Long-term debt less
 current portion........    763     890      301      896      590        590
Mandatorily redeemable
 convertible preferred
 stock..................    --      --       --       --     5,000        --
Accumulated deficit.....   (819)   (956)  (1,215)  (2,693)  (7,686)    (7,686)
Total stockholders'
 equity.................    606     333    1,159   (1,036)   1,023      6,523

--------
(1) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.
(2) Gives effect to the Preferred Stock Conversion and the Warrant Exercise.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto presented elsewhere herein. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  The Company was founded in 1984 to develop certain resorbable polymers for orthopaedic uses. The Company has incurred substantial operating losses since its inception and, at December 31, 1996, had an accumulated deficit of approximately $7.7 million. Such losses have resulted principally from expenses associated with the development and patenting of the Company's Self-Reinforcing technologies and resorbable implant designs, preclinical and clinical studies, preparation of submissions to the FDA and foreign regulatory agencies, the development of sales, marketing and distribution channels, the write-off of acquired in-process research and development, and the development of its manufacturing capabilities. Although the Company's revenues grew significantly in 1996, no assurance can be given that this trend will continue or that revenues of any magnitude will exceed expenses incurred in anticipation of future growth. Accordingly, the Company may incur significant operating losses in the future as it continues its product development efforts, expands its marketing, sales and distribution activities and scales up its manufacturing capabilities. There can be no assurance that the Company will be able to successfully commercialize its products or that profitability will be achieved.

  The Company first introduced its PGA pins in 1984 and its PGA screws in 1986. In 1987, the Company introduced its first PLLA products, PLLA pins. PLLA screws were introduced in 1989. Since the introduction of these products, the Company has expanded its PGA and PLLA pin and screw product lines to address additional clinical indications. The Company's PGA membrane product was introduced in 1992, and, in 1995, the Company launched its Meniscus Arrow, PLLA tacks, and PGA and PLLA urology stents. Prior to 1996, the Company derived substantially all of its revenue from sales of its PLLA and PGA screws and pins. A substantial portion of the Company's revenues and revenue growth in the second half of 1996 resulted from sales of the Meniscus Arrow, which received FDA clearance in March 1996. To date, all products sold by the Company have been launched first in international markets. During 1994, 1995 and 1996, international product sales represented 65%, 65% and 32%, respectively, of the Company's total product sales.

  The Company typically sells implant grade, stainless steel surgical instruments for use with each of its Self-Reinforced, resorbable products. The margins for these instruments are typically lower than the margins applicable to the Company's implant products. However, since orthopaedic companies operating in the U.S. have traditionally loaned rather than sold instruments to their customers, the Company anticipates that in the future, it will be necessary for the Company to provide an increasing proportion of its instrumentation in the U.S. on a loan basis. Similar practices are not common in international markets. For financial statement purposes, revenues from the sale of instrumentation systems are included within product sales and costs associated with the Company's procurement of such systems are included within cost of goods sold. The Company's instrumentation systems are reusable. Accordingly, sales and loans of such systems are likely to be most pronounced in periods shortly after product launches and likely to be less prevalent as penetration of the market increases over the long term. Thus, the negative impact on the Company's gross profit margins associated with sales and loans of a particular instrument system is expected to decrease after a substantial market penetration has been achieved. Similarly, such impact is likely to lessen to the extent that sales and loans of instrument systems decrease as a percentage of total product sales. However, no assurance can be given as to the extent to which instrumentation sales will depress the Company's gross profit margins in the future.

  The Company sells its products through managed networks of independent sales agents, distributors and dealers. In the U.S., the Company handles all shipping and invoicing functions directly and pays commissions to its sales agents. Outside the U.S., the Company sells its products directly to distributors and dealers at discounts that vary by product and by market. Accordingly, the Company's U.S. sales result in higher gross margins than international sales. The Company anticipates that during the next few years, the relative percentage of its U.S. product sales to total product sales is likely to continue to increase. Since the Company pays commissions on sales made through its U.S. network, an increased percentage of U.S. sales in the future will likely result in an increase in the percentage of selling, general and administrative expenses to total sales. This increase will be partially offset by the higher gross margins received on products sold in the U.S.

  Outside of the orthopaedic market, the Company may seek to establish licensing or distribution agreements with strategic partners to develop certain products and to market and distribute products that the Company elects not to distribute through its managed networks of independent sales agents, distributors and dealers. The Company has licensed its membrane patent for use in dental and two other applications in Europe to Ethicon GmbH, a subsidiary of Johnson & Johnson. During 1995 and 1996, Ethicon GmbH paid the Company approximately $200,000 and $201,000, respectively, in licensing fees. Ethicon GmbH has agreed to pay royalties to the Company upon the initiation of commercial sales of its membrane products, which are targeted for commercial release commencing in the second quarter of 1997. Revenues from the Company's sales of such products have not been material. Accordingly, no assurance can be given that royalty payments from Ethicon GmbH, when and if they commence, will be material. Furthermore, no assurance can be given that the Company will be able to enter into other license arrangements regarding other products on satisfactory terms.

  The Company has entered into agreements pursuant to which the Company is obligated to pay royalties based on net sales of certain of the Company's products, including the Meniscus Arrow. To the extent that sales of the Meniscus Arrow products and other licensed products increase in future periods, the Company's license obligations are expected to increase.

  The Company has benefited from the research and development activities of Dr. Pertti Tormala, the founder of the Company, at the Technical University in Tampere, Finland. Dr. Tormala is currently an Academy Professor at the Technical University and is permitted by the University to devote his efforts to developing products for the Company. Dr. Tormala utilizes a group of senior researchers, graduate students and faculty at the Technical University to perform research and development projects involving resorbable polymers and other topics relating to the Company's technology and manufacturing processes. This arrangement, permitted in Finland as a means of encouraging the commercialization of technological development, has resulted in substantial cost savings to the Company while greatly expanding its product development efforts. Any failure by the Company to obtain the continued services of Dr. Tormala, or any requirement that the Company fund research at a substantially increased level, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has hired certain senior researchers from the University program and anticipates that, in the future, more of its product development work will be performed and funded directly by the Company, thereby increasing the Company's research and development expenses.

  The Company currently manufactures its implant products solely at its Tampere, Finland plant. The Company intends to use a portion of the proceeds of this Offering to establish a manufacturing capability in the U.S. The Company plans to establish this capability either by equipping and operating a leased facility or contracting with a third party to provide a manufacturing capability to the Company. The Company believes that on an interim basis, contract manufacturing may enable the Company to save certain staffing costs and enable senior management to focus on other aspects of its business. However, if the Company arranges for a third party to provide contract manufacturing in the U.S., fees payable to such manufacturer may exceed any savings in staffing costs and result in higher costs of goods sold and lower gross profit. Ultimately, in operating a U.S. facility, the Company will incur certain duplicative manufacturing costs which could result in higher costs of goods sold and lower gross profit margins. For information regarding the operations of the Company by geographic area, see Note 14 of the Notes to the Company's Consolidated Financial Statements.

  While the Company's operating losses have resulted in net operating loss carryforwards of approximately $2.1 million for income tax reporting purposes, the extent to which such carryforwards are available to offset future U.S. and Finnish taxable income is significantly limited as a result of various ownership changes that have occurred in recent years. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of the U.S. portion of these carryforwards for federal income tax purposes. Furthermore, income earned by a foreign subsidiary may not be offset against operating losses of Bionx Implants, Inc. or its U.S. subsidiaries. As a result, the Company may incur tax obligations (as it has incurred during 1996) during periods when it reflects a consolidated net operating loss. The statutory tax rates applicable to the Company and its foreign subsidiaries vary substantially, presently ranging from approximately 40% in the U.S. to 28% in Finland. Tax rates have fluctuated in the past and may do so in the future. See Note 12 of Notes to Consolidated Financial Statements.

  The Company's results of operations have fluctuated in the past on an annual and quarterly basis and may fluctuate significantly from period to period in the future, depending on many factors, many of which are outside of the Company's control. Such factors include the timing of government approvals, the medical community's acceptance of the Company's products, the success of competitive products, the ability of the Company to enter into strategic alliances with corporate partners, expenses associated with patent matters, the results of regulatory inspections and the timing of expenses related to product launches.

RESULTS OF OPERATIONS

  Product sales. The Company's product sales increased by 7.1% from $1.3 million in 1994 to $1.4 million in 1995 and by 271.6% to $5.0 million in 1996. The increase in 1995 reflected the commencement of sales (aggregating approximately $228,000) of Meniscus Arrow products to Europe and the commencement of sales through the Company's managed network of independent sales agents in the U.S. The substantial increase in product sales during 1996 primarily resulted from the U.S. introduction of the Company's Meniscus Arrow products in the second quarter of 1996; revenues from the sale of Meniscus Arrow products were approximately $2.4 million in 1996, as compared with $0.2 million in 1995. In addition, the 1996 sales increase reflects increased utilization of the Company's managed network of independent sales agents in the U.S., increased sales of the Company's existing products in international markets and increased instrumentation system sales. Revenues generated from the sale of instrumentation systems and related loaner fees represented 8%, 15% and 20% of total sales in 1994, 1995 and 1996, respectively, increasing from approximately $100,000 in 1994 and $200,000 in 1995 to approximately $1.0 million in 1996. The 1996 increase is attributable primarily to the U.S. introduction of the Meniscus Arrow during the second quarter of 1996; 1996 instrumentation revenues relating to the Meniscus Arrow were approximately $453,000.

  License and grant revenues. License and grant revenues were negligible in 1994, increased to $267,000 in 1995 and increased by 29.3% to $345,000 in 1996. Royalty payments by Ethicon GmbH based upon actual sales are expected to commence in the second quarter of 1997, although no assurances can be given with respect to the timing or amount of such payments. Upon the commencement of such sales by Ethicon GmbH, the Company will be required to cease its dental membrane sales in Europe.

  Gross profit; gross profit margins. The Company's gross profit increased by 34.8% from $804,000 in 1994 to $1,084,000 in 1995 and by 192.1% to $3.2
million in 1996. The increase in gross profit from 1994 to 1995 was primarily attributable to a $251,000 increase in license and grant revenues. The substantial increase in the Company's gross profit during 1996 primarily reflected the increased sales of Meniscus Arrow products after their introduction in the U.S. in the second quarter of 1996. Overall, the Company's gross profit margin increased from 62.8% in 1994 to 66.8% in 1995 and declined to 58.8% in 1996. The improvement in 1995 reflects the increased license and grant revenues. Substantially all of the decline in 1996 is attributable to the inclusion within products sales and cost of goods sold of revenues and expenses associated with the purchasing and sale of instrumentation systems and to the step-up in value of inventory related to the Reorganization. The Company's gross profit margin applicable to implant sales, representing implant revenues less related raw materials, direct labor and overhead and associated variable expenses, increased from 65.1% in 1994 to 66.1% in 1995 and to 66.7% in 1996. The improvement in this portion of the Company's gross profit margin in 1995 was attributable in large part to a change in the Company's product mix from primarily PGA products to primarily PLLA products. In general, the costs associated with manufacturing PLLA products are substantially less than comparable costs for PGA products. The improvement in this portion of the Company's gross profit margin in 1996 resulted primarily from increased sales of higher margin Meniscus Arrow products, increased sales of higher margin PLLA products and the leveraging of certain fixed manufacturing costs over the Company's expanded revenue base.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased by 212.2% from $693,000 in 1994 to $2.2 million in 1995 and by 109.2% to $4.5 million in 1996. Such expenses were 54.8% of product sales in 1994, 159.8% of product sales in 1995 and 89.9% of product sales in 1996. Selling, general and administrative expenses consist primarily of commissions paid on product sales in the U.S., patent and license related expenses, costs incurred in connection with the regulatory process, expenses associated with supporting the Company's managed networks of independent sales agents, distributors and dealers and, in 1996, amortization of goodwill associated with the Reorganization. The increases in the dollar amount of selling, general and administrative expenses during these periods were primarily attributable to increased commission payment obligations reflecting the Company's increased product sales in the U.S. and increased expenses associated with establishing and supporting a managed network of independent sales agents in the U.S. The substantial increase in the percentage relationship of such expenses to product sales in 1995 reflects the investment made by the Company in 1995 in establishing and supporting its U.S. managed network of independent sales agents. Such expenses were incurred in anticipation of the product sales growth which the Company experienced in 1996.

  Acquired in-process research and development. In September 1996, in connection with the Reorganization, the Company recorded a non-recurring charge of $2.8 million for the acquisition of in-process research and development that had not yet reached technological feasibility.

  Research and development. Research and development expenses increased by 44.7% from $190,000 in 1994 to $274,000 in 1995 and by 67.6% to $460,000 in
1996. These increases reflected an increased volume of product development work being performed by the Company and increased staffing levels.

  Other income and expense. Other income and expense consists of interest expense and other miscellaneous expense and income items. Interest expense has remained relatively constant over the past three years.

  Income taxes. Due to operating losses in Finland and in the U.S., the Company did not incur any tax obligations during 1994 or 1995. In 1996, one of the Company's Finnish subsidiaries recorded a profit, which resulted in a Finnish tax liability of $208,000.

QUARTERLY PRODUCT SALES

  The following table presents unaudited product sales information for the last eight quarters through December 31, 1996. In the opinion of management, this information has been prepared on the same basis as the product sales data included in the Consolidated Financial Statements appearing elsewhere in this Prospectus. Product sales for any period are not necessarily indicative of product sales to be expected for any future period.

                                               (IN THOUSANDS)
                                               --------------
           1995:
            Quarter ended March 31............     $ 225
            Quarter ended June 30.............       378
            Quarter ended September 30........       335
            Quarter ended December 31.........       417
           1996:
            Quarter ended March 31............       716
            Quarter ended June 30.............       750
            Quarter ended September 30........     1,160
            Quarter ended December 31.........     2,408

  The quarterly increases in product sales principally reflect the continuing development of the Company's managed network of independent sales agents in the U.S., the introduction in the U.S. of the Company's PLLA screw products during the fourth quarter of 1995 and the U.S. introduction of the Meniscus Arrow products during the second quarter of 1996. The increase in product sales from the first quarter of 1995 to the second quarter of 1995 also reflects the commencement of sales in the U.S. through the Company's managed network of independent sales agents during the second quarter. Minimal sales of the Company's products were made in the U.S. during the first quarter of 1995 while the Company was establishing its U.S. managed network of independent sales agents. The Company anticipates that in future periods, third quarter revenues may be adversely impacted due to relatively lower European sales activity during the summer months.

  Revenue trends will depend upon many factors, including demand and market acceptance for the Company's existing and future products, the timing of regulatory approvals, the timing and results of clinical trials, the timing of the introduction of new products by the Company and by competing companies, the ability of the Company to enter into strategic alliances with corporate partners and the Company's ability to attract and retain highly qualified technical, sales and marketing personnel. Accordingly, there can be no assurance that future revenues will not vary significantly from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has relied upon bank loans (guaranteed in certain instances by the Company's principal stockholders), capital contributions by its principal stockholders and government grants to fund its operations. In September 1996, the Company completed a private placement of preferred stock and warrants in which it received net proceeds of approximately $4.9 million. These net proceeds were used to repay bank debt, to pay down trade debt, to fund manufacturing and product development efforts and for other working capital purposes. Recently, the Company made arrangements for a $2.0 million credit line, secured by the personal property of Bionx Implants, Inc. and its Biostent subsidiary. Amounts to be advanced thereunder are subject to the lender's discretion and are limited to specific percentages of certain domestic receivables and inventory. To date, no amounts have been borrowed pursuant to this facility.

  The Company's cash and cash equivalents increased by $1.5 million from December 31, 1995 to December 31, 1996 as a result of the Company's September 1996 private placement. The infusion of cash from that transaction was offset in part by the Company's net loss for the year, a $1.3 million increase in accounts receivable and a $299,000 increase in inventory.

  As of December 31, 1996, the Company had working capital of $2.0 million. At that date, the Company had outstanding approximately $800,000 of long-term debt (including the current portion of such indebtedness); the Company expects to repay a portion of such long-term debt out of the proceeds of this Offering.

  The Company believes that existing capital resources from its September 1996 private placement, cash flow from operations (if, and to the extent, generated), cash available from its $2.0 million credit line and the anticipated net proceeds from this Offering will be sufficient to fund its operations through 1998. However, the Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including market acceptance of its existing and future products, the successful commercialization of products in development, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies, clinical trials and product clearances by the FDA and other agencies, the cost and timing of its efforts to expand its manufacturing capabilities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the marketing of certain of its products. The Company's operations have not produced positive cash flows during any of the past three fiscal years. To the extent that funds generated from the Company's operations, together with its existing capital resources, the proceeds of this Offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financings, strategic alliances with corporate partners and others, or through other sources. The terms of any equity financings may be dilutive to stockholders and the terms of any debt financings may contain restrictive covenants which limit the Company's ability to pursue certain courses of action. Principal stockholders of the Company who previously provided funding to the Company and provided guarantees to sources of credit have indicated that they do not intend to continue furnishing such assistance. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale-back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations could be materially and adversely affected.

                                   BUSINESS

OVERVIEW

  Bionx Implants, Inc. (the "Company") is a leading developer, manufacturer and marketer of Self-Reinforced, resorbable polymer implants, including screws, pins, arrows and stents, for use in a variety of applications which include orthopaedic surgery, urology, dentistry and maxillo-facial surgery. The Company's proprietary manufacturing processes self-reinforce a resorbable polymer, modifying the gel-like or brittle polymer structure into a physiologically strong structure with controlled, variable strength retention (ranging from three weeks to six months depending upon the medical indication). The Company currently markets its products through managed networks of independent sales agents in the U.S. and independent distributors and dealers in markets outside of the U.S. The Company's nine product lines, representing more than 100 distinct products, were designed to address recognized clinical needs. The Company estimates that its products have been used in over 150,000 surgeries. The Company has received 510(k) clearance from the FDA for the six product lines that it currently markets in the U.S. The Company has also received regulatory approvals for its product lines in certain European and Asian markets.

BACKGROUND

  The human skeletal system is comprised of bone, connective tissue (ligaments and tendons) and cartilage. Bone, which provides the basic support for the body, may sustain damage by traumatic incident, degenerative disease or surgical procedures designed to repair or correct skeletal abnormalities (osteotomy). As a result of the high vascularity of bone, the healing of bone requires only that the fractured sections be in close proximity to each other. Bone heals through a process that involves structural stress, either through load-bearing or use, resulting in the replacement of old, damaged bone with new healthy tissue. Healing of bone in healthy individuals generally requires three to 20 weeks, with the fastest healing occurring in children.

  Connective tissue, which attaches bones and/or attaches bone to muscle, can either be torn or forcibly pulled from its point of attachment to bone or muscle as a result of either trauma or surgical procedures. Ligaments and, to a lesser degree, tendons are vascular structures that have the capacity to heal and recreate their healthy structure. A critical factor in the proper healing of connective tissue is its reconnection or reattachment at the anatomically correct position to assure the return of functionality to the connection between bones and/or between bone and muscle. Connective tissue heals by creating a scar at the point of injury and then gradually replacing the scar tissue with healthy connective tissue. The more vascular the tissue involved, the faster the healing process. The healing of connective tissue generally occurs over a six to 24 week period that requires rest and immobilization of the tissue.

  Cartilage and cartilage-like (cartilaginous) soft tissue, such as the meniscus of the knee, provide cushion and articulating surfaces upon which bones impact during normal activity. These tissues can be damaged through either traumatic injury, long-term physical stress and/or degenerative disease. Since cartilaginous tissue is less vascular than either bone or connective tissue, or is avascular, the healing process in this tissue requires an extremely long time (and may never occur). Unlike bone and connective tissue, damaged cartilaginous tissue must be surgically assisted in the healing process. While damaged articulating cartilage has the potential to partially heal itself by generating replacement tissue, this process can leave a permanent defect or rupture in the cartilage since the substitute tissue does not possess the same functional properties as the pre-injury tissue.

  Injuries involving skeletal tissue will heal more rapidly when supplemented by physical manipulation and anatomical realignment. When attempting to repair skeletal tissue, orthopaedic surgeons perform surgical procedures to recreate anatomically correct positions and to maintain these positions. The techniques and tools used by surgeons differ according to the skeletal tissue involved and the location in the body. However, the objective in each instance is identical: to reposition the tissue in its correct anatomical position and provide fixation systems to maintain that position during healing.

TRADITIONAL APPROACHES TO FIXATION

  To achieve proper skeletal tissue healing, orthopaedic surgeons either (i) use implantable devices, including screws, pins, tacks, plates and nails, to perform various internal fixation and repair techniques and/or (ii) apply external fixators and immobilization systems, such as casts. These techniques are designed to ensure appropriate reduction (close approximation of the separated tissues) and compression (pressure applied to the reduced tissues to assure maintenance of the reduction) during the healing process.

 Rigid Internal Fixation

  Rigid internal fixation (fracture fixation) procedures are performed to repair bone fractures. These procedures, performed either through an open incision or through percutaneous, minimally invasive techniques, are designed to produce correct realignment of bones, to create appropriate reduction and to fix bones in the anatomically correct position to maximize the potential for healing. Since the 1950's, rigid internal fixation techniques involving the internal placement of metal implants have been the standard of care for fracture management and have resulted in improved healing of fractures. Rigid internal fixation is intended as a temporary measure to allow for the initiation of the healing process by creating appropriate reduction. In practice, most metal implants utilized in rigid internal fixation are not removed and become a substitute for the strength and functionality of bone. Such strength and functionality would return to the bone if the fixation device were removed. Annually, approximately 735,000 rigid internal fixation procedures are performed in the U.S.

 Connective Tissue Fixation

  Connective tissue fixation may involve the reattachment of ligaments or tendons that have been torn at the point of attachment. Alternatively, ligaments or tendons may tear at a point other than the point of attachment, requiring reconnection to return functionality. Connective tissue fixation techniques are performed either through open incisions or through minimally invasive techniques, and involve the use of tacks, screws, nails or sutures to effect the anatomical reattachment as close to the original point of attachment as possible. The same repair options are available to the surgeon when ligaments are torn in areas other than at their point of attachment. In both fracture fixation and connective tissue repair, the affected joint or limb is immobilized for a period of time to promote healing. While connective tissue fixation techniques have resulted in adequate repairs, metal fixation devices or suture systems can cause long-term problems and complications, including local pain and limited joint functionality, since the attachment site will not heal completely while the device remains in place. Annually, approximately 360,000 soft tissue fixation procedures are performed in the U.S.

 Cartilage and Cartilaginous Tissue Repair

  Repairs to cartilagenous tissue typically involve removal of the torn tissue or difficult and demanding surgical techniques. Removal of tissue can have long-term consequences for the patient and may lead to subsequent surgeries. Since cartilage has minimal vascularity, or is avascular, the healing of injuries to these tissues must be surgically assisted through complex arthroscopic or open surgical techniques. For example, suturing torn menisci is one of the most technically demanding skills in arthroscopic surgery and may result in surgical complications, including damage to the vascular and neural system. Annually, approximately 940,000 cartilage repairs and replacements are performed in the U.S.

LIMITATIONS OF TRADITIONAL APPROACHES

 Metal Implants

  For more than 30 years, stainless steel, titanium and metal alloy screws, tacks, pins and plates have been recognized as the standard of care for the fixation of bone and connective tissue as a result of the implants' strength and their relatively low reactivity rates. The use of metal implants as the standard of care has been reinforced through the application of Association for the Study of Internal Fixation ("ASIF") techniques and the training received by most orthopaedic surgeons. As a result, the Company believes that metal fixation devices are currently used in the vast majority of the repairs of skeletal tissue requiring internal fixation.

  Despite the nearly universal acceptance of metal fixation devices, the medical community has recognized several important limitations associated with these products. Most importantly, bone repaired with and supported by metal devices relies upon the implant to perform the load-bearing functions previously performed by bone. Physicians refer to this as stress shielding of the healing bone. Since bones grow and repair in response to stress, bones which are not called upon to perform their natural load-bearing functions tend to weaken in the fractured areas. For example, in a study of 17 patients with ankle fractures fixed with metal screws, bone mineral density decreased on average by 18.6% as compared to the non-operated ankle. Although it is recommended that metal implants be removed to deter stress shielding, frequently they are not removed. Furthermore, motion at the fracture site can cause metal implants to loosen and to create hollow areas in cancellous (spongy) bone. Connective tissue fixation techniques using metal implants can cause long-term problems, including local pain and loss of functionality due to abrasion of the surrounding tissue by the metal implant. In addition, some patients experience allergic reactions to certain metal fixation devices which remain implanted for extended periods of time.

 First Generation Resorbable Implants

  Resorbable fixation devices were developed in response to the limitations of metal fixation devices. The first generation of these devices was introduced in Europe in the mid-1980s and in the U.S. in the late 1980s. The majority of these devices are either brittle or overly flexible as a result of the processes, such as injection molding, which are used in their manufacture. The low strength of these implants has led designers to create overly large implants with extremely high molecular weights, which, in certain instances, may have caused local inflammation and irritation at the implant site. In addition, due to their large size, these implant configurations could be applied in only certain anatomical areas, which may limit their clinical utility. For screw-shaped implants, the application of torque to effect a successful implantation often results in the breaking of the implant and the release of relatively large particles into joints or soft tissues. Implants that do not have a discernible strength are limited in their application because surgeons are familiar with metal implants and demand similar strength from resorbable implants. Surgeons have reported that certain of the first generation resorbable implants resorb too quickly and do not provide fixation for the period required for proper bone or tissue healing. The combination of these factors has led most surgeons to reject the first generation of resorbable implants, leaving metal implants as the standard of care.

SELF-REINFORCED, RESORBABLE IMPLANTS

  The Company has developed nine proprietary resorbable polymer fixation implant product lines, including screws, pins, tacks, arrows, membranes and urology stents, which provide an alternative to metal implants and overcome the limitations of first generation resorbable fixation devices. By modifying well-characterized resorbable polymers (e.g., PLLA and PGA) through the use of several proprietary manufacturing and processing techniques, the Company is able to create Self-Reinforced, resorbable implants. The Company's Self-Reinforcing technologies modify a resorbable polymer's properties from a gel-like or brittle structure into a physiologically strong polymer implant with controlled, variable strength retention (ranging from three weeks to six months, depending upon the medical indication) which can be used safely and reliably in a variety of applications, including orthopaedic surgery, urology, dentistry and maxillo-facial surgery.

  The Company's Self-Reinforcing technology also imparts to the processed polymer a number of critical characteristics which enhance the manufacturability of the implants and broaden the clinical applications for these devices. For example, the polymers can be machined (e.g. lathed, heat-treated and forged) and modified using custom metal forming techniques. As a result, the Company has designed and developed a variety of resorbable implant devices, including pins, screws and other profiled (nonsmooth-surfaced) implants of clinically appropriate sizes that incorporate machined features, such as ridges and barbs, for improved fixation.

  The resorption of PLLA and PGA occurs in a predictable three step process. The first two steps are initiated by hydrolysis, which breaks down the polymer molecules into smaller chains, resulting in an initial reduction in molecular weight and a slight swelling of the implant, causing it to lock in place. The third step involves degradation. Unlike first generation unreinforced resorbable polymers which degraded rapidly into large particles (greater than 1mm) in an uncontrolled process, the Company's Self-Reinforced, resorbable polymers degrade in a slow controlled fashion into small particles. Only when the Self-Reinforced, resorbable implant has degraded into small particles will they be released into the surrounding tissue for final degradation through cellular absorption. The slow and controlled degradation of Self-Reinforced, resorbable polymer implants causes the gradual transfer (ranging from three weeks to six months depending upon the medical indication) of the weight-bearing load from the implant to the bone.

  The Company believes that the principal advantages of its Self-Reinforced, resorbable implants include:

  . Improved Bone Healing. The controlled degradation of the Company's Self-
    Reinforced, resorbable implants in bone results in a gradual transfer of the weight-bearing load from the fixation device to the bone, eliminating stress shielding. In a trial involving 39 patients with ankle fractures, bone mineral density decreased on average by 6.4% in those patients in which the Company's PLLA screws were used, as compared to an 18.6% average decrease for those patients receiving metal screws. As a result, the Company believes that its implants promote more effective bone healing than metal implants.

  . Improved Soft Tissue Healing. Fractures and soft tissue injuries that involve the articulating surfaces of joints have been difficult to address with metal implants due to the potential for erosion of these delicate surfaces. In a clinical study of 34 patients who received the Company's Meniscus Arrow, no such erosion occurred.

  . Lower Implant Failure Rate. Competitors' first generation unreinforced, resorbable implants have a reported failure rate of 7-10% on insertion. The Company believes, based on clinical experience with its self-reinforced, resorbable implants and feedback from the medical community, that the Company's implants have a significantly lower rate of failure.

  . Reduced Need for Repeat Surgery. The Company's implants are absorbed by the body over a controlled period of time, which is based on their indicated use. This controlled resorption allows the patient to avoid the cost, trauma and inconvenience of follow-up surgery to remove the implant. These advantages may be especially beneficial in the treatment of ankle fractures, which typically involves the removal of the metal implant. The potential for re-fracture of the site upon removal, which exists whenever metal implants are removed, is also eliminated.

  The Company's use of well known and well characterized polymers has, to date, allowed for clearance of the Company's orthopaedic products through 510(k) submissions. The FDA is familiar with the toxicological properties of these polymers, and has not required extensive preclinical or clinical tests prior to granting marketing clearance. In certain recent cases, clearances have been obtained within 90 days after submission.

BUSINESS STRATEGY

  The Company's goal is to leverage its Self-Reinforcing technology as a platform for the development and sale of resorbable polymer implants across a wide range of medical/surgical applications. The key elements of the Company's business strategy include:

  . Develop Proprietary Products by Leveraging the Company's Platform
    Technology. The Company intends to leverage its core technology as a platform for developing new Self-Reinforced, resorbable implants which allow surgeons to effectively treat specific medical needs where current treatment modalities are not optimal. For example, the Company has developed its Meniscus Arrow for use in the repair of tears of the medial and lateral meniscus and has developed resorbable, self-expanding stents for use in the urinary tract and for prostate related disease, two indications in which current therapies have clinical limitations.

  . Enhance Core Technology Platform. The Company is developing next generation polymers and high strength resorbable composites, which are designed to further enhance the Company's core technology and expand the applications for its products. The technologies which the Company has developed to produce Self-Reinforced polymers are applicable to any resorbable polymer, and may be applied to the development of new, more durable, stronger, profiled (nonsmooth-surfaced) implants. In addition, the Company may work with universities and other polymer developers to expand its proprietary polymer base.

  . Leverage Existing Customer Base. Over 1,000 orthopaedic surgeons worldwide have used the Company's Self-Reinforced, resorbable implants. Substantially all of these surgeons are repeat customers. The Company believes that it has developed a reputation for producing high quality, safe and reliable resorbable implants. The Company intends to leverage its reputation with its customers to build new markets for its products, to increase acceptance of its existing products and to accelerate adoption of products currently under development.

  . Maintain Focused Sales and Marketing Efforts. The Company intends to continue to focus its sales and marketing efforts initially on the estimated $595 million annual orthopaedic resorbable biomaterial and meniscal preservation markets. Accordingly, outside the orthopaedic market, the Company may seek to establish licensing or distribution agreements with strategic partners to develop certain products and to market and distribute products that the Company elects not to distribute through its managed networks of independent sales agents, distributors and dealers.

  . Expand the Company's Manufacturing Capabilities. The Company manufactures its implant products in Finland. Through the establishment of its managed network of independent sales agents in the U.S., the Company has substantially increased its presence in the U.S. With this increased presence, the Company believes that it will be able to more effectively support U.S. selling efforts by establishing a manufacturing capability in the U.S. to supplement its Finnish manufacturing capacity. Management may seek to arrange for a contract manufacturer to provide this capability to the Company.

PRODUCTS

  The Company currently markets nine product lines representing more than 100 distinct products. The Company also provides specially designed instruments for use with each of its products. The Company's product lines are described below:


                                                                         ANNUAL POTENTIAL
  PRODUCT LINES   TARGETED INDICATIONS(1)       REGULATORY STATUS       U.S. PROCEDURES(1)
  -------------   ------------------------ ---------------------------- ------------------
                                                                          (IN THOUSANDS)
  Fracture
   Fixation:
   SR-PLLA        Fractures/Osteotomies    Marketed Worldwide                  100
    Pins
   SR-PLLA        Fractures/Osteotomies    Marketed Worldwide                  125
    Screws
   SR-PGA         Fractures/Osteotomies    Marketed Worldwide                  400
    Pins
   SR-PGA         Fractures/Osteotomies    Marketed Worldwide                  125
    Screws
  Tissue
   Repair:
   Meniscus       Meniscus Repair          Marketed Worldwide                  138
    Arrows
   SR-PLLA        Ligament Attachment      Marketed Worldwide                   15
    Tacks
   SR-PGA         Alveolar Ridge           Marketed Outside of the U.S.         NA
    Membrane
  Urology
   Stents:
   SR-PGA         Post Benign Prostatic    Marketed Outside of the U.S.         NA
    Stents         Hyperplasia Swelling     FDA Submission in 1998(2)
   SR-PLLA        Benign Prostatic         Marketed Outside of the U.S.         NA
    Stents         Hyperplasia Prophylaxis  FDA Submission in 1998(2)

 --------
 (1) As described herein, FDA clearances for certain of the Company's products are limited to specific indications. The Company's estimates for the number of potential annual procedures in the U.S. have been derived by the Company on the basis of its analysis of market research reports compiled by independent third-party sources which the Company believes to be reliable. Such market research reports contain approximate total procedure amounts from which the Company has estimated the number of potential procedures eligible for the targeted indication. "NA" denotes that data is not available. See "Risk
     Factors - Estimates of Procedures Uncertain; Regulatory Submission Dates Subject to Change."
 (2) FDA submission dates reflect the Company's current plans and are subject to delay or cancellation depending upon contingencies that may arise in the development process. See "Risk Factors -- Estimates of Procedures Uncertain; Regulatory Submission Dates Subject to Change" and " -- Government Regulation."

 PLLA and PGA Pins

  Fracture fixation pins are indicated for the management of cancellous bone fractures and osteotomies in the non-loadbearing areas of the skeletal system, including fractures of the ankle, knee, wrist, elbow, hand and foot. Fractures in these anatomical areas are most commonly the result of trauma. Osteotomies in these areas are normally used to correct congenital or induced bone malformation. The use of metal pins often results in pins protruding from the body to allow for their removal. This is especially true in certain pediatric fractures where the current technique is to leave the metal pins protruding from the joint or bone, with the limb awkwardly positioned, to facilitate the removal of the pins. This technique is inconvenient to the patient, is associated with increased levels of infection and results in additional trauma and expense when the pins are removed.

  The Company's resorbable pins, which range in diameter from 1.1mm to 4.5mm and in length from 10mm to 70mm, can be cut by the surgeon to the precise length required for an individual patient, thereby reducing the risk of discomfort and infection. The pins are designed to improve the fixation of fractures through two design innovations: (i) the pins are slightly oversized as compared to the drill channel and slightly oval in shape, providing an improved friction fit as compared with round metal pins; and (ii) the pins swell slightly when exposed to the moisture in the surgical site, locking the pin in the drill channel within hours after implantation. The Company's pins can be used in open surgical procedures and percutaneous and endoscopic techniques. In the U.S., while the Company's PLLA pins currently are cleared only for use in bunionectomies, the Company's PGA pins may be used in a variety of cancellous bone fixations.

 PLLA and PGA Screws

  Although management of fractures in the cancellous areas of bones with metal screws and plates is the standard of care, the procedures present orthopaedic surgeons with several problems. The inherent difference in stiffness between the metal screw and the bone can cause complications, including inducement of relative motion at the fracture site. Such motion can cause screws to loosen and can result in local bone degradation. Metal screws can also protrude from the bone surface after implantation or break under the healing stresses of bone and cause irritation in areas of the body where the skin and muscle covering of the fracture site is thin or contains high concentrations of nerves.

  The Company's screws range in diameter from 2.0mm for delicate hand and foot procedures to 4.5mm for use in ankle fractures. The Company's screw threads were specifically designed for use in cancellous fractures. The Company's screws are designed to take advantage of the swelling properties of Self-Reinforced materials to achieve optimum fixation with minimal bone damage. In areas where skin is thin, surgeons may shape the head of the Company's screw to conform to the bone contour in order to prevent irritation. In anatomical situations where breakage will occur after healing, the use of the Company's screws avoids the complications that result from the removal of broken metal implants. In the U.S., the Company's screws currently are cleared only for use in treating ankle fractures.

 Meniscus Arrows

  Tears of the cartilage pads in the knee, known as the menisci, are the most common knee injuries treated by orthopaedic surgeons in the U.S. Prior to the introduction of the Company's Meniscus Arrow, the treatment options available to surgeons were limited to either the removal of the damaged section (meniscectomy) or surgical repair using a variety of complex suturing techniques. The efficacy of meniscectomy, historically the preferred approach given the complex and lengthy nature of the suture repair procedure, has recently been questioned in peer-reviewed and published studies. These studies have shown that meniscus removal may be detrimental to the long-term outcome of the surgery and may lead to complications requiring further, more invasive, surgeries. The suturing alternative requires surgeons to tie knots arthroscopically, which is one of the most technically demanding skills in arthroscopic surgery. Surgical complications, including damage to the vascular and neural system, can arise during this time-consuming suturing process, due in part to the necessity of creating a small opening at the back of the knee to allow for the passing of sutures and the tying of knots.

  The Meniscus Arrow, commercially introduced by the Company in the U.S. during the second quarter of 1996, is the first resorbable, arthroscopically implanted fixation device designed for use in the repair of longitudinal, vertical ("bucket handle") tears of the medial and lateral meniscus. The Meniscus Arrow is a thin, pointed, barbed shaft with a t-shaped head that is driven across the meniscal tear, fixing the torn pieces of the meniscus together. The Meniscus Arrow may be implanted in a straightforward procedure that has been demonstrated to reduce operating room time by approximately 50% as compared with suturing and does not require substantial additional training for its use. This resorbable implant avoids both the long-term consequences of meniscus removal and complications to the arterial and nervous system that can arise from the suturing approach. The Company believes that surgeons who were unwilling to perform meniscus repairs in the past may now attempt such repairs, thereby potentially increasing the available market.

 PLLA Tacks

  Management of ruptures of the ligaments of the thumb, including ulnar collateral ligaments ("skier's thumb" or "gamekeeper's thumb"), is typically performed using either bone to ligament suturing techniques or metal anchors designed for use in small bones. These techniques are dependent upon the surgeon's skill at achieving good fixation and approximation of the torn section of the ligament without damaging the affected ligament in the suturing process. Even when suturing is successful, damage to the repaired ligament may occur at the site of the repair, since the sutures remain in place after the healing process is complete. Since suturing is performed without direct visualization of both sides of the wound, damage to nerves and vessels may also occur.

  The Company developed its PLLA tack to provide the surgeon with an easy to use implant designed to reduce the risk of long-term and intra-operative tissue damage that may occur in traditional suturing techniques. The insertion procedure for the Company's tack involves the use of standard surgical techniques to first create a channel in the ligament and a small drill hole in the bone, and then attaching the ligament with manual pressure. The Company's tack is designed to swell in the drill hole in order to provide immediate fixation and to withstand stresses in the thumb. The degradation of the tack after healing of the reattachment site reduces the risk of long-term tissue damage. In the U.S., the Company's PLLA tacks currently are cleared only for use in repairing ligaments of the thumb.

 PGA Membrane

  Repair of defects in the gum or jaw to facilitate the use of dental implants requires the use of membranes to support and contain materials that are implanted at these sites to assist the body in growing new bone. Current membranes, made from either non-resorbable materials or collagen sponges, may limit the surgeon's capabilities to effect good repairs because they either must be removed in a second surgery or may not provide support for a period sufficient to complete the healing process. The Company's membrane is a resorbable sheet of self-reinforced polymer that degrades over a clinically appropriate period to allow for bone growth and does not require removal in a second surgery.

  The Company has licensed Johnson & Johnson's Ethicon GmbH subsidiary to sell products based on the Company's membrane patent for use in dental and two other applications in Europe. Ethicon GmbH has advised the Company that it expects to commence commercial sales of such products during the second quarter of 1997. In the U.S., the Company is assessing whether the orthopaedic market for the membrane product is sufficient for the Company to incur the expense of pursuing FDA clearance on its own. For the dental surgery market in the U.S., the Company presently intends to pursue a strategic alliance with a corporate partner, although no assurance can be given that an arrangement satisfactory to the Company will be negotiated. The Company's membrane products cannot be marketed or sold in the U.S. until clearance or approval is obtained from the FDA. See "Risk Factors -- Government Regulation."

 PGA Urology Stents

  Benign prostatic hyperplasia ("BPH"), a common condition in older men, is characterized by the enlargement of the prostate gland, which can block the normal flow of urine. Conventional treatment of BPH typically involves a number of invasive surgical techniques and/or drug therapies. Such techniques, including the use of lasers, RF energy and other cutting mechanisms to open an enlarged prostate to allow for free urine flow, have the side effect of rebound due to edema after surgery. In order to respond to this problem, surgeons either catheterize their patients with a catheter for a period of time after surgery or insert a temporary stent. Both approaches have drawbacks. Removal of a Foley catheter requires a return to the hospital or surgical center and may cause significant discomfort for the patient. Also, the infection rate for patients with Foley catheters has historically been high. Experience with conventional metal and non-resorbable polymer urology stents demonstrates that tissue begins to grow over these implants shortly after surgery is completed. As a result, removal of temporary stents can be difficult and painful.

  The Company has developed the first resorbable, self-expanding stent for use in urological procedures. The Company's resorbable urinary tract stents are used to prevent postsurgical urine retention after thermal treatment for BPH. The design of the Company's stent allows it to be easily inserted under direct vision with a cystoscope and to have its location checked by the use of ultrasound. The self-expanding property of the Company's stent allows the urologist to place a stent of reasonable diameter into the prostatic urethra and then to have the stent swell and lock itself into position without the application of other devices, such as a balloon catheter.

  In studies conducted by the Company, the Company's PGA stent enabled a substantial percentage of patients to void on the first or second day after implantation following laser treatment of BPH. In contrast, the study data indicated that indwelling catheters do not enable patients to void on their own for an average of six days after such surgery is performed. The Company believes that its stent provides the patient with immediate relief of post-operative edema, avoids the necessity for return to the clinic for catheter removal, avoids the potential inconvenience associated with the use of an indwelling system and reduces the potential for infection associated with use of a catheter in a sensitive area of the body. The Company's stents cannot be marketed or sold in the U.S. until clearance or approval is obtained from the FDA. See "Risk Factors --Government Regulation."


 Instrumentation

  The Company, with the assistance of certain contract manufacturers, has developed a series of instrumentation systems designed for use with each of the Company's product lines. The Company distributes its instruments both on an instrument-by-instrument basis or in kits. The implant grade stainless steel instruments are manufactured by third-parties and are designed specifically to enable implantation of a particular product manufactured by the Company. All of the Company's currently distributed instrumentation systems are reusable. Accordingly, instrumentation system sales are directed to new customers and to existing customers who are planning to initiate usage of one or more of the Company's new or existing products.

PRODUCT DEVELOPMENT

  The Company's product development efforts focus upon expanding the use of the Company's platform technology to address the limitations of traditional surgical techniques and existing implants. The Company currently has ten products for 18 different indications in various stages of development. To date, all of the Company's implants sold in the U.S. have been cleared through the 510(k) pre-market notification process. However, lengthier and more costly PMA submissions may be required in order to obtain approval to sell urological stents and other new products in the U.S.

  The Company is engaged in a number of studies designed to enable the Company to increase the applications of existing products and to introduce new products. The following table summarizes recently completed, ongoing and planned clinical trials for key products currently marketed or in development.


                                  CLINICAL                          ESTIMATED                                 ANNUAL POTENTIAL
       PRODUCT                   INDICATION               PATIENTS  DURATION   CLINICAL/REGULATORY STATUS(1) U.S. PROCEDURES(2)
       -------       ----------------------------------   -------- ----------- ----------------------------- ------------------
                                                                   (IN MONTHS)                                 (IN THOUSANDS)
  ORTHOPAEDICS
   PLLA Screw        Colles fracture (wrist)                 28       12-18    Enrollment complete                   16
                     Endo-brow lifts (face)                  50        6-12    Enrollment complete                   15
                     Acetabular cup fixation (hip)           25       18-30    First patients enrolled 7/96         180
                     Femoral neck fixation (leg)             40       24-36    FDA submission in 1997               165
   PGA Screw         Salter osteotomies (pediatric hip)      25       36-48    To commence in 1997                   NA
   PLLA Nail         Osteochondritis dessicans (knee)        25        6-12    Enrollment commenced 10/96             9
   PLLA Tack         Bankhart tears (shoulder)               20       24-36    FDA submission in 1997                87
   PLLA Wedge        High tibial osteotomy (leg)             25       12-24    To commence in 1997                   NA
                     ACL fixation (knee)                     20       18-30    To commence in 1997                  149
   PLLA Screw/Washer Rotator cuff repair (shoulder)          25       12-30    To commence in 1997                   87
  UROLOGY
   PGA Stent         Lumen support post BPH treatment        96       36-48    FDA submission in 1998               300
   PLLA Stent        Urethral stricture                      60       24-36    Enrollment commenced pre-1996        100
   PLLA Stent        Use with finasteride                    60        TBD     Enrollment commenced 9/96             NA
  GENERAL SURGERY
   PLLA Stent        Bile duct blockage                      10       18-30    Enrollment commenced 1/96             NA
                     Pancreatic duct blockage                10       18-30    Enrollment commenced pre-1996         NA
  MAXILLO-FACIAL SURGERY
   PLLA Screw        Sagittal split osteotomy (jaw)          47       24-30    FDA submission in 1997                25
   PDLA Screw
    and Plate        Mid-face corrections                    50       12-24    First patients enrolled 11/96        110
   PLLA Plate        Cranial-facial fractures                26       12-24    Enrollment commenced                  15

 -------
 (1) Regulatory submission dates reflect the Company's plans and are subject to delay or cancellation depending upon contingencies that may arise in the development process. See "Risk Factors -- Estimates of Procedures Uncertain; Regulatory Submission Dates Subject to Change" and "--
      Government Regulation."

 (2) The Company's estimates for the number of potential annual procedures in the U.S. have been derived by the Company on the basis of its analysis of market research reports compiled by independent third-party sources which the Company believes to be reliable. Such market research reports contain approximate total procedure amounts from which the Company has estimated the number of potential procedures eligible for the targeted indication. "NA" denotes that data is not available. See "Risk Factors - Estimates of Procedures Uncertain; Regulatory Submission Dates Subject to Change."

  The Company is also actively involved in other development projects that have not yet entered into full human clinical trials. These projects include the following:

  PLLA Anchors. Commercially available bone anchors are designed to be deployed into the bone and to secure soft tissue, such as ligaments and tendons, to the bone. While a majority of bone anchors used today are sufficiently strong to reattach torn ligaments, most are difficult to remove as a result of permanently deployed barbs or self-tapping screw threads. If removal is not possible, the presence of the first implanted anchor makes it difficult to deploy revision bone anchors or sequential devices in close proximity to the first device. As a result, surgeons may be unable to achieve precise reattachment of the tissue to locations in the bone which are critical for effective repair. In addition, certain metal anchors do not fit in the drill hole flush with the surface of the bone and leave a metal surface upon which the ligament is sutured. Long term contact between the metal anchor surface and the ligament reduces the area available for reattachment on the bone surface, creates an area of potential local irritation and, because the anchor is not at the same level as the surrounding bone, may create an area of raised tissue that can be felt post-operatively by the patient. Furthermore, existing anchors hold the tied sutures extremely tightly against the bone, which may result in long-term tissue damage.

  The Company has designed a resorbable anchor to address the principal shortcomings of existing metal anchors. The design of the Company's anchor enables it to be inserted without the use of a bone tap, to be easily removed if misplaced or if the suture breaks, and to accommodate any type of suture. Since there have been at least five predecessor devices and because the product design is a modification of the Company's PLLA screw, the Company believes that the FDA will not require clinical verification of the anchor's efficacy, although no assurance can be given in this regard. Biomechanical tests have demonstrated the pull-out (the force necessary to remove the anchor from the bone) of the Company's anchor to be equal to or greater than that of certain currently approved products. The Company plans to seek 510(k) clearance for this product in 1997. See "-- Government Regulation."

  Intramedullary Nails. To treat fractures of the forearm and humerus in children, pediatric surgeons currently use flexible stainless steel wire as a substitute for nails in order to avoid damaging the growth plates in either bone of the forearm. While these wires are less invasive and do not stress-shield growing bones as do metal plates and screws, they may be difficult for the pediatric surgeon to manipulate in the small bones of a child and may require removal in the future. To respond to the needs of pediatric surgeons for a fast, easy to use and safe procedure to manage forearm and humeral fractures in children while avoiding the need to remove metal implants, the Company has developed and tested in preclinical studies a resorbable intramedullary nail made of poly-dl-lactic acid ("PDLA"). The Company believes that PDLA implants have greater initial strength, higher flexibility and faster absorption rates than PLLA implants. These performance characteristics, particularly rapid, safe absorption, are important in children because of their rapid growth and the traumatic impact on children of surgically removing permanent implants. Based on the elimination of the need for removal surgery, the Company believes that its intramedullary nails are a superior alternative to current techniques for the fixation of displaced fractures in the pediatric forearm. Preclinical studies have demonstrated that the use of the Company's resorbable implants in the intramedullary canal do not create local inflammation or interfere with the normal healing process. The Company plans to commence a multi-center clinical trial of its intramedullary nails in children in 1997.

  Small Joint Prostheses. There is a growing need for the replacement of arthritic joints in the fingers and toes. The only current options for the surgeon are silicone implants which have begun to show long-term problems, including degradation of silicone, and fusion of the joint, which eliminates the pain but also limits the functional use of the particular digit. Utilizing its membrane and screw technologies, the Company has created a new system for the repair of joints in the fingers and toes. The Company's small joint replacement prosthesis consists of a flexible pin that penetrates a mesh of reinforced PDLA. The prosthesis is used as a system to reconnect finger and/or toe joints after the removal of a diseased joint. The mesh provides the patient with a temporary, flexible joint that does not interfere with the natural healing process. Fixed in place with a pin, the joint is designed to be functional and load-bearing at an earlier stage than has been demonstrated with silicone implants and to create a pseudo-joint after resorption.

  Product development involves a high degree of risk. There can be no assurance that the Company's new product candidates in various early stages of development will prove to be safe and effective, will receive the necessary regulatory approvals or will ultimately be commercially successful. These product candidates will require substantial additional investment, laboratory development, clinical testing and FDA or other agency approval prior to their commercialization. The Company's inability to successfully develop and introduce these product candidates on a timely basis or at all, or achieve market acceptance of such products, could have a material adverse effect on the Company's business, financial condition and results of operations.

SALES, MARKETING AND DISTRIBUTION

  The Company sells its products through managed networks of independent sales agents in the U.S. and independent distributors and dealers in markets outside of the U.S. In the U.S., the Company manages a network of agents who are responsible for particular orthopaedic products and territories. In managing its U.S. network, the Company maintains a direct relationship with its medical community customers by handling all shipping and invoicing functions directly and paying commissions to its sales agents. The Company supports its U.S. managed network of sales agents with product specialists who supplement the work of the sales agents, providing training to orthopaedic surgeons with respect to the features and modalities applicable to particular resorbable implant products. In Europe, the Company sells its products through networks of independent distributors and dealers that purchase products from the Company at discounts that vary by product and by market. These international distributors and dealers have the primary relationships with the physicians and hospitals that are using the Company's products. The Company typically operates under written agreements with its domestic and international sales agents, distributors and dealers. These agreements grant the dealers the right to sell the Company's products within a defined territory and permit the distributors to sell other medical products.

  The Company has licensed Johnson & Johnson's Ethicon GmbH subsidiary to sell in Europe certain products, based on the Company's membrane patent, in dentistry and two other unrelated fields of use. Under that arrangement, the Company received license fees in 1995 and 1996 and will be entitled to receive royalty payments once the licensee commences sales.

MANUFACTURING

  The Company currently manufactures all of its products in its Tampere, Finland facility. All finished goods production, packaging and testing are conducted in a validated 1,000 square foot clean room with physically separate areas of varying types of air quality designed specifically for the production of resorbable polymeric materials and products. Substantially all aspects of the manufacturing process are subject to, and are designed to comply with, the FDA's GMP regulations. The facility is subject to inspection by the FDA and European regulatory agencies. The Company has received an EC Design Examination and an EC quality system Certificate and is entitled to affix a CE marking on all of its currently marketed orthopaedic, dental and maxillo-facial products. See "-- Government Regulation."

  The Company employs two separate processes to produce its Self-Reinforced polymers. The sintering process, used only for PGA products, involves the compression of polymer threads laid in molds to permit the bonding of such threads without melting the materials. The die drawing process, used for PLLA, PGA and PDLA products, runs polymers through a die in order to create reinforcing elements or fibrils. Both processes are supervised by experienced personnel and are subjected to quality control checks until final sterility testing and batch control paperwork have been completed. Microbial testing of the final product is contracted to an FDA-registered facility in the U.S. Much of the machinery utilized by the Company in the manufacturing process was either created by the Company's technical team or has been modified by that team to meet the Company's requirements.

  The raw materials for the Company's PLLA materials are currently available from three qualified sources. The raw materials for the Company's PGA products are currently provided to the Company by two qualified sources. These raw materials have been utilized in products cleared by the FDA and the Company's suppliers maintain Device Master Files at the FDA that contain basic toxicology and manufacturing information accessible to the FDA. The Company does not have long-term supply contracts with any of such suppliers, although it is currently negotiating a supply agreement with its principal PLLA supplier. In the event that the Company is unable to obtain sufficient quantities of such raw materials on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which, in turn, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if any of the raw materials for the Company's PLLA and PGA products are no longer available in the marketplace, the Company would be forced to further develop its technology to incorporate alternate components. The incorporation of new raw materials into the Company's existing products would likely require clearance or approval from the FDA. There can be no assurance that such development would be successful or that, if developed by the Company or licensed from third parties, devices containing such alternative materials would receive FDA clearance on a timely basis, or at all.

  The Company intends to establish manufacturing capabilities in the U.S. in order to increase its manufacturing capacity for its existing and new products. The Company anticipates that it will either (i) equip and operate a leased facility in the eastern U.S. or (ii) contract with a third party to provide a manufacturing capability to the Company. The Company presently is exploring both of these alternatives. If the Company chooses to use a contract manufacturer, the Company would likely equip the manufacturer's facility, with the objective of ultimately transitioning to a neighboring Company-owned or Company-leased facility. The Company believes that on an interim basis, contract manufacturing may enable the Company to save certain staffing costs and enable senior management to focus on other aspects of its business; however, savings in staffing costs may be outweighed by fees payable to the contract manufacturer. Regardless of the approach to be utilized, the Company currently plans to commence packaging and sterilization functions in the U.S. by late 1997 and to commence the balance of the manufacturing process in the U.S. by 1999. While the Company's plans may change, the Company anticipates that once full manufacturing commences in the U.S. facility, the Company will seek to manufacture the Company's entire product line both domestically and abroad. There can be no assurance that the Company will not encounter difficulties in scaling up production in the U.S., including problems involving production yield, quality control and assurance, and shortage of qualified personnel. In addition, the U.S. facility will be subject to GMP regulations, international quality control standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up or the failure by the Company to establish and maintain the U.S. facility in accordance with such regulations, standards or other regulatory requirements could entail a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations. During 1995 and 1996, the Company experienced occasional periods of delay in filling product orders due to increases in demand beyond forecasted levels. The Company is currently upgrading its production machinery and processes to address this increased demand. No assurance can be given that the integration of these machines into the production process will occur within the scheduled time frame or will not result in difficulties in scale-up that could lead to further delays in filling orders in the future. See "Certain Transactions."

LICENSES, TRADE SECRETS, PATENTS AND PROPRIETARY RIGHTS

  The Company believes that its success is dependent in part upon its ability to preserve its trade secrets, obtain and maintain patent protection for its technologies, products and processes, and operate without infringing the proprietary rights of other parties. As a result of the substantial length of time and expense associated with developing and commercializing new medical devices, the medical device industry places considerable importance on obtaining and maintaining trade secret and patent protection for new technologies, products and processes.

  The Company's patent strategy has been to seek patent protection for the technologies that produce the Company's Self-Reinforced resorbable polymer products and, in certain instances, for the products themselves. The Company owns or has licenses to patents issued in the United States and in various foreign countries and has patent applications pending at the U.S. PTO and in the patent offices of various foreign countries. Provided that all requisite maintenance fees are paid, the Company's four principal U.S. patents (two of which are owned by the Company and two of which are licensed to the Company on an exclusive basis) will expire between 2004 and 2008. The two principal U.S. patents owned by the Company relate to the Company's Self-Reinforced resorbable polymer products, the Company's sintering process, and resorbable polymer products produced from the Company's controlled drawing process. The Company also has pending two principal U.S. patent applications that relate to the Company's resorbable stent technology. The Company's other patents and patent applications relate to various uses for Self-Reinforced resorbable polymers, either alone or in combination with other resorbable polymers or biocompatible materials, and generally involve specific applications or improvements of the technologies disclosed in the Company's principal patents and patent applications. European counterparts to the two principal U.S. patents that are owned by the Company and the Japanese counterpart to one such patent are currently the subject of opposition proceedings. One of these European patents has been revoked by the European Patent Office for lack of novelty based on an earlier publication. The Company has filed an appeal of the European Patent Office's revocation decision. The other European patent and the Japanese patent application are being challenged on lack of novelty and inventiveness grounds on the basis of disclosures made in patent and other publications. The Company is vigorously defending its European and Japanese patent positions in these proceedings. No assurance can be given as to whether such appeal in Europe will be successful or as to the outcome of the pending opposition proceedings. In order to clarify and confirm its U.S. patent position, the Company intends in the second quarter of 1997 to request reexamination by the U.S. PTO of the two principal U.S. patents owned by the Company. No assurance can be given as to whether the issues raised in the reexamination proceedings will be resolved in the Company's favor. The reexamination process is expected to take up to twelve months or longer. Such reexamination could result in some or all of the patent claims set forth in these two U.S. patents being altered to provide narrower coverage or determined to be unpatentable. No assurance can be given as to the outcome of the reexamination process. Narrowing of the coverage or a holding of unpatentability in relation to one or both of these two principal U.S. patents may significantly ease entry to the U.S. market for the products of the Company's competitors and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also relies upon trade secret protection for certain unpatented aspects of its proprietary technology, including its Self-Reinforcing technology. Although the Company has taken steps to protect its trade secrets and know-how, through the use of confidentiality agreements with its employees and certain of its business partners and suppliers, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, that others will not independently develop or otherwise acquire substantially equivalent proprietary technology, information or techniques, that others will not otherwise gain access to or disclose the Company's proprietary technologies or that any particular proprietary technology will be regarded as a trade secret under applicable law. There can also be no assurance that the steps taken by the Company will prevent misappropriation of its trade secrets. As a result of the reliance that the Company places on its trade secrets, loss of the Company's trade secret protection in this area would have a material adverse effect on the Company's business, financial condition and results of operations.

  Additionally, the Company is licensed under two principal U.S. patents. Pursuant to this license agreement, the Company has the exclusive right in the U.S. to manufacture, use and sell certain devices for fixation of meniscus lesions. This license agreement, which requires the Company to pay periodic royalties, has a term expiring in 2006, unless terminated earlier by the licensor for breach by the Company. There can be no assurance that these patents licensed to the Company are valid and enforceable, and, if enforceable, that they cannot be circumvented or avoided by competitors.

  There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, that any patents issued or licensed to the Company will not be challenged and held to be invalid or narrow in scope, or that the Company's present or future patents will provide significant coverage for or protection to the Company's present or future technologies, products or processes. Since patent applications are secret until patents are issued in the U.S., or corresponding applications are published in foreign countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to make its inventions, or that it was the first to file patent applications for such inventions.

  In the event that a third party has also filed a patent application relating to an invention claimed in a Company patent application, the Company may be required to participate in an interference proceeding declared by the U.S. PTO to determine priority of invention, which could result in substantial uncertainties and cost for the Company, even if the eventual outcome is favorable to the Company. In addition, there can be no assurance that others will not obtain access to the Company's know-how or that others will not be, or have not been, issued patents that may prevent the sale of one or more of the Company's products or the practice of one or more of the Company's processes, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that the Company would be able to obtain a license on terms acceptable to the Company or that the Company would be able to successfully redesign its products or processes to avoid such patents. In either such case, such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

  Legal standards relating to the scope of claims and the validity of patents in the medical device field are still evolving, and no assurance can be given as to the degree of protection any patents issued to or licensed to the Company would provide. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain competitive advantage. The Company has initiated an opposition in the European Patent Office challenging the grant of a third party's European patent relating to a drawing process for manufacturing resorbable polymer products. Subsequently, another company has instituted its own opposition against that patent. No assurance can be given that these oppositions will result in either the revocation of that patent or the narrowing of its claims. If neither opposition is successful, then no assurance can be given that the third party will not assert that its European patent is intringed by sales of one or more of the Company's products or by the practice of one or more of the Company's processes in any of the eight countries identified in the European patent. Moreover, there can be no assurance that the Company will not be subject to claims that one or more of its products or processes infringe other patents or violate the proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related product development activities or product sales. In addition, the laws of certain countries may not protect the Company's patent rights, trade secrets, inventions, products or processes to the same extent as in the U.S.

  The Company has certain trademark registrations and pending trademark applications in the U.S. and in various countries. The Company's U.S. and foreign trademark registrations have 5-20 year terms and are renewable for additional terms for as long as the Company uses the registered trademark in the manner recited in the registration and makes the appropriate filings to maintain and renew registrations. There can be no assurance that any particular registration, or the mark that is the subject of that registration will not be held to be invalid, narrow in scope or not owned exclusively by the Company. In the past, the Company has agreed with third-parties that it will not use certain trademarks in connection with certain devices. There can be no assurance that the Company will not enter into other arrangements to avoid or terminate infringement, opposition, cancellation or other proceedings, or to induce third-parties to give up or limit the use of their trademarks, trade names or other designations.

COMPETITION

  Competition in the medical device industry is intense both in the U.S. and abroad. In orthopaedics, the Company's principal competitors are the numerous companies that sell metal implants. The Company competes with the manufacturers and marketers of metal implants by emphasizing the ease of implantation of the Company's Self-Reinforced, resorbable implants, the cost effectiveness of such products and the elimination of risks associated with the failure to perform removal surgeries. Within the resorbable implant market, Johnson & Johnson sells an FDA-cleared resorbable product for use in the fracture fixation market. Smith & Nephew, U.S. Surgical, Zimmer (a subsidiary of Bristol Myers-Squibb), Howmedica (a division of Pfizer) and Synthes have reported that they are developing resorbable products for internal fixation. The Company is competing with Johnson & Johnson and expects to compete with other manufacturers of resorbable internal fixation devices primarily on the basis of the physiological strength of the Company's polymers and the length of the strength retention time demonstrated by the Company's products.

  In knee arthroscopy for meniscal repair, the Company's Meniscus Arrow products compete with a non-resorbable product marketed by Smith & Nephew and with a series of suturing techniques developed by orthopaedic surgeons for the repair of the meniscus. The Company is aware that several companies, including U.S. Surgical and Innovasive Devices, are developing and testing products with approaches to meniscus repair similar to the Company's approach.

  In urology, several companies have developed temporary metal or non-resorbable polymer stents for use in the ureter or urethra or for use in the treatment of prostate disease. The Company is not presently aware of any substantial development of resorbable stents for this application outside of the Company's efforts in Europe. The Company believes that the difficulty and discomfort associated with the subsequent removal of temporary non-resorbable stents should provide the Company's Self-Reinforced, resorbable urology stents with a potential competitive advantage.

  Overall, the Company believes that the primary competitive factors in the markets for its products are safety and efficacy, ease of implantation, quality and reliability, pricing and the cost effectiveness of resorbable products as compared with non-resorbable products. In addition, the length of time required for products to be developed and to receive regulatory approval is an important competitive factor. The Company believes that it competes favorably with respect to these factors, although there can be no assurance that it will continue to do so.

  The medical device industry is characterized by rapid product development and technological advancement. The Company's products could be rendered noncompetitive or obsolete by technological advancements made by the Company's current or potential competitors. There can be no assurance that the Company will be able to respond to technological advancements through the development and introduction of new products. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA or other regulatory approvals, or patent protection, for their respective products or may also enjoy substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise or the development of distribution channels. Since the Company's products compete with procedures that have, over the years, become standard within the medical community, there also can be no assurance that the procedures underlying the Company's resorbable products will be able to replace more established procedures and products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  United States. Products manufactured or marketed by the Company in the U.S. are subject to extensive regulation by the FDA. Pursuant to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, warning letters, import detentions, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  Under the FDC Act, medical devices are classified into three classes (class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and efficacy. Under the FDA's regulations, class I devices are subject to general controls (for example, labeling, premarket notification and adherence to GMPs) and class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and efficacy (for example, life-sustaining, life-supporting and certain implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices). The Company believes that its products are class II or class III devices.

  Before a new device can be introduced into the market in the U.S., the manufacturer or distributor generally must obtain FDA marketing clearance through either a 510(k) premarket notification or a PMA application. The Company believes that it usually takes from four to twelve months from submission to obtain 510(k) clearance, although it can take longer, and that the FDA's review of a PMA application after it is accepted for filing can last from one to three years, or even longer. If a medical device manufacturer or distributor can establish, among other things, that a device is "substantially equivalent" in intended use and technological characteristics to a class I or class II medical device or a pre-amendment class III medical device for which the FDA has not called for PMAs, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k). The 510(k) must be supported by appropriate information establishing to the satisfaction of the FDA the claim of substantial equivalence to a legally marketed predicate device. In recent years, the FDA has been requiring a more rigorous demonstration of substantial equivalence, including more frequent requests for clinical data in 510(k) submissions.

  If clinical testing of a device is required and if the device presents a "significant risk", an Investigational Device Exemption ("IDE") application must be approved prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of laboratory and animal testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the agency. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. In all cases, the clinical trials must be conducted under the auspices of an IRB pursuant to FDA regulations. The Company's failure to adhere to regulatory requirements generally applicable to clinical trials and to the conditions of an IDE approval could result in a material adverse effect on the Company, including an inability to obtain marketing clearance or approval for its products. There can be no assurance that any clinical study proposed by the Company will be permitted by the FDA, will be completed or, if completed, will provide data and information that supports FDA clearance or approval.

  Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution unless and until an order is issued by the FDA finding the product to be substantially equivalent. In response to a 510(k), the FDA may declare that the device is substantially equivalent to another legally marketed device and allow the proposed device to be marketed in the U.S. The FDA, however, may require further information, including clinical data, to make a determination regarding substantial equivalence, or may determine that the proposed device is not substantially equivalent and require a PMA. Such a request for additional information or determination that the device is not substantially equivalent would delay market introduction of the product. There can be no assurance that the Company will obtain 510(k) premarket clearance within satisfactory time frames, if at all, for any of the devices for which it may file a 510(k).

  For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission.

  If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent to a legally marketed device, the manufacturer or distributor must seek premarket approval of the proposed device through submission of a PMA. A PMA must be supported by extensive data, including laboratory, preclinical and clinical trial data to prove the safety and effectiveness of the device and extensive manufacturing information. Following receipt of a PMA, if the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will "file" the application. The PMA approval process can be lengthy, expensive and uncertain. If granted, the approval of the PMA may include significant limitations on the indicated uses for which a product may be marketed.

  To date, all of the Company's products sold in the U.S. have received 510(k) clearance. Furthermore, the FDA is generally familiar with the toxicological properties of polymers used in the Company's orthopaedic products and to date has not required extensive preclinical or clinical testing with respect to biocompatibility as a condition of granting 510(k) clearance to those products. In certain recent submissions for orthopaedic products, the Company obtained clearance within 90 days of submission. However, the FDA recently advised the Company that its urology stent will require PMA approval. There can be no assurance that the FDA will not determine that other products currently in development by the Company or future products must also undergo the more costly, lengthy and uncertain PMA approval process or that the FDA's familiarity with the Company's polymers will shorten the FDA's review time or reduce testing requirements for either 510(k) clearance or PMA approval.

  There can be no assurance that the Company will be able to obtain further 510(k) clearances or PMA approvals, if required, to market its products for their intended uses on a timely basis, if at all. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Delays in the receipt of or the failure to obtain such clearances or approvals, the need for additional clearances or approvals, the loss of previously received clearances or approvals, unfavorable limitations or conditions of approval, or the failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. The Company's PGA pins have received 510(k) clearance for the general intended use of "maintenance of alignment of small fragments of fractured non-load bearing bones in the presence of appropriate immobilization." The Company has promoted this product for numerous specific indications within the general framework of the language quoted above. Although the Company believes that these specific indications are covered by the 510(k) clearance already received for its PGA pins, there can be no assurance that the FDA would not consider promotion of this product for the specific indications to be a change to the intended use of the device requiring a new 510(k) submission.

  Manufacturers of medical devices for marketing in the U.S. are required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA publicly stated that compliance would be more strictly scrutinized. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a company report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Delays in the receipt of, or the failure to obtain, regulatory clearances and approvals, the restriction, suspension or revocation of regulatory clearances and approvals, if obtained, or any failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's facilities and manufacturing processes, as well as those of any suppliers, are subject to periodic inspection by the FDA and other agencies. In October 1994, the Company's facility in Finland was inspected by the FDA. The inspector made several observations related to GMPs, which resulted in a Warning Letter being issued to the Company on February 23, 1995. The Company then began an exchange of correspondence with the FDA, which concluded with an October 10, 1995 letter from the FDA stating, among other things, that the Company's responses to the Warning Letter were "adequate" and that during the next inspection, the FDA would "verify that the corrections have been implemented." During April 14 through 17, 1997, the Company was inspected by the FDA and received four observations related to GMPs, including one that was deemed a recurring observation from the 1994 inspection. The Company responded to the FDA in writing on April 17, 1997. In its response, the Company acknowledged the observations and indicated that three had been corrected (including the recurring observation) and the correction for the fourth was underway. No assurance can be given that the FDA will determine that the Company's responses are satisfactory.

  The FDA has recently finalized changes to the GMP regulations, including design controls, which will likely increase the cost of compliance with GMP requirements. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

  The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, environmental protection, and fire hazard control. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

  Regulations regarding the development, manufacture and sale of the Company's products are subject to change. The Company cannot predict the impact, if any, that such changes might have on its business, financial condition and results of operations.

  International. Sales of medical devices outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. In most instances, the Company currently relies on its distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those foreign countries that require them. Many countries in which the Company intends to operate either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future that could adversely affect the Company's ability to market its products. Other countries have requirements similar to those of the U.S. The disparity in the regulation of medical devices among foreign countries may result in more rapid product clearance in certain countries than in others. The products sold by the Company are subject to premarket approval as well as other regulatory requirements in many countries.

  In order to continue selling its products within the European Economic Area following June 14, 1998, the Company is required to achieve compliance with the requirements of the Medical Devices Directive (the "MDD") and affix CE marking on its products to attest such compliance. To achieve this, the Company's products must meet the Essential Requirements as defined under the MDD relating to safety and performance of its products and the Company must successfully undergo verification of its regulatory compliance ("conformity assessment") by a Notified Body selected by the Company. The nature of such assessment will depend on the regulatory class of the Company's products. Under European law, the Company's products are likely to be in class III. In the case of class III products, the Company must (as a result of the regulatory structure which the Company has elected to follow) establish and maintain a complete quality system for design and manufacture as described in Annex II of the MDD (this corresponds to a quality system for design described in ISO 9001 and EN 46001 standards). The Notified Body must audit this quality system and determine if it meets the requirements of the MDD. In addition, the Notified Body must approve the specific design of each device in class III. The Company received an EC Design Examination and an EC quality system Certificate from a Notified Body on January 23, 1997. As part of the design approval process, the Notified Body must also verify that the products comply with the Essential Requirements of the MDD. In order to comply with these requirements, the Company must, among other things, complete a risk analysis and present sufficient clinical data. The clinical data presented by the Company must provide evidence that the products meet the performance specifications claimed by the Company, provide sufficient evidence of adequate assessment of unwanted side-effects and demonstrate that the benefits to the patient outweigh the risks associated with the device. The Company will be subject to continued supervision by the Notified Body and will be required to report any serious adverse incidents to the appropriate authorities. The Company also will be required to comply with additional national requirements that are beyond the scope of the MDD. The Company is entitled to affix a CE marking on all of its currently marketed orthopaedic, dental and maxillo-facial products. Submission of the required design dossier for the Company's stent products is scheduled for late 1997. Failure to obtain a CE marking for the Company's stent products by June 14, 1998 would mean that the Company would be unable to sell such products in the European Economic Area unless and until compliance was achieved. There can be no assurance that the Company will be able to achieve and/or maintain compliance required for CE marking for any or all of its products or that it will be able to produce its products in a timely and profitable manner while complying with the requirements of the MDD and other regulatory requirements.

THIRD-PARTY REIMBURSEMENT

  In the U.S. and other markets, health care providers such as hospitals and physicians, that purchase medical devices, such as the Company's products, generally rely on third-party payors, including Medicare, Medicaid and other health insurance plans, to reimburse all or part of the cost of the procedure in which the medical device is being used. The Company believes that, to date, domestic health care providers have been reimbursed in full for the cost of procedures which utilize the Company's products. However, there can be no assurance that third-party reimbursement for such procedures will be consistently available or that such third-party reimbursement will be adequate. There is significant uncertainty concerning third-party reimbursement for the procedures which utilize any medical device incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that the use of the Company's products are clinically useful and cost-effective, medically necessary and not experimental or investigational. Since reimbursement approval is required from each payor individually, seeking such approvals can be a time consuming and costly process which, in the future, could require the Company to provide supporting scientific, clinical and cost-effectiveness data for the use of the Company's products to each payor separately. Congress and certain state legislatures have considered reforms in the health care industry that may affect current reimbursement practices, including controls on health care spending through limitations on the growth of Medicare and Medicaid spending. The development of managed care programs in which the providers contract to provide comprehensive health care to a patient population at a fixed cost per person has also given rise to substantial pressure on health care providers to lower costs.

  Outside the U.S., the success of the Company's products is also dependent in part upon the availability of reimbursement and health care payment systems. These reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance plans. Accordingly, there can be no assurance that third-party reimbursement available under any one system will be available for procedures utilizing the Company's products under any other reimbursement system. Several governments have recently attempted to dramatically reshape reimbursement policies affecting medical devices. Typically, the Company's international independent distributors have obtained any necessary reimbursement approvals.

  The ability of hospitals and physicians to obtain appropriate reimbursement from government and private third-party payors for procedures in which the Company's products are used is critical to the success of the Company. Failure by such users of the Company's products to obtain sufficient reimbursement from third-party payors for procedures in which the Company's products are used or adverse changes in government and private payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND INSURANCE

  The Company's business is subject to product liability risks inherent in the testing, manufacturing and marketing of the Company's products. There can be no assurance that product liability claims will not be asserted against the Company or its licensees. While the Company maintains product liability insurance, there can be no assurance that this coverage will be adequate to protect the Company against future product liability claims. In addition, product liability insurance is expensive and there can be no assurance that product liability insurance will be available to the Company in the future, on terms satisfactory to the Company, if at all. A successful product liability claim or series of such claims brought against the Company in excess of its coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of December 31, 1996, the Company employed 14 full-time employees in the U.S. and 33 full-time employees in Finland. Of its full-time employees, at that date 14 were engaged in sales and marketing, six were engaged in research, development, regulatory and quality assurance matters, 24 were engaged in manufacturing and three were engaged in financial and administrative services. The Company also contracts with independent consultants from time to time. The Company's Finnish production and office employees are members of a union and the terms of their employment are governed in part by a collective bargaining agreement. The Company believes that it maintains satisfactory relations with its employees.

FACILITIES

  The Company currently operates two facilities, a central manufacturing facility in Tampere, Finland that is part owned and part leased by the Company and office space in Malvern, Pennsylvania that is leased by the Company on a month-to-month basis. The Finnish facility, comprising approximately 10,000 square feet, is located in an industrial science park adjacent to the Technical University at Tampere. Currently, that facility houses the Company's manufacturing, quality control and product development functions and serves as the Company's European customer service and central shipping location. The Company operates its corporate headquarters, its executive offices and its worldwide marketing and sales operations from its 2,500 square foot office space in Pennsylvania.

  The Company intends to relocate from its existing facility in Malvern, Pennsylvania in May 1997. It has entered into a five year lease covering 7,300 square feet located in Blue Bell, Pennsylvania, which space will serve as the Company's corporate headquarters, executive offices and worldwide marketing and sales office. The initial annual rent on this space will be approximately $120,000, representing an approximate $90,000 increase over the current annual rent on the Malvern facility. In addition, in order to establish a U.S. manufacturing presence, the Company anticipates that it will either (i) equip and operate a leased facility in the eastern U.S. or (ii) contract with a third party to provide a manufacturing capability to the Company. No specific site has been selected. See "-- Manufacturing" and "Certain Transactions."

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the executive officers and directors of the Company:

NAME                              AGE                  POSITION
----                              ---                  --------
                                      President, Chief Executive Officer and
David W. Anderson................  44 Director
                                      Executive Vice President, Research and
Pertti Tormala...................  51 Director
Michael J. O'Brien...............  36 Vice President, Finance and Administration
                                      and Chief Financial Officer
Pertti Viitanen..................  46 Managing Director of the Company's Finnish
                                      subsidiaries
Stephen A. Lubischer.............  34 Vice President, U.S. Sales
Terry D. Wall(1).................  55 Chairman of the Board
David J. Bershad(1)..............  57 Director
Anthony J. Dimun(2)..............  53 Director


David H. MacCallum(2)............  59 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  DAVID W. ANDERSON has been the President and Chief Executive Officer and a member of the Board of Directors of Bionx Implants, Inc. since its inception in 1995. He has served as the Chief Executive Officer of the Company's operating subsidiaries since December 1994. Prior to joining the Company, he was the President and Chief Executive Officer of Kensey Nash Corporation, a developer of cardiology products, from 1992 to 1994. From 1989 to 1992, Mr. Anderson was a Vice President of LFC Financial Corp., a private investment and venture capital company, with responsibility for healthcare. From 1986 to 1989, he was a founder and Executive Vice President of Osteotech, Inc., a high technology orthopaedic company. Mr. Anderson also served in a number of operations and general management positions with Schering Plough Corporation, a pharmaceutical and health care products manufacturer, from 1978 to 1986.

  PERTTI TORMALA is a founder of the Company's Finnish subsidiaries and has directed the Company's research and development work since the mid 1980's. He has been a director of Bionx Implants, Inc. since its inception. Professor Tormala is the Chairman of the Institute of Biomaterials at the Technical University at Tampere and is an international lecturer on the science and application of bioabsorbable Self-Reinforced polymers in medicine. In 1995, Professor Tormala was elected to an Academy Professor Chair by the Finnish Academy. He has written and published a substantial number of peer reviewed articles, many on resorbable polymers. Professor Tormala received a Masters Degree and Ph.D. in Polymer Chemistry from the University of Helsinki.

  MICHAEL J. O'BRIEN joined the Company in November 1996 as Vice President, Finance and Administration, and Chief Financial Officer. From January 1996 to October 1996, Mr. O'Brien served as a financial consultant to Biocyte Corporation and Immunotherapy, Inc. From July 1993 to January 1996,
Mr. O'Brien was the Chief Financial Officer, and from December 1994 to January 1996 Mr. O'Brien was the President and acting Chief Executive Officer, of Biocyte Corporation, a biopharmaceutical company engaged in stem cell transplantation. From September 1986 to February 1993, he held senior finance and operations positions at international sites with The Ultimate Corporation, a computer hardware reseller, and from February 1993 to July 1993, he served as a consultant to The Ultimate Corporation. He began his career as an auditor with the accounting firm of Deloitte & Touche.

  PERTTI VIITANEN has been the Managing Director of the Company's Finnish operations since 1990. Prior to joining the Company, he was the production and export manager for a major Finnish plastics manufacturer from 1981 to 1990. From 1968 to 1981, Mr. Viitanen held positions of increasing responsibility in sales and operations at companies in the paper and machine tool industries. Mr. Viitanen received a Masters in Science Degree in Plastics Technology from the Technical University at Tampere.

  STEPHEN A. LUBISCHER joined the Company in April 1996 as Vice President, U.S. Sales. Prior to joining the Company, Mr. Lubischer held positions in sales and distribution management at Interpore International, a manufacturer and marketer of bone substitute materials, from 1990 to April 1996. He also held sales positions with the Criticon subsidiary of Johnson & Johnson from 1987 to April 1990.

  TERRY D. WALL has been a director of Bionx Implants, Inc. since its inception and a director of the Company's operating subsidiaries since 1992. He has served as the President and Chief Executive of Vital Signs, Inc. ("Vital Signs"), a manufacturer of disposable anesthesia and respiratory devices, since he founded that company in 1972. Prior to establishing Vital Signs, he held various sales and marketing positions with The Foregger Co., the medical division of Westinghouse Corp., and the medical division of American Optical Corp. Mr. Wall is also a director of EchoCath, Inc. ("EchoCath") and Exogen, Inc.

  DAVID J. BERSHAD has been a director of Bionx Implants, Inc. since its inception and a director of the Company's operating subsidiaries since 1992. Mr. Bershad is, and has been for more than the past five years, a senior partner with the New York law firm of Milberg Weiss Bershad Hynes & Lerach, LLP. Mr. Bershad is also a director of Vital Signs.

  ANTHONY J. DIMUN has been a director of Bionx Implants, Inc. since its inception and a director of the Company's operating subsidiaries since 1992. For more than the past five years, he has served as Executive Vice President and Chief Financial Officer of Vital Signs. Prior to joining Vital Signs on a permanent basis in 1991, he served as a Senior Vice President of First Atlantic Capital Ltd., a U.S. affiliate of an international merchant banking group, from 1989 to 1991, a financial consultant during 1988, a partner in the accounting firm of Goldstein Golub and Kessler (from 1978 to 1987) and a senior audit manager in the accounting firm of Ernst & Young LLP. He is also a director of Vital Signs and EchoCath.

  DAVID H. MACCALLUM has been a director of Bionx Implants, Inc. since its inception and a director of the Company's operating subsidiaries since 1992. Since May 1994, Mr. MacCallum has been the Managing Director for Life Sciences Investment Banking at UBS Securities LLC. Prior to commencing his association with UBS Securities LLC, Mr. MacCallum served from 1983 to May 1994 as the Co-Head, Investment Banking for Hambrecht & Quist LLC. Mr. MacCallum is also a director of MiniMed, Inc.

BOARD OF DIRECTORS AND OFFICERS

  In accordance with the terms of the Company's Certificate of Incorporation to be effective upon the completion of this Offering, the Board of Directors of the Company (the "Board") will be divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. Messrs. Anderson and Wall will be Class I directors whose terms will expire at the 1998 annual meeting of stockholders, Messrs. Bershad and Tormala will be Class II directors whose terms will expire at the 1999 annual meeting of stockholders and Messrs. Dimun and MacCallum will be Class III directors whose terms will expire at the 2000 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). At each annual stockholder meeting commencing with the 1998 annual meeting, the successors to the directors whose terms expire will be elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. Officers serve at the discretion of the Board.

  The Audit Committee of the Board was established in February 1997 to review, act on and report to the Board with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

  The Compensation Committee of the Board was established in February 1997 to determine the salaries and incentive compensation of the employee-officers of the Company and to provide recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee will also administer the Company's benefit plans.

EXECUTIVE COMPENSATION

  During 1996, the only executive officer of the Company who received in excess of $100,000 in compensation from the Company was David W. Anderson, the Company's Chief Executive Officer. The following table sets forth the compensation paid by the Company during 1996 to the Chief Executive Officer and to the Company's four other most highly compensated executive officers (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                     ANNUAL COMPENSATION            COMPENSATION
                               -------------------------------- ---------------------
                                                 OTHER ANNUAL        SECURITIES        ALL OTHER
   NAME AND PRINCIPAL POSITION  SALARY   BONUS  COMPENSATION(1) UNDERLYING OPTIONS(#) COMPENSATION
   --------------------------- -------- ------- --------------- --------------------- ------------
David W. Anderson.......       $151,600 $40,000       --                  --             $7,708(2)
 President and Chief
  Executive Officer
Stephen A.
 Lubischer(3)...........         74,622     --        --               52,632(4)          7,462(2)
 Vice President, U.S.
  Sales
Michael J. O'Brien(5)...          9,167     --        --               65,790(6)            917(2)
 Vice President, Finance
  and Administration,
  and
  Chief Financial Officer
Pertti Tormala..........         84,680     --        --                  --             26,400(7)
 Executive Vice
  President, Research
Pertti Viitanen.........         80,725     --        --                  --                --
 Managing Director of
  the Company's Finnish
  subsidiaries

--------
(1) Perquisites and other personal benefits do not exceed ten percent of salary plus bonus for any of the Named Executive Officers.
(2) Represents amounts paid on behalf of the Named Executive Officer for various employee benefits selected by such individual pursuant to a cafeteria plan.
(3) Mr. Lubischer joined the Company as its Vice President, U.S. Sales in April 1996. He is currently paid an annual salary of $100,000.
(4) In September 1996, Mr. Lubischer was granted options covering 39,474 shares of Common Stock, of which options covering 15,790 shares are vested and options covering 23,684 shares will vest in three equal annual installments on December 31, 1997, 1998 and 1999. In November 1996, Mr. Lubischer was granted options covering an additional 13,158 shares vesting ratably over a five year period.
(5) Mr. O'Brien joined the Company as its Vice President, Finance and Administration, and Chief Financial Officer in November 1996. He is currently paid an annual salary of $110,000.
(6) Mr. O'Brien was granted his options upon commencement of employment. Of the shares covered by his options, 15,790 shares vest on each of November 24, 1997 and 1998, 13,158 shares vest on November 24, 1999 and 10,526 shares vest on each of November 24, 2000 and 2001.
(7) Represents royalty payments due to Professor Tormala under a now superceded employment agreement with respect to 1996 product sales.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement, with David W. Anderson, its President and Chief Executive Officer. The term of the agreement will expire on December 31, 1998. Pursuant to the agreement, Mr. Anderson receives minimum annual compensation of $160,000 and is entitled to receive a performance based bonus. Mr. Anderson is also entitled to receive all health insurance benefits generally made available to the Company's employees as well as a monthly car allowance of $500. The agreement further provides that if Mr. Anderson's employment is terminated without cause by the Company prior to the expiration of the initial term, or if Mr. Anderson terminates the agreement for good reason prior to the expiration of the initial term, Mr. Anderson will be entitled to base salary and health insurance benefits continuation for a period of one year after the date of termination.

  The Company has also entered into a new employment agreement with Pertti Tormala effective December 1996. The agreement provides for a term expiring in 2002. Pursuant to the agreement, Professor Tormala will receive a base salary of 540,000 FIM (approximately $120,000) and is eligible to receive cash bonuses granted by the Company's Board of Directors. Professor Tormala is also entitled to a car, certain pension benefits and reimbursement of all reasonable travel and entertainment expenses. Under the agreement, all patents, patent applications and other industrial property rights developed by Professor Tormala relating to the Company's research and development activities are the sole property of the Company. The agreement permits Professor Tormala to spend up to 16 hours per month working on a business to be spun-off from the Company prior to the consummation of this Offering. See "Certain Transactions."

STOCK OPTION INFORMATION

  The following table sets forth certain information concerning stock options granted during the year ended December 31, 1996 to the Named Executive Officers who received stock options during that year. In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock price appreciation of 5% and 10% compounded annually. These amounts do not represent the Company's estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock. No stock appreciation rights were granted during the fiscal year ended December 31, 1996.

           OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                           NUMBER OF     PERCENT OF                                  ANNUAL RATES OF STOCK
                           SECURITIES   TOTAL OPTIONS                               PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO                                     OPTION TERM(3)
                            OPTIONS     EMPLOYEES IN  EXERCISE PRICE PER EXPIRATION -----------------------
   NAME                  GRANTED (#)(1)     1996      SHARE ($/SHARE)(2)    DATE        5%          10%
   ----                  -------------- ------------- ------------------ ---------- ----------- -----------
Stephen A. Lubischer....     39,474         26.8%           $4.75           9/2/06  $   118,126 $   298,128
                             13,158          8.9             9.50         11/23/06       78,751     198,752
Michael J. O'Brien......     65,790         44.6             9.50         11/23/06      393,754     993,758

--------
(1) These options were granted under the Company's Stock Option/Stock Issuance Plan. For information regarding the vesting of these options, see the notes to the Summary Compensation Table.
(2) The exercise price per share of the options was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.
(3) The potential realizable value is calculated based on the term of the option at the date of grant (10 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the options and that the options are exercised and sold on the last day of their term for the appreciated stock price.

  No stock options or stock appreciation rights were exercised by the Named Executive Officers during 1996 and no stock appreciation rights were outstanding as of December 31, 1996. The following table sets forth certain information with respect to the value of stock options held by the Named Executive Officers as of December 31, 1996.

                         FISCAL YEAR END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                    OPTIONS AT                OPTIONS AT
                               DECEMBER 31, 1996(#)     DECEMBER 31, 1996(1)($)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
David W. Anderson...........   83,104       193,905    $1,005,351   $2,345,766
Stephen A. Lubischer........   15,790        36,842       130,268      241,446
Michael J. O'Brien..........      --         65,790           --       230,265

--------
(1) Based on a value equal to an assumed initial public offering price of $13.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the options.

STOCK OPTION/STOCK ISSUANCE PLAN

  The Company's Stock Option/Stock Issuance Plan (the "Plan") was adopted by the Company's Board of Directors and stockholders in September 1996. A total of 850,000 shares of Common Stock have been authorized for issuance under the Plan. In no event may any one person participating in the Plan receive options, separately exercisable stock appreciation rights and direct stock issuances for more than 278,947 shares in any calendar year.

  The Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which employees, non-employee directors, consultants and other independent advisors who provide services to the Company may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock; (ii) the Stock Issuance Program under which such persons may, in the plan administrator's discretion, be issued shares of Common Stock directly, either through the immediate purchase of such shares at a price not less than the fair market value of the Common Stock on the date of issuance or as a bonus for services rendered to the Company; (iii) the Salary Investment Option Grant Program under which employees designated by the plan administrator may elect to have a portion of their base salary invested each year in options to purchase shares of Common Stock at an exercise price equal to thirty-three and one-third percent (33 1/3%) of the fair market value of the Common Stock on the grant date; and (iv) the Automatic Option Grant Program under which eligible non-employee directors shall automatically, at periodic intervals, receive option grants to purchase shares of Common Stock at an exercise price equal to one hundred percent (100%) of the fair market value of the Common Stock on the grant date.

  The Discretionary Option Grant, the Salary Investment Option Grant and the Stock Issuance Programs will be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee, as plan administrator, has full authority to determine which eligible persons are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule (if any) applicable to the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Automatic Option Grant Program is self-executing, with all grants thereunder being made in strict compliance with the express terms of that program, and no administrative discretion will be exercised by the Board of Directors or any committees with respect to those grants.

  Prior to the adoption of the Plan, the Company committed itself to grant options to certain employees at specified option exercise prices which, at the time such commitments were made, were intended to represent the fair market value of the Common Stock. Options granted under these commitments will be governed by the Discretionary Option Grant Program, subject to the commitments made with respect to the exercise price and the term of such options.

  Should the Company's stockholders approve a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, in which the stockholders of the Company before the transaction own less than 50% of the voting securities of the surviving or successor corporation following the transaction (a "Corporate Transaction"), each outstanding option under the Discretionary Option Grant Program will automatically vest in full, unless such option will be assumed or replaced with an equivalent incentive program by the successor corporation. Any options so assumed or replaced, and in the event of a change in control of the ownership of the Company each outstanding option under this program, will automatically vest in full if the optionee's service with the Company is involuntary terminated within 18 months following the effective date of the Corporate Transaction or the change in control.

  In the event of any Corporate Transaction or change in control while the optionee remains in service to the Company, each outstanding option under the Salary Investment Option Grant Program will automatically vest in full and will remain exercisable until the earlier of the expiration of the option term or the expiration of the two year period from the optionee's cessation of service with the Company. Upon the occurrence of a hostile take-over, optionees under the Salary Investment Option Grant Program will have a 30 day period in which to surrender to the Company each option granted to him or her thereunder in exchange for a cash distribution from the Company equal to the excess of the take-over price of the shares subject to the surrendered option over the aggregate exercise price payable for such shares.

  Upon any Corporate Transaction, all the shares of Common Stock subject to repurchase rights under the Stock Issuance Program will immediately vest in full, unless those repurchase rights are assigned to the successor corporation. Any shares under repurchase rights so assigned, and in the event of a change in control all shares subject to repurchase rights under the Stock Issuance Program, will immediately vest in full if the optionee's service with the Company is involuntary terminated within 18 months following the effective date of the Corporate Transaction or the change in control.

  Tandem stock appreciation rights may be issued under the Plan which will allow optionees to surrender their outstanding options in exchange for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. Furthermore, limited stock appreciation rights may be issued to officers and directors of the Company under the Plan which, upon the occurrence of a hostile take-over, permit such individuals holding options with such limited stock appreciation rights in effect for at least six months the unconditional right to surrender such options in return for a cash distribution from the Company in an amount equal to the excess of (i) the take-over price of the vested shares surrendered under the option over (ii) the aggregate exercise price payable for such shares.

  The plan administrator has the authority to effect, with the consent of the affected option holders, the cancellation of outstanding options under the Discretionary Option Grant Program in return for new options covering the same or a different number of shares with an exercise price based on the fair market value of the Common Stock on the new grant date.

  Under the Automatic Option Grant Program, each non-employee director first elected or appointed to the Board of Directors after the date of this Offering, will automatically be granted a non-statutory option for shares of Common Stock equal to the greater of (i) 3,000 or (ii) the number equal to $30,000 divided by the price at which the Common Stock is offered in this Offering, provided such individual has not been in the prior employ of the Company. In addition, at each annual stockholders meeting after this Offering, each individual with at least six months service on the Board of Directors as a non-employee director and who will continue to serve as a non-employee director following the meeting will automatically be granted a non-statutory option for 3,000 shares of Common Stock, provided such individual has continued his or her service as a non-employee director for a period of at least one year after he or she ceases serving as an employee of the Company.

  Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors as provided in the Plan. Fifty percent of the shares subject to an automatic grant will vest on the date of grant, 25% one year after the date of grant, and the remaining 25% two years after the date of grant.

  In the event of a Corporate Transaction or change in control, the shares of Common Stock under the Automatic Option Grant Program will automatically vest in full. Upon the occurrence of a hostile take-over, the optionee will have a 30 day period in which to surrender to the Company each automatic option held by him or her in exchange for a cash distribution from the Company equal to the excess of the take-over price of the shares subject to the surrendered option over the aggregate exercise price payable for such shares.

  The Plan will terminate on September 3, 2006, unless sooner terminated pursuant to its terms.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal and state securities and environmental laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's by-laws also provide that the Company shall indemnify, to the fullest extent permitted by law, all present and former directors and officers, and any such person serving or who previously served as an officer or director with any other enterprise at the Company's request, in connection with any proceeding threatened, pending or instituted against such party by reason of their serving in such capacity.

  Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses (including attorneys' fees), judgments, fines, and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may be provided by the Company only if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made
(i) by a majority vote of directors who are not parties to such proceedings, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

  At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, the Board of Directors performed all of the responsibilities of the Compensation Committee. Mr. Wall, who is the Chairman of the Board of the Company, Mr. Anderson, who is the President and Chief Executive Officer of the Company, and Professor Tormala, who is an Executive Vice President of the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees of the Company, except that Mr. Anderson and Professor Tormala were excluded from discussions regarding their own salary and incentive compensation. Mr. Wall has not received any salary or incentive compensation from the Company.

                             CERTAIN TRANSACTIONS

  In September 1996, the Company consummated its Reorganization. Pursuant to the Reorganization, (i) the U.S. and Finnish stockholders of the Company's four operating subsidiaries contributed the capital stock of those entities to Bionix, B.V. (the "Dutch Company") and Bionx Implants, Inc. (the "Parent Company"), (ii) the Dutch Company contributed to the Parent Company the capital stock of the operating companies that it received from such stockholders, (iii) the Parent Company issued 2,684,211 shares of Common Stock to the Dutch Company, (iv) the Company's four operating entities became wholly-owned subsidiaries of the Parent Company, (v) each of the Company's Finnish stockholders received capital stock of the Dutch Company and (vi) each of the Company's U.S. investors received capital stock of both the Dutch Company and the Parent Company. The shares issued to the Company's directors, executive officers and principal shareholders or their affiliated entities pursuant to the Reorganization were as follows: (i) David Anderson: 131,222 shares of the Company's Common Stock and shares representing 1.3% of the equity and 3.3% of the voting power of the Dutch Company's capital stock; (ii) David J. Bershad: 254,732 shares of the Company's Common Stock and shares representing 1.9% of the equity and 4.9% of the voting power of the Dutch Company's capital stock; (iii) Anthony J. Dimun: 129,416 shares of the Company's Common Stock and shares representing 1.3% of the equity and 3.3% of the voting power of the Dutch Company's capital stock; (iv) David H.
MacCallum: 97,179 shares of the Company's Common Stock and shares representing 1.0% of the equity and 2.6% of the voting power of the Dutch Company's capital stock; (v) Pentti Rokkanen: shares representing 16.5% of the equity and 8.5% of the voting power of the Dutch Company's capital stock; (vi) Pertti Tormala: shares representing 41.9% of the equity and 21.6% of the voting power of the Dutch Company's capital stock; (vii) Pertti Viitanen: shares representing 5.4% of the equity and 2.8% of the voting power of the Dutch Company's capital stock; and (viii) Terry D. Wall: 1,966,400 shares of the Company's Common Stock and shares representing 18.0% of the equity and 46.5% of the voting power of the Dutch Company's capital stock.

  No shares of the Company's capital stock were issued prior to the Reorganization. Immediately prior to the Reorganization, the relative ownership of the capital stock of the Company's four operating subsidiaries (excluding shares of any of the four operating companies owned by any of the other four operating subsidiaries) was as follows:

                                                           U.S.       FINNISH
                                                       STOCKHOLDERS STOCKHOLDERS
                                                       ------------ ------------
     Bioscience.......................................     61.2%        38.8%
     Biocon Class A Shares............................     57.7         42.3
     Biocon Class B Shares............................     58.2         41.8
     Biostent.........................................    100.0          --
     Orthosorb........................................    100.0          --

Upon consummation of the Reorganization, the Dutch Company owned 51% of the outstanding Common Stock (2,684,211 shares) and the U.S. stockholders owned 49% of the outstanding Common Stock (2,578,949 shares). At that time, the U.S. stockholders owned 27.5% of the equity and 60.6% of the voting power of the Dutch Company's capital stock and the balance of such equity and voting power was owned by the Finnish stockholders. The US. stockholders controlled the U.S. subsidiaries, 61% of Bioscience and 58% of Biocon prior to the Reorganization, with the balance of Bioscience and Biocon controlled by the Finnish stockholders. As such, the Reorganization was accounted for as a recapitalization except for the component associated with the Finnish stockholders, which was accounted for as a purchase. See Note 1 of the Notes to the Company's Consolidated Financial Statements.

  Promptly after the Reorganization was consummated, the Company issued a total of 2,000,000 shares of its Preferred Stock (convertible into a total of 1,052,638 shares of Common Stock) and Warrants covering 421,065 shares of Common Stock to several U.S. investors in exchange for an aggregate capital contribution of $5,000,000. In this round of financing, T. Rowe Price Threshold Fund III, L.P. ("Threshold") acquired 1,200,000 shares of Preferred Stock and Warrants covering 252,632 shares for an aggregate purchase price of $3,000,000, David J. Bershad acquired 120,000 shares of Preferred Stock and Warrants covering 25,264 shares for an aggregate purchase price of $300,000, Anthony J. Dimun (through an affiliated entity) acquired 40,000 shares of Preferred Stock and Warrants covering 8,422 shares for an aggregate purchase price of

$100,000, David H. MacCallum (through an affiliated entity) acquired 20,000 shares of Preferred Stock and Warrants covering 4,211 shares for an aggregate purchase price of $50,000 and Terry D. Wall (through an affiliated entity) acquired 160,000 shares of Preferred Stock and Warrants covering 33,685 shares for an aggregate purchase price of $400,000. Each share of Preferred Stock will convert into approximately 0.526 of a share of Common Stock upon consummation of this Offering. Messrs. Bershad, Dimun, MacCallum and Wall were directors of the Company at the time of this financing. Upon completion of the issuance of Series A Preferred Stock and Warrants and after giving effect to the Preferred Stock Conversion and the issuance of 55,264 shares of Common Stock to a former employee occurring simultaneously with the Series A Preferred Stock and Warrant transaction but without giving effect to any exercise of outstanding options or Warrants, (i) the Dutch Company owned 42.1% of the outstanding Common Stock, (ii) the initial U.S. stockholders owned directly an additional 43.3% of the outstanding Common Stock (excluding shares indirectly owned by virtue of their ownership of capital stock of the Dutch Company) and (iii) all other stockholders of the Company owned 14.6% of the outstanding Common Stock.

  As stated elsewhere herein, the Company's Preferred Stock will be automatically converted into Common Stock, and the unexercised Warrants will be called, upon closing of this Offering. Holders of the Preferred Stock and Warrants (including Threshold and Messrs. Bershad, Dimun, MacCallum and Wall or their affiliated entities) have rights to demand registration under the Securities Act of shares of Common Stock issuable pursuant to the conversion of the Preferred Stock and pursuant to the exercise of the Warrants on two occasions beginning six months after the closing of this Offering. Such investors also have the right to cause the Company to register such shares under the Securities Act pursuant to a "shelf" registration statement commencing one year after this Offering. In addition, in the event that the Company proposes to register any of its securities or the securities of any other shareholder under the Securities Act, the current holders of the Preferred Stock and Warrants will have rights, subject to certain exceptions and limitations, to have shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants included in such registration statement. See "Description of Capital Stock --Registration Rights of Certain Holders."

  From October 1994 through April 1995, the Company was a party to a distribution agreement with a subsidiary of Vital Signs which entitled that subsidiary to distribute the Company's products in the U.S. on a non-exclusive basis. During the term of that agreement, the Vital Signs subsidiary paid the Company approximately $105,000 for products purchased for distribution by such subsidiary. Pursuant to that relationship, the Company borrowed $100,000 from Vital Signs at an interest rate of nine percent per annum. In addition, upon termination of the distribution agreement, the Company agreed to pay the Vital Signs subsidiary $87,000 upon return of certain inventory. That amount, as well as all principal and interest due on such borrowing, was paid by the Company in 1996. Terry D. Wall, the Chairman of the Board of the Company, is the principal stockholder and Chief Executive Officer of Vital Signs and he, Anthony J. Dimun and David J. Bershad are directors of Vital Signs. The Company believes that the terms of these transactions were no less favorable to the Company than terms that would be available from similarly situated unrelated parties.

  During the three years ended December 31, 1996, Professor Tormala (an officer, director and principal beneficial stockholder of the Company) earned royalty payments totaling approximately $182,000 from the Company pursuant to the terms of an employment agreement that was terminated as of December, 1996 and license agreements covering certain of the Company's products. In lieu of continuing royalty payments under the employment agreement, Professor Tormala's new employment agreement provides for an increase in his base salary. See Note 5 of the Notes to the Company's Consolidated Financial Statements.

  Pentti Rokkanen, M.D., who beneficially owns 7.0% of the Company's outstanding Common Stock, provides consulting services to the Company. During the three years ended December 31, 1996, a total of approximately $95,000 of consulting fees were accrued and ultimately paid to Professor Rokkanen.

  As described elsewhere herein, the Company presently is considering the possibility of contracting with a third party to provide a manufacturing operation to the Company in the eastern U.S. If the Company pursues such an arrangement, it will solicit bids from reliable medical device manufacturers, including Thomas Medical Products, Inc. ("Thomas"), a wholly-owned subsidiary of Vital Signs. Messrs. Wall, Dimun and Bershad, each of whom are directors of Vital Signs, will not participate in any such determination pertaining to Thomas.

  Terry Wall, Pertti Tormala and the Company are each one-third equity owners in a business organized to engage in developing, manufacturing and selling polymer-based advanced drug delivery systems (the "Business"). The Company acquired its interest in the Business from an unrelated individual in 1996 in exchange for a payment of $85,000 and has not incurred any expenses relating to the Business since that time. The Business has no tangible assets and is expected to be in the development stage for a period of at least four years. The Board of Directors has concluded that in light of the substantial expenditures that would be required in order to bring any of the Business' products to market, it is in the best interests of the Company and its stockholders for the Company to forego its development of the Business and to spin-off the Business. The Company intends to distribute its interest in the Business to stockholders of record of the Company as of a date prior to the closing of this Offering. Accordingly, investors in this Offering will not have an ownership interest in the Business. Professor Tormala's employment agreement with the Company enables him to dedicate certain of his services to the Business, but provides that he may not work more than 16 hours per month during business hours on matters pertaining to the Business. See "Management -
 Employment Agreements."

  During 1994 and 1995, Messrs. Wall, Anderson, Bershad, Dimun and MacCallum contributed $494,000, $150,000, $61,000, $33,333 and $11,667, respectively, to subsidiaries of the Company in exchange for shares of capital stock of such subsidiaries. Such shares were exchanged for shares of Common Stock and shares of the Dutch Company's capital stock pursuant to the Reorganization.

  Through December 31, 1996, the Company granted executive officers and directors options to purchase a total of 395,431 shares of Common Stock with exercise prices ranging from $0.9025 to $9.50 per share. Specifically, (i) David W. Anderson, a director and the Company's Chief Executive Officer and President, was granted options to purchase 277,009 shares of Common Stock at an exercise price of $0.9025 per share; (ii) Michael J. O'Brien, the Company's Vice President, Finance and Administration and Chief Financial Officer, was granted options to purchase 65,790 shares of Common Stock at an exercise price of $9.50 per share; and (iii) Stephen A. Lubischer, the Company's Vice President, U.S. Sales, was granted options to purchase 39,474 shares of Common Stock at an exercise price of $4.75 per share and options to purchase 13,158 shares of Common Stock at an exercise price of $9.50 per share. The options granted to Messrs. Anderson, O'Brien and Lubisher have ten year terms and were granted pursuant to the Company's Stock Option/Stock Issuance Plan. See "Management--Stock Option/Stock Issuance Plan". Of the options granted to Mr. Anderson, 60% are presently fully vested, 20% will vest on March 31, 1998 and the remainder will vest on March 31, 1999. For information regarding the vesting of Mr. O'Brien's options and Mr. Lubisher's options, see "Management-- Executive Compensation." For information regarding employment agreements with executive officers, see "Management - Employment Agreements."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of December 31, 1996, and as adjusted to reflect the sale of Common Stock offered by the Company hereby, for (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all directors and Named Executive Officers as a group.

                                                           PERCENT OF TOTAL(1)
                                                           --------------------
                                                 SHARES    PERCENT    PERCENT
                                              BENEFICIALLY  BEFORE     AFTER
NAMES OF BENEFICIAL OWNER(2)                    OWNED(1)   OFFERING OFFERING(3)
----------------------------                  ------------ -------- -----------
Bionix, B.V.(4)..............................  2,684,211     42.1      30.1
Terry D. Wall(5).............................  2,568,715     40.1      29.2
T. Rowe Price Threshold Fund III, L.P.(6) ...    884,211     13.3      10.1
David W. Anderson(7).........................    249,167      3.9       2.8
David J. Bershad(8)..........................    393,886      6.2       4.5
Anthony J. Dimun(9)..........................    193,571      3.0       2.2
Stephen A. Lubischer(10).....................     15,790      *          *
Michael J. O'Brien...........................         --      --        --
David H. MacCallum(11).......................    138,813      2.2       1.6
Pentti Rokkanen(12)..........................    443,217      7.0       5.0
Pertti Tormala(13)...........................  1,124,818     17.7      12.8
Pertti Viitanen(14)..........................    144,840      2.3       1.6
All directors and Named Executive Officers
 as a group (nine persons)(15)...............  4,829,600     73.8      54.3

--------
(*) Less than 1%.
(1) Applicable percentage ownership is based on 6,371,062 shares of Common Stock outstanding as of December 31, 1996 (giving pro forma effect to the Preferred Stock Conversion) together with applicable stock options and Warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to the Warrants and shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days after December 31, 1996, are deemed outstanding for computing the percentage ownership of the person holding such stock options or Warrants, but are not deemed outstanding for computing the percentage ownership of any other person. In light of the Commission's rules regarding the calculation of beneficial ownership with respect to exercisable Warrants, each holder of Warrants is deemed to be the beneficial owner of all shares covered by such holder's Warrants. Each owner of an equity interest in the Dutch Company is deemed to beneficially own a percentage of the shares of the Common Stock owned by the Dutch Company equal to such owner's proportionate equity interest in the Dutch Company.
(2) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Unless otherwise indicated, the address of all 5% shareholders is c/o the Company, 279B Great Valley Parkway, Malvern, Pennsylvania 19355. The address of T. Rowe Price Threshold Fund III, L.P. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3) In calculating the percentage ownership after this Offering, this table assumes that no holders of Warrants utilize a cashless exercise approach and that, as a result, a total of 421,065 shares of Common Stock are issued upon the closing of this Offering pursuant to the exercise of Warrants.
(4) The capital stock of the Dutch Company is owned by the former stockholders of the Company's operating subsidiaries. The Board of Directors of the Dutch Company consists of David W. Anderson (who is also the chief executive officer of the Dutch Company), David J. Bershad, Anthony J. Dimun, David H. MacCallum, Pertti Tormala, Pertti Viitanen, Terry D. Wall and Pentti Rokkanen, all but the last of whom are directors or executive officers of the Company. Messrs. Anderson, Bershad, Dimun, MacCallum and Wall beneficially own capital stock of the Dutch Company representing, in the aggregate, approximately 23.5% of the equity and 60.6% of the voting power of the Dutch Company's capital stock. Messrs. Tormala, Viitanen and Rokkanen own capital stock of the Dutch Company representing, in the aggregate, approximately 63.8% of the equity and 32.9% of the voting power of the Dutch Company's capital stock. The remaining equity and voting power of the Dutch Company's capital stock is allocated among several other Finnish investors.
(5) Mr. Wall's shares include 33,685 shares of Common Stock issuable upon the exercise of Warrants and 484,419 shares of Common Stock owned by the Dutch Company, representing Mr. Wall's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Mr. Wall has the right to cause the Dutch Company to transfer such 484,419 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Wall's shares of Common Stock and of the Dutch Company's capital stock are held in an investment partnership which he controls.
 (6) Such Fund's shares include 252,632 shares of Common Stock issuable upon the exercise of Warrants.
 (7) Mr. Anderson's shares include 83,104 shares of Common Stock issuable upon the exercise of vested stock options and 34,841 shares of Common Stock owned by the Dutch Company, representing Mr. Anderson's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Mr. Anderson has the right to cause the Dutch Company to transfer such 34,841 shares to him pursuant to an agreement with the Dutch Company. Pursuant to the Company's Stock Option/Stock Issuance Plan, Mr. Anderson has transferred to a trust established for his son vested stock options covering 61,947 of the afore-mentioned 83,104 shares.
 (8) Mr. Bershad's shares include 25,264 shares of Common Stock issuable upon the exercise of Warrants and 50,732 shares of Common Stock owned by the Dutch Company, representing Mr. Bershad's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Mr. Bershad has the right to cause the Dutch Company to transfer such shares to him pursuant to an agreement with the Dutch Company. A total of 254,732 of Mr. Bershad's shares of Common Stock and all of Mr. Bershad's shares of the Dutch Company's capital stock are held in an investment partnership which he controls.
 (9) Mr. Dimun's shares include 8,422 shares of Common Stock issuable upon the exercise of Warrants and 34,680 shares of Common Stock owned by the Dutch Company, representing Mr. Dimun's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Mr. Dimun has the right to cause the Dutch Company to transfer such 34,680 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Dimun's shares of Common Stock and of the Dutch Company's capital stock and all of his Warrants are held in entities which he controls.
(10) Mr. Lubischer's shares represent shares of Common Stock issuable upon the exercise of vested options.
(11) Mr. MacCallum's shares include 4,211 shares of Common Stock issuable upon the exercise of Warrants and 26,896 shares of Common Stock owned by the Dutch Company, representing Mr. MacCallum's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Mr. MacCallum has the right to cause the Dutch Company to transfer such shares to him pursuant to an agreement with the Dutch Company. A total of 10,527 of Mr. MacCallum's shares of Common Stock and all of his Warrants are held in an entity which he controls.
(12) Represents Professor Rokkanen's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Professor Rokkanen has the right to cause the Dutch Company to transfer such 443,217 shares to him pursuant to an agreement with the Dutch Company.
(13) Represents Professor Tormala's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Professor Tormala has the right to cause the Dutch Company to transfer such 1,124,818 shares to him pursuant to an agreement with the Dutch Company. That agreement enables Professor Tormala to direct the voting by the Dutch Company of a specified number of shares of the Company's Common Stock held by the Dutch Company. As of December 31, 1996, that specified number equals 2,052,643, representing Professor Tormala's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company (1,124,818 shares) and the proportionate equity interest of all other Finnish investors in such 2,684,211 shares (927,825 shares). The table above excludes from Professor Tormala's beneficial ownership the 927,825 shares attributable to the equity interests of such other Finnish investors.
(14) Represents Mr. Viitanen's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. Mr. Viitanen has the right to cause the Dutch Company to transfer such 144,840 shares to him pursuant to an agreement with the Dutch Company.
(15) Includes 71,582 shares of Common Stock issuable upon the exercise of Warrants, 98,894 shares of Common Stock issuable upon the exercise of vested stock options, and 1,901,226 shares of Common Stock owned by the Dutch Company, representing the directors' and Named Executive Officers' proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. The directors and Named Executive Officers as a group beneficially own approximately 70.8% of the equity and approximately 85.0% of the voting power associated with the capital stock of the Dutch Company. The directors and Named Executive Officers of the Company as a group have a right to vote all of the 2,684,211 shares of Common Stock owned by the Dutch Company. If all such 2,684,211 shares were deemed to be beneficially owned by the Company's directors and Named Executive Officers, such persons as a group would be deemed to be the beneficial owners of 5,612,585 shares of Common Stock, representing 85.8% of the shares outstanding before this Offering and 63.1% of the shares outstanding after this Offering.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 31,600,000 shares of Common Stock and 8,000,000 shares of Preferred Stock (after giving effect to a reduction in the authorized shares of Preferred Stock which will result from the mandatory conversion of the outstanding shares of Preferred Stock upon the closing of this Offering). The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by applicable law.

COMMON STOCK

  As of January 31, 1997, there were 6,638,122 shares of Common Stock outstanding, as adjusted to reflect the conversion of all outstanding shares of Preferred Stock and the Warrant Exercise at or before the closing of this Offering. Such shares were held of record by 21 stockholders.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon the closing of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  The holders of approximately 1,320,000 shares of Common Stock (the "Registrable Securities"), after giving effect to the mandatory conversion of the outstanding shares of Preferred Stock and the Warrant Exercise at or before the closing of this Offering, or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in that agreement, the holders of a majority of the Registrable Securities may require, on two occasions beginning six months following the date of this Prospectus, that the Company register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration statement, subject to the ability of the underwriters to limit the number of shares included in the offering (but to not less than 30% of the offering). The holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other things limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.

WARRANTS

  As of April 15, 1997, the Company had outstanding Warrants entitling the holders to purchase a total of 421,065 shares of Common Stock at an exercise price of $5.70 per share. To the extent that the Warrants are not exercised prior to the closing of this Offering, the Company will call the Warrants upon the closing of this Offering. Upon such call, the holders of the Warrants must either pay the exercise price in cash or arrange for a cashless exercise in which the Company will issue to each holder a number of shares of Common Stock having a fair market value equal to (x) the amount by which the fair market value of one share of Common Stock exceeds $5.70 multiplied by (y) the number of Warrants exercised. Except as otherwise indicated herein, this Prospectus assumes that a total of 267,060 shares of Common Stock will be issued upon exercise of the Warrants and that the Company will receive net proceeds of $500,000 in connection with such exercises.

CERTAIN CHANGE OF CONTROL PROVISIONS

  Bionx Implants, Inc. is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock.

  The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. Upon consummation of this Offering, the Company's Certificate of Incorporation will provide for staggered terms for members of the Board of Directors and will eliminate the right of stockholders to act without a meeting. The amendment of the staggered term and stockholder meeting provisions would require approval of at least two-thirds of the outstanding capital stock of each class of capital stock entitled to vote thereon. Additionally, the Bylaws of the Company will, upon consummation of this Offering, establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors.

  The above-mentioned provisions of Delaware law and of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Stocktrans, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could materially and adversely affect the market prices of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could also materially and adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise equity capital in the future.

  Upon completion of this Offering, the Company will have 8,638,122 shares of Common Stock outstanding, assuming no exercise of options after December 31, 1996 and after giving effect to the Preferred Stock Conversion and the Warrant Exercise. Of these shares, the 2,000,000 shares sold in this Offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 6,638,122 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144 or Rule 144(k) under the Securities Act. The Company's directors, executive officers and certain other stockholders of the Company that beneficially own or have dispositive power over 6,461,273 shares of Common Stock outstanding prior to this Offering, including Common Stock to be issued upon the closing of this Offering pursuant to the conversion of the Company's Preferred Stock and pursuant to the exercise of all outstanding Warrants, have entered into lock-up agreements under which they have agreed not to sell, offer, make any short sale or otherwise dispose of or enter into any contract, arrangement or commitment to sell or otherwise dispose of any shares of Common Stock or securities convertible or exchangeable or exercisable for any rights to purchase or acquire Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of UBS Securities LLC. UBS Securities LLC has advised the Nasdaq Stock Market that it will not grant any such consent prior to September 4, 1997 with respect to shares issued pursuant to the Preferred Stock Conversion and the Warrant Exercise. Holders of 176,849 shares of Common Stock are subject to similar restrictions for a period of one year. The Company has entered into a similar six month lock-up agreement, except that the Company may grant options and issue stock under its current stock option and stock purchase plans, and pursuant to other currently outstanding options.

  Approximately 90 days after the completion of this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the future issuance of all shares of Common Stock reserved for issuance under the Company's Stock Option/Stock Issuance Plan. As of December 31, 1996, an aggregate of 424,382 shares of Common Stock were reserved for issuance pursuant to outstanding options and 425,618 shares of Common Stock have been reserved for future grant under the Company's Stock Option/Stock Issuance Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares registered thereunder will, subject to Rule 144 limitations applicable to affiliates, be available for sale in the public market, except to the extent that such shares are subject to vesting restrictions with the Company or certain contractual restrictions on sale or transfer (including options covering 395,431 shares which are subject to Lock-up Agreements).

  No shares of Common Stock, other than the 2,000,000 shares offered hereby and 3,846 shares subject to options which will be vested on or after the effective date of such Registration Statement on Form S-8 and which are held by persons who have not executed lock-up agreements, will be available for immediate sale prior to the expiration of the lock-up agreements. The 6,638,122 shares held by existing stockholders will become eligible for public resale upon expiration of the lock-up agreements, subject in some cases to volume limitations imposed by Rule 144, subject to an exclusion of those shares of Common Stock acquired upon payment of the cash exercise price of Warrants and subject to the Company's ability or obligation to register any of these shares for resale at any time after the lock-up agreements expire.

  After this Offering, the holders of approximately 1,320,000 shares of Common Stock (after giving effect to the Preferred Stock Conversion and the Warrant Exercise) will be entitled to certain demand and piggyback rights with respect to the registration of such shares under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock. If the Company, either on its own behalf or on behalf of certain shareholders, were to initiate a registration and include shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales could have an adverse effect on the Company's ability to raise needed capital. See "Certain Transactions" and "Description of Capital Stock - Registration Rights of Certain Holders."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for a minimum holding period (which the Securities and Exchange Commission has reduced from two years to one year, effective in April 1997), including the holding period of any prior owner, except an affiliate, is entitled to sell in "broker's transactions" or to market makers, within any three month period commencing
90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 86,000 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for a minimum holding period (reduced from three years to two years, effective April 29, 1997), is entitled to sell such shares without being required to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   UBS Securities LLC.................................................
   Hambrecht & Quist LLC..............................................
   Volpe Brown Whelan & Company, LLC..................................
                                                                       ---------
       Total.......................................................... 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligations to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed ten percent of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the public offering of the shares of Common Stock, the Offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock to cover over allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The executive officers, directors, employees and certain other stockholders of the Company who beneficially own or have dispositive power over substantially all of the shares of Common Stock outstanding prior to this Offering, including Common Stock to be issued upon the closing of this Offering pursuant to the conversion of the Company's Preferred Stock and pursuant to the exercise of Warrants, have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for periods ranging from 180 days to one year after the date of this Prospectus. UBS Securities LLC has advised the Nasdaq Stock Market that it will not grant any such consent prior to September 4, 1997 with respect to shares issued pursuant to the Preferred Stock Conversion and the Warrant Exercise. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant options and issue shares under its current Stock Option/Stock Issuance Plan and may issue shares pursuant to other currently outstanding options. David H. MacCallum, the Managing Director for Life Sciences Investment Banking at UBS Securities LLC, is a director of the Company.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of five percent of the number of shares of Common Stock offered hereby.

  In September 1996, an entity affiliated with Hambrecht and Quist LLC and certain individuals affiliated with UBS Securities LLC purchased in connection with the Company's Series A Preferred Stock financing an aggregate of 240,000 shares of Series A Preferred Stock at a price of $2.49 per share and Warrants to purchase 50,526 shares of Common Stock at a price of $.0475 per Warrant with an exercise price of $5.70 per share. Such Preferred Stock will convert into 126,318 shares of Common Stock and the Warrants will be exercised prior to, or upon, the closing of this Offering. Upon such conversion and assuming the exercise in full of such Warrants, the entity affiliated with Hambrecht & Quist LLC will beneficially own 147,370 shares of the Company's Common Stock and the individuals affiliated with UBS Securities LLC will beneficially own, in the aggregate, 29,479 shares (excluding shares unrelated to the Preferred Stock and Warrants) of the Company's Common Stock. Such securities have been deemed to be compensation received by the Underwriters in connection with this Offering.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price was determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial offering price.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Bionx Implants, Inc. as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Risk Factors -- Uncertainties Relating to Licenses, Trade Secrets, Patents and Proprietary
Rights" and "Business -- Licenses, Trade Secrets, Patents and Proprietary Rights" on matters of U.S. intellectual property law have been reviewed and approved by Kenyon & Kenyon, New York, New York, U.S. intellectual property counsel for the Company, as experts in U.S. intellectual property law, and are included herein in reliance upon such review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 29549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. To the extent that statements contained in this Prospectus as to the contents of any contract or any other document relate to a contract or document that is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web that will contain reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Independent Auditors' Report............................................. F-2
Financial Statements:
Consolidated Balance Sheets at December 31, 1995 and 1996................ F-3
Consolidated Statements of Operations for the Years ended December 31,
 1994, 1995, and 1996 ................................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 ended December 31, 1994, 1995, and 1996................................. F-5
Consolidated Statements of Cash Flows for the Years ended December 31,
 1994, 1995, and 1996.................................................... F-6
Notes to Consolidated Financial Statements............................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Bionx Implants, Inc.:

  We have audited the accompanying consolidated balance sheets of Bionx Implants, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bionx Implants, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                              KPMG Peat Marwick LLP
Philadelphia, Pennsylvania
January 24, 1997, except
for the first paragraph of
Note 15 which is as of February 24, 1997

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                          DECEMBER 31,
                                     -----------------------
                                                                  PRO FORMA
                                                              DECEMBER 31, 1996
                                        1995         1996         (NOTE 2)
                                     -----------  ----------  -----------------
                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents (note
   2)..............................  $    50,662   1,593,131      2,093,131
  Inventory, net (note 3)..........      731,644   1,030,809      1,030,809
  Trade accounts receivable, net of
   allowance of $97,325 as of
   December 31, 1996...............      398,168   1,708,432      1,708,432
  Grants receivable................        7,730     122,711        122,711
  Deferred offering costs (note
   15).............................          --      194,981        194,981
  Prepaid expenses and other
   current assets..................      170,065     153,005        153,005
                                     -----------  ----------     ----------
Total current assets...............    1,358,269   4,803,069      5,303,069
Investments........................      104,161     100,334        100,334
Deposits...........................          --       43,964         43,964
Plant and equipment, net (note 4)..      331,808     483,219        483,219
Goodwill and intangibles, net......          --    3,939,163      3,939,163
                                     -----------  ----------     ----------
Total assets.......................  $ 1,794,238   9,369,749      9,869,749
                                     ===========  ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQ-
 UITY (DEFICIT)
Current liabilities:
  Trade accounts payable...........  $   908,695     848,127        848,127
  Long-term debt, current portion
   (note 7)........................      363,293     223,037        223,037
  Related party (note 5)...........      198,096     163,184        163,184
  Current income tax liability.....          --      205,065        205,065
  Accrued and other current liabil-
   ities (note 6)..................      464,225   1,317,196      1,317,196
                                     -----------  ----------     ----------
Total current liabilities..........    1,934,309   2,756,609      2,756,609
                                     -----------  ----------     ----------
Long-term debt (note 7)............      896,204     590,336        590,336
                                     -----------  ----------     ----------
Series A mandatorily redeemable
   convertible preferred stock, par
   value $0.001 per share;
   2,000,000 shares authorized,
   none issued and outstanding at
   December 31, 1995 and 2,000,000
   shares issued and outstanding as
   of December 31, 1996 (converts
   into 1,052,638 pro forma common
   shares as of December 31, 1996
   upon consummation of the
   offering contemplated herein)
   (note 8)........................          --    5,000,000            --
                                     -----------  ----------     ----------
Stockholders' equity (deficit)
 (notes 8,9,15):
  Preferred stock, par value $0.001
     per share, 8,000,000 shares
     authorized and none issued and
     outstanding...................          --          --             --
  Common stock, par value $0.0019
   per share, 31,600,000 shares
   authorized and 5,318,424 shares
   issued and outstanding as of
   December 31, 1996 (6,638,122 pro
   forma common shares as of
   December 31, 1996 upon
   conversion of the Series A
   preferred stock in conjunction
   with the Offering contemplated
   herein).........................    1,343,316      10,105         12,612
  Additional paid-in capital.......      580,998   8,967,993     14,465,486
  Accumulated deficit..............   (2,693,442) (7,685,717)    (7,685,717)
  Foreign currency translation
   adjustment......................     (267,147)   (269,577)      (269,577)
                                     -----------  ----------     ----------
Total stockholders' equity (defi-
 cit)..............................   (1,036,275)  1,022,804      6,522,804
                                     -----------  ----------     ----------
  Commitments and contingencies
   (note 10)
Total liabilities and stockholders'
 equity (deficit)..................  $ 1,794,238   9,369,749      9,869,749
                                     ===========  ==========     ==========

          See accompanying notes to consolidated financial statements.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                      YEARS ENDED
                                                     DECEMBER 31,
                                           -----------------------------------
                                              1994        1995        1996
                                           ----------  ----------  -----------
Revenues:
  Product sales..........................  $1,264,733   1,354,719    5,033,952
  License and grant revenues (note 13)...      15,682     266,887      345,203
                                           ----------  ----------  -----------
    Total revenues.......................   1,280,415   1,621,606    5,379,155
                                           ----------  ----------  -----------
Cost of goods sold.......................     476,447     538,013    2,214,061
                                           ----------  ----------  -----------
Gross profit.............................     803,968   1,083,593    3,165,094
                                           ----------  ----------  -----------
Selling, general and administrative......     693,159   2,164,340    4,527,421
Acquired in-process research and develop-
 ment....................................         --          --     2,832,035
Research and development.................     189,530     274,213      459,666
                                           ----------  ----------  -----------
Total operating expenses.................     882,689   2,438,553    7,819,122
                                           ----------  ----------  -----------
Operating loss...........................     (78,721) (1,354,960)  (4,654,028)
                                           ----------  ----------  -----------
Other income and expenses:
  Interest expense.......................     (93,250)    (98,021)     (86,906)
  Other, net.............................      10,208     (25,035)     (42,951)
                                           ----------  ----------  -----------
    Total other income (expense), net....     (83,042)   (123,056)    (129,857)
                                           ----------  ----------  -----------
Loss before provision for income taxes...    (161,763) (1,478,016)  (4,783,885)
Provision for income taxes (note 12).....         --          --      (208,390)
                                           ----------  ----------  -----------
Net loss.................................  $ (161,763) (1,478,016)  (4,992,275)
                                           ==========  ==========  ===========
Pro forma net loss per share (note 2)....                          $     (0.78)
                                                                   ===========
Shares used in computing pro forma net
 loss per share (note 2).................                            6,400,271
                                                                   ===========


          See accompanying notes to consolidated financial statements.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                      COMMON
                                       STOCK                                FOREIGN       TOTAL
                                     PAR VALUE   ADDITIONAL                CURRENCY   STOCKHOLDERS'
                          PREFERRED  OR STATED    PAID-IN    ACCUMULATED  TRANSLATION    EQUITY
                            STOCK      VALUE      CAPITAL      DEFICIT    ADJUSTMENT    (DEFICIT)
                          --------- -----------  ----------  -----------  ----------- -------------
Balance, January 1, 1994
 (unaudited)............    $--         494,406    299,998   (1,053,663)   (188,529)     (447,788)
  Proceeds from the
   issuance of common
   stock................     --         269,577     95,000          --          --        364,577
  Foreign currency
   translation
   adjustment...........     --             --         --           --      (35,210)      (35,210)
  Net loss..............     --             --         --      (161,763)        --       (161,763)
                            ----    -----------  ---------   ----------    --------    ----------
Balance, December 31,
 1994...................     --         763,983    394,998   (1,215,426)   (223,739)     (280,184)
  Proceeds from the
   issuance of common
   stock................     --         579,333    186,000          --          --        765,333
  Foreign currency
   translation
   adjustment...........     --             --         --           --      (43,408)      (43,408)
  Net loss..............     --             --         --    (1,478,016)               (1,478,016)
                            ----    -----------  ---------   ----------    --------    ----------
Balance, December 31,
 1995...................     --       1,343,316    580,998   (2,693,442)   (267,147)   (1,036,275)
  Effect of
   reorganization
   (note 1).............     --      (1,333,266) 8,442,389          --          --      7,109,123
  Proceeds from the
   issuance of common
   stock................     --              55     49,820          --          --         49,875
  Issuance costs--Series
   A mandatorily
   redeemable
   convertible preferred
   stock................     --             --    (105,214)         --          --       (105,214)
  Foreign currency
   translation
   adjustment...........     --             --         --           --       (2,430)       (2,430)
  Net loss..............     --             --         --    (4,992,275)        --     (4,992,275)
                            ----    -----------  ---------   ----------    --------    ----------
Balance, December 31,
 1996...................    $--          10,105  8,967,993   (7,685,717)   (269,577)   (1,022,804)
                            ====    ===========  =========   ==========    ========    ==========

          See accompanying notes to consolidated financial statements.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                    YEARS ENDED
                                                   DECEMBER 31,
                                          ---------------------------------
                                            1994        1995        1996
                                          ---------  ----------  ----------
Cash flows from operating activities:
  Net loss..............................  $(161,763) (1,478,016) (4,992,275)
                                          ---------  ----------  ----------
  Adjustments to reconcile net loss to
   net cash
   used in operating activities:
   Depreciation and amortization........     61,432      71,194     161,434
   Acquired in-process research and de-
    velopment...........................        --          --    2,832,035
   Other non-cash charges...............         -           -      105,600
   Change in assets and liabilities:
    (Increase) decrease in accounts re-
     ceivable...........................     12,785      19,772  (1,310,264)
    Increase in inventory...............    (82,196)   (150,547)   (299,165)
    Increase in grants receivable.......        --          --     (114,981)
    Increase in deferred insurance
     costs..............................        --          --     (194,981)
    (Increase) decrease in prepaid ex-
     pense and other assets.............     (3,000)    (54,589)     17,060
    Increase in deposits................        --          --      (43,964)
    Increase (decrease) in accounts pay-
     able...............................     10,721      79,047     (60,568)
    Increase (decrease) in related par-
     ty.................................        --      198,096     (34,912)
    Increase in current tax liability...        --          --      205,065
    Increase (decrease) in accrued and
     other liabilities..................    133,682    (240,309)    852,971
                                          ---------  ----------  ----------
                                            133,424     (77,336) (2,115,330)
                                          ---------  ----------  ----------
Net cash used in operating activities...    (28,339) (1,555,352) (2,876,945)
                                          ---------  ----------  ----------
Cash flows from investing activities:
  Purchases of plant and equipment......     (3,008)    (37,316)    (80,520)
  Purchases of investments..............        --       (2,056)        --
  Proceeds from sale of investments.....        --          --        3,827
                                          ---------  ----------  ----------
Net cash used in investing activities...     (3,008)    (39,372)    (76,693)
                                          ---------  ----------  ----------
Cash flow from financing activities:
  Proceeds from long-term debt..........        --      484,139         --
  Repayment of long-term debt...........   (196,445)        --     (446,124)
  Net proceeds from the issuance of pre-
   ferred stock.........................        --          --    4,894,786
  Proceeds from the issuance of common
   stock................................    364,577     765,333      49,875
                                          ---------  ----------  ----------
Net cash provided by financing activi-
 ties...................................    168,132   1,249,472   4,498,537
                                          ---------  ----------  ----------
Net effects of foreign exchange rate
 differences............................    (35,210)    (43,408)     (2,430)
                                          ---------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents............................    101,575    (388,660)  1,542,469
Cash and cash equivalents at beginning
 of period..............................    337,747     439,322      50,662
                                          ---------  ----------  ----------
Cash and cash equivalents at end of pe-
 riod...................................  $ 439,322      50,662   1,593,131
                                          =========  ==========  ==========
Supplemental disclosure of cash flow in-
 formation:
 Cash paid for interest.................  $     --       54,213     195,035
 Cash paid for taxes....................        --          --        3,325
                                          =========  ==========  ==========
Non-cash investing activities:
 Issuance of common stock related to the
  reorganization........................  $     --          --   $7,109,123
                                          =========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

(1) ORGANIZATION

 Basis of Presentation

  Bionx Implants, Inc. (the Company) was incorporated in October, 1995 as a Delaware corporation. In 1996, the Company completed a reorganization, described more fully below, whereby four corporate entities that constituted the business activities of the Company were reorganized into Bionx Implants, Inc. The shareholders of the four separate corporations who were shareholders having a common interest in the combined activities of the business exchanged their share pro-rata, directly or indirectly, for the shares of Bionx Implants, Inc.

  Given the common ownership relationship of the four predecessor corporations and the subsequent reorganization into the Company described below, the accompanying financial statements include the four predecessor corporations' financial statements combined as of December 31, 1995 and for each of the years ended December 31, 1994, 1995 and for the period January 1, 1996 to September 2, 1996 and consolidated as of December 31, 1996 and for the period from September 3, 1996 to December 31, 1996.

 Reorganization

  In September 1996, the Company completed its reorganization. A group of common stockholders controlled the U.S. subsidiaries and 61% of Bioscience, Ltd. and approximately 58% of Biocon, Ltd. prior to the reorganization, with the balance of the Finnish subsidiaries controlled by a group of minority shareholders (the Minority Interest). The reorganization was accounted for as a recapitalization except for the component associated with the Minority Interest, which was accounted for as a purchase. The purchase price for the Minority Interest has been allocated to assets acquired and liabilities assumed based on their fair market value at the date of the reorganization. The fair value of the assets acquired and liabilities assumed, after giving effect to the write-off of certain purchased research and development ($2,832), is summarized as follows (in thousands):

      Current assets................................................... $1,549
      Property and equipment...........................................    266
      Intangibles......................................................    800
      Goodwill.........................................................  3,219
      Current liabilities..............................................   (751)
      Long-term liabilities............................................   (343)

  Pursuant to the reorganization, (i) the Company's four operating entities became wholly-owned subsidiaries of the Company, (ii) each of the Company's Finnish shareholders received capital stock of a Dutch company, and (iii) each of the Company's United States investors received capital stock of both a Dutch company and the Company. Upon consummation of the reorganization, the sole assets of the Dutch company were 2,684,211 shares of the Company's common stock. As a result of the reorganization, the Company has four wholly-owned subsidiaries--Orthosorb, Inc., Biostent, Inc., Bioscience, Ltd., and
Biocon, Ltd.

  Shortly after the reorganization was completed, the Company issued a total of 2,000,000 share of its Series A mandatorily redeemable preferred stock ("Series A") and 421,065 common stock warrants to certain accredited investors in exchange for an aggregate capital contribution of $5,000,000.

 Business Purpose

  The Company is a leading developer, manufacturer and marketer of self-reinforced, resorbable polymer implants, including screws, pins, arrows and stents, for use in a variety of applications which include

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES
orthopaedic surgery, urology, dentistry and maxillo-facial surgery. The Company's proprietary manufacturing processes self-reinforce a resorbable polymer, modifying the gel-like or brittle polymer structure into a physiologically strong structure with controlled, variable strength retention (ranging from three weeks to six months depending upon the medical indication). The Company currently markets its nine product lines through managed networks of independent agents, distributors and dealers.

  Since inception, the Company has sustained operating losses and has not generated positive cash flow from operations. The Company plans to continue to finance its future operations with proceeds from the sale of capital stock, such as the proposed initial public offering contemplated by the prospectus ("Offering"), and revenues from future product sales, royalty payments and license and government grant payments, if any. The Company's future operations are dependent upon the successful execution of planned financings, such as the Offering, and ultimately, upon achieving profitable operations, if ever. If the Offering contemplated herein is not consummated, it will be necessary for the Company to seek other sources of capital or adjust its proposed future operating plans.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the financial statements of the Company and its four wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash on hand and in the bank as well as short-term securities. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

 Inventory

  Inventory is valued at the lower of cost or market, with cost being determined under a first-in, first-out (FIFO) method. Reserves are established for excess and obsolete inventory on a specific identification basis.

 Investments

  Investments consist of certain real property interests in Finland. The Company can classify its equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All of the Company's investments are classified as held-to-maturity and are recorded at amortized cost, adjusted for

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES
the amortization or accretion of premiums or discounts. All other investments would be classified as available-for-sale.

  A decline in the market value below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned. The amortized cost approximates market value as of December 31, 1995 and 1996.

 Plant and Equipment

  Major additions and replacements of assets are capitalized at cost. Maintenance, repairs, and minor replacements are expensed as incurred. Machinery and equipment are depreciated using the straight-line method over a five to fifteen-year period. Leasehold improvements and equipment acquired under capital lease are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.

 Intangibles

  Patents and rights are stated at cost. Amortization of patents is recorded using the straight-line method over the remaining legal lives of the patents generally for periods ranging up to 12 years.

 Goodwill

  Goodwill is amortized on a straight-line basis over 20 years. On a periodic basis, the Company evaluates the carrying value of intangible assets based upon expectations of undiscounted cash flows.

 Certain Risks and Concentrations

  The Company extends unsecured trade credit in connection with its commercial sales to a diversified customer base comprised of both foreign and domestic entities, most of which are concentrated in the healthcare industry.

  The Company invests its excess cash in deposits with major U.S. financial institutions and money market funds. To date, the Company has not experienced any losses on its cash equivalents and money market funds.

  The Company's products require approvals or clearances from the U.S. Food and Drug Administration (FDA) and international regulatory agencies prior to commercialized sales. There can be no assurance that the Company's products will receive any of the required approvals or clearances. If the Company were denied such approvals or clearances, or such approvals or clearances were delayed, it would have a material adverse impact on the results of operations and financial position of the Company.

 Fair Value of Financial Instruments

  Financial Accounting Standards Board Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash, trade accounts receivable, prepaid expenses and other current assets, trade accounts payable and accrued expenses reported in the combined balance

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES
sheets equal or approximate fair value due to their short maturities. Based on the borrowing rates currently available to the Company, the fair value of all of the Company's loans is approximately $700,000.

 Stock Option Plan

  Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

 Revenue Recognition

  Revenue from product sales is recognized upon shipment and passage of title to the customer. Revenue from license fees is recognized when the required milestones are met. Revenue from grant agreements is recognized in the period in which the related expenses are incurred and in accordance with the Company's obligations under the terms of the respective grants.

 Research and Development

  All research and development costs are expensed as incurred.

 Foreign Currency Translation

  The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. Substantially all assets and liabilities of the foreign subsidiaries are translated at year-end exchange rates and income and expense items are translated at an average exchange rate for the year. Exchange adjustments resulting from foreign currency transactions are generally recognized in operations, while adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' equity (deficit). The Company does not hedge its currency translation exposure.

 Accounting for Income Taxes

  The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes.

  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate change is enacted.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

 Pro Forma Net Loss Per Share (Unaudited)

  Pro forma net loss per share is computed using the weighted average number of common shares outstanding giving effect to certain adjustments described below. Common equivalent shares from stock options are excluded from the computation of pro forma net loss per share as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission (SEC) Staff Accounting Bulletins and SEC staff policy, common stock and common stock equivalent shares issued at prices below the anticipated initial public offering price during the preceding twelve months of the offering have been included in the computation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated offering price).

  Pursuant to SEC staff policy, the calculation of shares used in computing pro forma net loss per share also includes the weighted average number of common equivalent shares of Series A preferred stock and warrants that will automatically convert into shares of common stock upon completion of the Offering (using the if-converted method) from their respective original dates of issuance.

  The following table sets forth the calculation of the total number of shares used in the computation of pro forma net loss per common share:

                                                                    FOR THE
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
Weighted average common shares outstanding.......................  5,281,020
Weighted average of incremental shares assumed to be outstanding related to common stock options and warrants granted and
 convertible preferred stock based on the treasury stock method..    778,951
Weighted average convertible preferred stock (if converted
 method).........................................................    340,300
                                                                   ---------
Weighted average common and common equivalent shares used in computation of pro forma net loss per common share..............  6,400,271
                                                                   =========

 Pro Forma Balance Sheet (Unaudited)

  The unaudited pro forma balance sheet as of December 31, 1996 reflects the conversion of the existing 2,000,000 shares of Series A mandatorily redeemable convertible preferred stock into 1,052,638 shares of common stock (adjusted for the common stock reverse split), which conversion is contingent upon the closing of the Offering. In addition, the unaudited pro forma balance sheet as of December 31, 1996 assumes that a total of 267,060 shares of Common Stock will be issued upon the exercise of outstanding warrants and that the Company will receive net proceeds of $500,000 in connection with such exercises.

(3) INVENTORY

  Inventory consists of the following components as of December 31, 1995 and 1996:

                                                             1995       1996
                                                           ---------  ---------
Raw materials............................................. $  80,108    101,122
Finished goods............................................   812,557  1,210,033
                                                           ---------  ---------
                                                             892,665  1,311,155
Less reserves.............................................  (161,021)  (280,346)
                                                           ---------  ---------
                                                           $ 731,644  1,030,809
                                                           =========  =========

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

(4) PLANT AND EQUIPMENT

  Plant and equipment consist of the following components as of December 31, 1995 and 1996:

                                                              1995       1996
                                                            ---------  --------
Machinery and production equipment......................... $ 658,711   883,015
Computer equipment.........................................    13,829    14,613
                                                            ---------  --------
                                                              672,540   897,628
Less accumulated depreciation..............................  (340,732) (414,410)
                                                            ---------  --------
                                                            $ 331,808   483,219
                                                            =========  ========

(5) RELATED PARTY TRANSACTIONS

  Under an employment agreement dated August 21, 1992, the Company was obligated to pay an executive officer (Dr. Pertti Tormala) a 2 percent royalty on sales of certain products for which the Company received a patent after August 1992. This agreement also required that the Company pay a minimum royalty of approximately $2,200 per month. Dr. Tormala and another employee are parties to an additional agreement that provides royalties on sales of a specific product patented prior to 1992, again subject to certain annual minimums. The aggregate amount of all royalties due to employees related to these agreements was $98,096 and $163,184 as of December 31, 1995 and 1996, respectively.

  The December 31, 1995 related party balance also included a $100,000 interest-bearing loan from Vital Signs, Inc., a company for which the Chairman of the Board and another director of the Company are executives. This loan was repaid in 1996.

  The Company's product development efforts are dependent upon Dr. Tormala, who is a founder, director, and executive officer of the Company and is currently an Academy Professor at the Technical University in Tampere, Finland and as such is permitted by the University to devote his efforts to developing new products for the Company. This executive utilizes a group of senior researchers, graduate students, and faculty at the Technical University to perform research and development projects involving resorbable polymers and other topics impacting the Company's technology and processes. This arrangement, partially funded by the Company and permitted in Finland as a means of encouraging the commercialization of technological development, has resulted in substantial cost savings to the Company while substantially expanding its product development effort. The Company's funding obligation, which amounted to $0, $0 and approximately $167,000 during the years ended December 31, 1994, 1995 and 1996, respectively, consists of providing the University with reasonable compensation for University resources (including graduate students) utilized by the Company.

(6) ACCRUED AND OTHER CURRENT LIABILITIES

  Accrued and other current liabilities consist of the following components as of December 31, 1995 and 1996:

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                                                                1995     1996
                                                              -------- ---------
Commissions and royalties.................................... $ 21,948   359,687
Wages........................................................  133,495   184,920
Withholding tax and social security..........................  177,940   157,325
Interest.....................................................  130,842    77,252
Inventory purchases..........................................      --     23,002
Professional fees............................................      --    305,492
Value-added and other taxes..................................      --     78,981
Other........................................................      --    130,537
                                                              -------- ---------
                                                              $464,225 1,317,196
                                                              ======== =========

(7) LONG-TERM DEBT

  Long-term debt consists of the following components as of December 31, 1995 and 1996:

                                                              1995       1996
                                                           ----------  --------
Loans from financial institutions......................... $  595,134   546,930
Loans from Finnish government.............................    352,911   226,483
Bank note payable.........................................    300,000       --
Other debt................................................     11,452    39,960
                                                           ----------  --------
                                                            1,259,497   813,373
Less current portion......................................   (363,293) (223,037)
                                                           ----------  --------
                                                           $  896,204   590,336
                                                           ==========  ========

  The loans from the financial institutions are payable in semi-annual and annual installments with interest rates ranging from 3.7 to 13.0 percent. The loans from the Finnish government are made in order to support technology development and are payable in annual installments with an interest rate of 1 percent. The bank note payable was a demand bank note which accrued interest at the prime rate. The bank note was repaid with the proceeds of the Series A mandatorily convertible preferred stock offering.

  The loans are secured by all of the assets of the Finnish subsidiaries.

  The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1996 are as follows: 1997, $223,037; 1998, $238,153; 1999, $242,830; 2000, $60,856 and 2001, $48,497.

(8) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The Company issued 2,000,000 shares of its Series A mandatorily redeemable convertible preferred stock (Series A Preferred), and warrants to purchase 421,065 shares of common stock (at an exercise price of $5.70 per share) in September 1996. Net proceeds to the Company were $4,894,786.

  The holders of Series A Preferred are not entitled to dividends, unless declared by the Company. Dividends, if any, are non-cumulative. As of December 31, 1996, no such dividends have been declared on the Series A.

  The holders of Series A Preferred are entitled to a liquidation preference over all other types of capital stock. The preference equals $2.50 per share together with all accrued and unpaid dividends plus an amount equal to the Series A Preferred pro rata share of all remaining Company assets available for distribution. In addition, each share of Series A Preferred is convertible into common stock at a conversion ratio of 1 for 1.9.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

Further, such conversion becomes automatic immediately prior to the closing of an initial public offering for the sale of the Company's common stock at an aggregate gross sales proceeds of not less than $10,000,000 at a price of $9.50 per share or more.

  In connection with the Series A Preferred offering, the Company issued warrants covering 421,065 shares. The warrants entitle the holders to purchase from the Company a total of 421,065 shares of common stock at an exercise price of $5.70 per share, subject to adjustment as defined. Until such time as the warrants are exercised in full or expire, the purchase price and the number of shares of common stock (or other securities) issuable upon exercise of the warrants are subject to adjustment for dilution, as defined. The warrants expire on September 5, 2001. The Company may require the exercise of the warrants upon the occurrence and satisfaction of certain conditions applicable to the closing of the Company's proposed Offering.

  The Company is obligated to redeem the Series A Preferred at its redemption value, at any time after August 2001, upon the written request of a majority of the Series A Preferred stockholders.

(9) COMMON STOCKHOLDERS' EQUITY

  Common stockholders' equity consists of the following as of December 31, 1995 and 1996:

                                     1995                         1996
                         ---------------------------- ----------------------------
                                           ADDITIONAL                   ADDITIONAL
                                  COMMON    PAID-IN             COMMON   PAID-IN
                         SHARES   STOCK     CAPITAL    SHARES    STOCK   CAPITAL
                         ------ ---------- ---------- --------- ------- ----------
Biocon, Ltd.:
  Class A, at stated
   value................ 10,647 $  240,101  $    --         --  $   --  $      --
  Class B, at stated
   value................  3,587     80,033       --         --      --         --
Bioscience, Ltd., at
 stated value...........  4,050  1,023,180       --         --      --         --
Biostent, Inc., at
 stated value...........  1,031          1     9,999        --      --         --
OrthoSorb, Inc., at
 stated value...........  1,031          1   570,999        --      --         --
Bionx Implants, Inc. ...    --         --        --   5,318,424  10,105  8,967,993
                                ----------  --------  --------- ------- ----------
                                $1,343,316  $580,998  5,318,424 $10,105 $8,967,993
                                ==========  ========  ========= ======= ==========

  In September 1996, 55,264 shares of common stock were issued to a former employee, in accordance with the terms of his employment, at a price of $.9025 per share, the estimated fair market value of such stock on the date that such commitment was made, as determined by the Board of Directors. See note 1 for a discussion of the reorganization in September 1996.

(10) COMMITMENTS AND CONTINGENCIES

  The Company leases offices and laboratory facilities, equipment, and vehicles under various noncancelable operating lease arrangements. Future minimum rental commitments required by such leases are as follows:

      YEAR ENDING DECEMBER 31:
      ------------------------
         1997 ........................................................  $137,739
         1998 ........................................................   111,902
         1999 ........................................................   109,890
         2000 ........................................................    99,231
         2001.........................................................    99,231

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

  Rental expense for the years ended December 31, 1994, 1995 and 1996 aggregated $105,041, $90,815 and $98,755, respectively.

(11) STOCK OPTION PLANS

  In September 1996, the Board of Directors adopted a stock option plan (the 1996 Option Plan) under which the number of common shares which may be granted under the Option Plan, as amended, cannot exceed 850,000 shares. The 1996 Option Plan permits the granting of both incentive stock options and non-qualified options. Options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the grant date.

  At December 31, 1996, there were 425,618 additional shares available for grant under the 1996 Option Plan. The per share weighted-average fair value of stock options granted during 1995 and 1996 was $0.46 and $5.86 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1995--expected dividend yield 0%, risk-free interest rate of 7.06%, and an expected life of 10 years; 1996--expected dividend yield 0%, risk-free interest rate of 6.50%, and an expected life of 10 years.

  The Company applies APB Opinion No. 25 in accounting for its 1996 Option Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                          1995         1996
                                                       -----------  -----------
Net loss:
  As reported......................................... $(1,478,016) $(4,992,275)
  Pro forma (unaudited) ..............................  (1,530,121)  (5,074,269)

  Since no stock options or warrants were granted prior to January 1, 1995, the pro forma net loss reflects the full impact of calculating compensation cost for stock options under SFAS No. 123.

  A summary of activity under the 1996 Option Plan from January 1, 1994 to December 31, 1996 is as follows:

                                                               RANGE OF EXERCISE
                                                       SHARES  PRICES PER SHARE
                                                       ------- -----------------
Balance, January 1, 1994..............................     --    $        --
  Granted.............................................     --             --
                                                       -------   ------------
Balance, December 31, 1994............................     --             --
  Granted............................................. 277,009         0.9025
                                                       -------   ------------
Balance, December 31, 1995............................ 277,009         0.9025
  Granted............................................. 147,373      4.75-9.50
                                                       -------   ------------
Balance, December 31, 1996............................ 424,382   $0.9025-9.50
                                                       =======   ============
Shares exercisable at December 31, 1996............... 102,740   $0.9025-4.75
                                                       =======   ============

  As part of an employment agreement, an officer and stockholder of the Company was granted an option in 1995 to purchase an equivalent of 277,009 common shares at an exercise price of $.9025 per share, the deemed fair market value at the grant date as determined by the Board of Directors. These options vest 30% on each of the first and second and 20% on each of the third and fourth anniversaries of the grant date and are exercisable over a period no longer than ten years after the grant date.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

  On September 2, 1996, the Company granted various employees options to acquire 58,686 shares of common stock at $4.75 per share, the deemed fair value at the date of grant as determined by the Board of Directors. A total of 19,635 shares vested during 1996 and the balance substantially vest 20% per year on each of the next four years at December 31.

  On November 24, 1996, the Company granted various employees options to acquire 88,687 shares of common stock at $9.50 per share, the deemed fair value at the grant date as determined by the Board of Directors. A grant of options covering 65,790 shares vests as follows: 15,790 on each of the first and second anniversaries of the date of grant, 13,158 on the third anniversary of the date of grant, and 10,526 on the fourth and fifth anniversaries of the date of grant. The remaining options covering 22,897 shares vest 20% per year on each of the next five anniversaries of the date of grant.

(12) INCOME TAXES

  At December 31, 1996, the Company and its subsidiaries had available U.S. and Finnish net operating loss carryforwards ("NOL") of approximately $2.1 million for income tax reporting purposes, which are available to offset future taxable income, if any, through 2011.

  The Tax Reform Act of 1986 (the "Act") provides for a limitation on the annual use of U.S. NOL carryforwards (following certain ownership changes, as defined by the Act) that could significantly limit the Company's ability to utilize certain carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings as well as the proposed Offering. Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because tax law limits the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these carryforwards for income tax purposes.

  Income tax expense attributable to the loss before provision for taxes was $208,390 for the year ended December 31, 1996 and differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax loss as a result of the following:

                                                                      1996
                                                                   -----------
Computed "expected" tax benefit................................... $(1,674,360)
Increase (reduction) in income taxes resulting from:
  Difference in the foreign tax rates.............................     (47,430)
  Acquisition of in-process research and development..............     991,212
  Change in the valuation allowance for Federal deferred tax
   assets.........................................................     896,930
  Other, net......................................................      42,038
                                                                   -----------
Income tax expense................................................ $   208,390
                                                                   ===========

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the Federal, foreign and state deferred tax assets at December 31, 1995 and 1996 are presented below:

                                                           1995        1996
                                                         ---------  ----------
Deferred tax assets:
  Net operating loss carryforwards...................... $ 350,893     787,485
  Research and development costs........................   177,537     184,125
  Depreciation adjustments..............................    55,661      60,937
  Inventory-related items...............................    93,761     615,638
  Recognition of accrued expenses or reserves for
   financial statement reporting purposes but not for
   income tax reporting purposes........................    64,408     128,844
                                                         ---------  ----------
  Total gross deferred tax assets.......................   742,260   1,777,029
  Less valuation allowance..............................  (742,260) (1,777,029)
                                                         ---------  ----------
Net deferred tax assets................................. $     --          --
                                                         =========  ==========

  The net change in the total valuation allowance for the years ended December 31, 1994, 1995, and 1996 were increases of approximately $79,195, $155,140 and $1,034,769, respectively.

(13) LICENSE AND GRANT REVENUE

  In May 1995, the Company entered into an exclusive license agreement with Ethicon GmbH (a wholly-owned subsidiary of Johnson & Johnson) to market a product based on the Company's patents for bioresorbable membranes. As part of this agreement, Ethicon GmbH paid the Company nonrefundable license fees and milestone revenue of $199,904 and $201,287 for the years ended December 31, 1995 and 1996, respectively. The license agreement requires Ethicon GmbH to pay royalties based upon net sales of these products. This license agreement terminates upon the later of the expiration of all of the Company's patent rights covering its membrane technology or 20 years.

  In addition, the Company has applied for grants from the Finnish government to conduct research on resorbable polymers. The revenue from such grants was $15,682, $66,983 and $143,916 for the years ended December 31, 1994, 1995 and
1996, respectively. In connection with such grants, the Company typically commits to perform research projects and to report on the status of, and the conclusions drawn from, its projects.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

(14) GEOGRAPHIC INFORMATION

  To date, the Company has manufactured its products solely in its facility in Finland. The Company sells products in the U.S. through a network of independent sales agents managed from its U.S. headquarters and sells products internationally through a network of independent distributors and dealers managed from the Company's facility in Finland. Information regarding the Company's product sales, net losses and identifiable assets by geographic area is set forth below.

                              UNITED
                              STATES       EUROPE     ELIMINATIONS  CONSOLIDATED
                            -----------  -----------  ------------  ------------
Year ended
December 31, 1994
Product sales:
  Customers................ $   440,348  $   824,385  $       --    $ 1,264,733
  Intercompany.............         --           --           --            --
                            -----------  -----------  -----------   -----------
Total product sales........     440,348      824,385          --      1,264,733
Net loss...................     (15,200)    (146,563)         --       (161,763)
Identifiable assets........     340,191    1,931,892     (242,725)    2,029,358
Year ended
December 31, 1995
Product sales:
  Customers................ $   477,952  $   876,767  $       --    $ 1,354,719
  Intercompany.............         --       985,354     (985,354)          --
                            -----------  -----------  -----------   -----------
Total product sales........     477,952    1,862,121     (985,354)    1,354,719
Net loss...................  (1,323,214)      79,601     (234,403)   (1,478,016)
Identifiable assets........     745,329    2,310,037   (1,261,128)    1,794,238
Year ended
December 31, 1996
Product sales:
  Customers................ $ 3,412,204  $ 1,621,748  $       --    $ 5,033,952
  Intercompany.............         --     3,506,864   (3,506,864)          --
                            -----------  -----------  -----------   -----------
Total product sales........   3,412,204    5,128,612   (3,506,864)    5,033,952
Net loss...................  (2,269,215) (1,476,516)   (1,246,544)   (4,992,275)
Identifiable assets........   5,061,627    8,468,315   (4,160,193)    9,369,749

(15) SUBSEQUENT EVENTS

 Reverse Stock Split

  On February 24, 1997, the Company effected a 1 for 1.9 reverse stock split. All common shares, per share and pro forma amounts in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to reflect this common stock reverse split for all periods presented. Preferred stock amounts, other than the shares of common stock into which the Series A Preferred is convertible, have not been retroactively adjusted to reflect the reverse stock split.

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

 Initial Public Offering (Unaudited)

  On February 14, 1997, the Board of Directors authorized the filing of a registration statement for the Offering with the Securities and Exchange Commission for the sale of 2,000,000 shares of common stock. If the Offering is consummated under the terms presently anticipated, all 2,000,000 shares of the Series A Preferred outstanding as of the closing date of the Offering will be automatically converted into 1,052,638 shares of common stock on a 1 for
1.9 basis and the Company will have the right to require the exercise of warrants to purchase 421,065 shares of common stock. No dividends will be payable with respect to such preferred stock. The deferred offering costs associated with the Offering, which represent legal and printing costs, will be recorded as a reduction of stockholders' equity (deficit) if the Offering is consummated. If the Offering is not consummated, the deferred offering costs will be charged to operations.

 Spin-Off (Unaudited)

  Two of the Company's shareholders and the Company are each one third equity owners in a business organized to engage in developing, manufacturing and selling polymer-based advanced drug delivery systems (the "Business"). On February 14, 1997, the Board of Directors concluded that in light of the substantial expenditures that would be required in order to bring any of the Business' products to market, it is in the best interests of the Company and its shareholders for the Company to forego its development of the Business and to spin-off the Business. The Company intends to distribute its interest in the Business to shareholders of record of the Company as of a date prior to the effective date of the Offering.

  No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  17
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  18
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
of Operations............................................................  21
Business.................................................................  27
Management...............................................................  47
Certain Transactions.....................................................  54
Principal Stockholders...................................................  57
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  64
Experts..................................................................  64
Additional Information...................................................  65
Financial Statements..................................................... F-1

                               -----------------

  Until May   , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                2,000,000 Shares

                          [LOGO] BIONX IMPLANTS INC.

                                  Common Stock

                               -----------------
                                   PROSPECTUS
                                 April   , 1997
                               -----------------


                                 UBS Securities

                               Hambrecht & Quist

                          Volpe Brown Whelan & Company

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market application and listing fee.

   SEC registration fee............................................... $  9,758
   NASD filing fee....................................................    3,720
   Nasdaq National Market application and listing fee.................   40,019
   Printing and engraving costs.......................................  100,000
   Legal fees and expenses............................................  500,000
   Accounting fees and expenses.......................................  160,000
   Blue Sky fees and expenses.........................................   20,000
   Directors' and officers' liability insurance.......................  135,000
   Transfer Agent.....................................................    5,000
   Miscellaneous expenses.............................................   11,503
                                                                       --------
       Total.......................................................... $985,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directions and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, and the Company's by-laws provide that the Company shall indemnify to the fullest extent permitted by law, all present and former directors and officers, and any such person serving or agreeing to serve as an officer or director (or, in the case of the Certificate of Incorporation in any other capacity), with any other enterprise at the Company's request, in connection with any proceeding threatened, pending or instituted against such party by reason of their serving or agreeing to serve in such capacity. The Company's Certificate of Incorporation also permits indemnification of the Company's agents extending to the limits created by Delaware law. The Company's By-Laws describe certain procedures applicable to indemnification rights.


  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will provide for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since the Registrant's incorporation in October 1995, the Registrant has issued and sold the following unregistered securities.

  1. In September 1996, the Registrant issued and sold 5,263,160 shares of Common Stock pursuant to the Reorganization upon the transfer to the Registrant of all of the capital stock of four operating subsidiaries.

  2. In September 1996, the Registrant issued and sold 2,000,000 shares of Preferred Stock and warrants to purchase 421,065 shares of Common Stock (at an exercise price of $5.70 per share) to investors at an aggregate price of $5,000,000. The Preferred Stock will automatically convert into Common Stock upon consummation of this Offering. This Registration Statement assumes that a total of 267,060 shares of Common Stock will be issued upon exercise of such warrants and that the Registrant will receive net proceeds of $500,000 in connection with such exercises.

  3. In September 1996, the Registrant issued and sold 55,264 shares of its Common Stock to a former employee at an aggregate price of approximately $50,000. Such sale was made to honor a pre-existing commitment to the former employee.

  The Registrant from time to time has granted stock options to purchase shares of Common Stock to certain officers and employees. The following table sets forth certain information regarding such grants:

                                                                    RANGE OF
                                                   NO. OF SHARES EXERCISE PRICES
                                                   ------------- ---------------
   1995...........................................    277,009      $     .9025
   1996...........................................    147,373      $4.75-$9.50

  The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

 (a) Exhibits

  1.1*   Form of Underwriting Agreement.
         Restated Certificate of Incorporation of the Registrant as currently
  3.1*   in effect.
  3.2*   Form of Restated Certificate of Incorporation to be filed after the closing of the Offering made under this Registration Statement.
  3.3*   Bylaws of the Registrant, as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
 10.1*   Reorganization Agreement dated as of September 5, 1996.
 10.2*   Form of Registrant's 1996 Stock Option/Stock Issuance Plan.
 10.3*   Form of Amended and Restated Employment Agreement between the
         Registrant and David W. Anderson.
 10.4*   Form of Employment Agreement between the Registrant's Subsidiary and
         Pertti Tormala, as amended.
 10.5*   Form of Proprietary Information and Inventions Agreement.
 10.6*   Investors' Rights Agreement, dated as of September 6, 1996, between the Registrant and certain holders of the Registrant's securities.
 10.7*   Stock Purchase Agreement between the Registrant and Purchasers of the
         Company's Preferred Stock and Warrants.
 10.8*+  License Agreements between the Registrant's Subsidiary and Saul N.
         Schreiber.
 10.9*+  License Agreement among the Registrant's Subsidiary, Pertti Tormala,
         Markku Tamminmaki and Menifix I/S.
 10.10*+ Licensing, Manufacturing and Distribution Agreement among the
         Registrant's Subsidiary, Pertti Tormala and various Danish and Finnish inventors.
 10.11*  Shareholders' Agreement among Bionix, B.V. and certain shareholders of the Company.
 10.12*  Headquarters Lease.
 10.13*  Security Agreements and Secured Promissory Note.
 21.1*   List of Subsidiaries.
 23.1    Consent of KPMG Peat Marwick LLP (including a report regarding the financial statement schedule).
         Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (included
 23.2*   in Exhibit 5.1).
 23.3*   Consent of Kenyon & Kenyon.
 24.1*   Power of Attorney.
 27.1    Financial Data Schedule.

--------
 * Previously filed.
 + Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions of this exhibit have been separately filed with the Securities and Exchange Commission.

 (b) Financial Statement Schedules

  This Registration Statement includes the following financial statement schedule:

  (a) Schedule II -- Valuation and Qualifying Accounts

  All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF MALVERN, STATE OF PENNSYLVANIA, ON THE 24TH DAY OF APRIL, 1997.

                                          BIONX IMPLANTS, INC.

                                                   /s/ David W. Anderson
                                          By: _________________________________
                                            David W. Anderson
                                            (President and Chief Executive
                                             Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRANT'S REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

        /s/ David W. Anderson          President, Chief
-------------------------------------   Executive Officer       April 24, 1997
          DAVID W. ANDERSON             and Director
                                        (Principal
                                        Executive Officer)

        /s/ David J. Bershad*          Director
-------------------------------------                           April 24, 1997
          DAVID J. BERSHAD

        /s/ Anthony J. Dimun*          Director
-------------------------------------                           April 24, 1997
          ANTHONY J. DIMUN

              SIGNATURE                         TITLE                DATE

                                        Director
-------------------------------------
         DAVID H. MACCALLUM

         /s/ Pertti Tormala*            Director
-------------------------------------                           April 24, 1997
           PERTTI TORMALA

         /s/ Terry D. Wall*             Director
-------------------------------------                           April 24, 1997
            TERRY D. WALL

       /s/ Michael J. O'Brien*          Vice President,
-------------------------------------    Finance and            April 24, 1997
         MICHAEL J. O'BRIEN              Administration,
                                         Chief Financial
                                         Officer, Treasurer
                                         and Secretary
                                         (Principal
                                         Financial and
                                         Accounting Officer)

         /s/ David W. Anderson
*By__________________________________
           David W. Anderson
           Attorney-in-Fact

                                                                     SCHEDULE II

                     BIONX IMPLANTS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                                CHARGED                       CHARGED                       CHARGED
                      BALANCE     TO                BALANCE     TO                BALANCE     TO                BALANCE
                         AT    COSTS AND               AT    COSTS AND               AT    COSTS AND               AT
CLASSIFICATION        12/31/93 EXPENSES  DEDUCTIONS 12/31/94 EXPENSES  DEDUCTIONS 12/31/95 EXPENSES  DEDUCTIONS 12/31/96
--------------        -------- --------- ---------- -------- --------- ---------- -------- --------- ---------- --------
Inventory Reserves..    $--       --        --        --      161,021     --      161,021   119,325     --      280,346
                        ====      ===       ===       ===     =======     ===     =======   =======     ===     =======
Accounts Receivable
 Reserves...........    $--       --        --        --          --      --          --     97,325     --       97,325
                        ====      ===       ===       ===     =======     ===     =======   =======     ===     =======

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Restated Certificate of Incorporation of the Registrant as
         currently in effect.
  3.2*   Form of Restated Certificate of Incorporation to be filed after the closing of the Offering made under this Registration
         Statement.
  3.3*   Bylaws of the Registrant, as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
 10.1*   Reorganization Agreement dated as of September 5, 1996.
 10.2*   Form of Registrant's 1996 Stock Option/Stock Issuance Plan.
 10.3*   Form of Amended and Restated Employment Agreement between the
         Registrant and David W. Anderson.
 10.4*   Form of Employment Agreement between the Registrant's Subsidiary and Pertti Tormala, as amended.
 10.5*   Form of Proprietary Information and Inventions Agreement.
 10.6*   Investors' Rights Agreement, dated as of September 6, 1996, between the Registrant and certain holders of the Registrant's securities.
 10.7*   Stock Purchase Agreement between the Registrant and Purchasers of the Company's Preferred Stock and Warrants.
 10.8*+  License Agreements between the Registrant's Subsidiary and Saul
         N. Schreiber.
 10.9*+  License Agreement among the Registrant's Subsidiary, Pertti
         Tormala, Markku Tamminmaki and Menifix I/S.
 10.10*+ Licensing, Manufacturing and Distribution Agreement among the
         Registrant's Subsidiary, Pertti Tormala and various Danish and
         Finnish inventors.
 10.11*  Shareholders' Agreement among Bionix, B.V. and certain shareholders of the Company.
 10.12*  Headquarters Lease.
 10.13*  Security Agreements and Secured Promissory Note.
 21.1*   List of Subsidiaries.
 23.1    Consent of KPMG Peat Marwick LLP (including a report regarding the financial schedule).
 23.2*   Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (to
         be included in Exhibit 5.1).
 23.3*   Consent of Kenyon & Kenyon.
 24.1*   Power of Attorney.
 27.1    Financial Data Schedule.

--------
 * Previously filed.
 + Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions of this exhibit have been separately filed with the Securities and Exchange Commission.